                                                                  EXHIBIT 99.24


           THE TABLE OF CONTENTS FOR THIS EXHIBIT IS FOUND AT PAGE 92



1978 SEC No-Act. LEXIS 560

 Securities Act of 1933 - Section 3(a) (9)

Feb 9, 1978

[*1]   Barnett Winston Investment Trust

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

OCT 11 1977

William D. King, Esquire
Mahoney Hadlow & Adams
Barnett Bank Building
100 Laura Street
P.O. Box 4099
Jacksonville, Florida 32201

Re: Barnett Winston Investment Trust (the "Trust")

Dear Mr. King:

   This is in response to your letter of September 22, 1977 regarding a proposed tender/exchange offer to be made by the Trust to existing debenture holders without compliance with the registration requirements of the Securities Act of 1933 (the "Act") in reliance upon the exemption provided by Section 3(a) (9) of the Act.

   We understand that the Trust proposes an offer to exchange new debentures and cash for its outstanding 8 1/4% Subordinated Debentures ("8 1/4% Debentures") to be made simultaneously with an offer to accept tenders of the 8 1/4% Debentures for cash. Acceptance of the exchange offer will result in elimination of accrued interest on the 8 1/4% Debentures.

   Trustees, officers and regular employees of the Trust may contact holders of 8 1/4% Debentures (the "holders") and recommend that they accept the tender and/or exchange offers. In addition, officers and employees [*2] of Barnett Winston Investment Counselors, Inc. (the "Adviser") may also solicit acceptances of the proposed tender and/or exchange offers. The Adviser has had a continuing relationship with the Trust through which it performs most administrative functions of the Trust. None of these persons will be specifically compensated for their efforts.


   The Trust intends to engage an investor relations firm to perform the following ministerial services: (a) advise and consult with the Trust as to terms of the offers and in the preparation of communications to the holders; (b) notify the holders of all appropriate details; (c) confirm the accuracy of the addresses of the holders; (d) ascertain by telephone whether each holder has received the Trust's mailing and understand the mechanics of the offers and answer questions relating to the mechanics of the offers; (e) responds to questions not concerning the mechanical requirements which are answered in the offering circular by directing the holder to the pertinent portion of the offering circular; (f) remind holders of all appropriate deadlines; (g) ascertain what action the holder plans to take with regard to the offers, communicate the response [*3] to the Trust, and maintain documentary records of the offers; and (h) communicate with the back office personnel of brokers, banks, and other nominees who hold 8 1/4% Debentures for the benefit of others to make sure the offer material is being forwarded properly and to request the back office personnel to check with the beneficial owners as to whether they have received the material and understand the mechanics of the offer.

   The investor relations firm will be instructed that it may not make any recommendation regarding acceptance or rejection of the offers and that if it is

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


asked for such advice by a holder it will respond that the holders should obtain such advice from his own advisers or contact appropriate officers or employees of the Trust. Fees for the services of the investor relations firm would be based on a flat, per holder or per contact basis plus reimbursement for expenses and would not be affected by or contingent upon the action of any holder with respect to the offers or the success or failure or the offers.

   In order to comply with local law requirements, the Trust will be required to engage a broker-dealer to act as its agent in connection with the offers in [*4] certain states. The broker-dealers will perform those functions outlined above to be performed by the investor relations firm; they will also deliver the new debentures issued to holders pursuant to the offers. The broker-dealers also will be under instructions to make no recommendations regarding acceptance or rejection of the exchange offer and will be compensated on a flat fee basis. The Trust will pay a fee to broker-dealers for soliciting acceptances of the cash tender offer but such broker-dealers may not directly or indirectly solicit acceptances or rejections of the exchange offer.

   On the basis of the information presented, as more fully set forth in your letter, and provided that broker-dealers who receive compensation for soliciting acceptances of the tender offer do not solicit acceptances or rejections of the exchange offer, directly or indirectly, the Division will not recommend any enforcement action to the Commission if the exchange and tender offers are made in the manner described in your letter without compliance with the registration requirements of the Act in reliance upon your opinion as counsel that the exemption afforded by Section 3(a) (9) of the Act is [*5] available.

   In connection with your request for confidential treatement of the correspondence for a period of 90 days after the thirtieth day following the staff's response, your letter and our response will not become publicly available until 120 days after the date of this letter.

   The Division of Market Regulation will respond separately to the questions raised in your letter concerning Sections 3(a) (4) and 3(a) (5) of the Securities Exchange Act of 1934 and Rule 10b-6 thereunder.

Sincerely,


Richard K. Wulff
Attorney Adviser
INQUIRY-1: MAHONEY HADLOW & ADAMS
ATTORNEYS AND COUNSELLORS
BARNETT BANK BUILDING
100 LAURA STREET
POST OFFICE BOX 4099
JACKSONVILLE, FLORIDA 32201
(904) 354-1100

September 22, 1977

Securities and Exchange Commission
500 North Capitol Street, N.W.
Washington, D.C. 20549

Attention: Office of Chief Counsel
Division of Corporation Finance

Office of Chief Counsel
Division of Market Regulation

Re: Barnett Winston Investment Trust

Gentlemen:

   Barnett Winston Investment Trust (the "Trust") proposes to make tender/exchange offers to the holders of its outstanding issue of 8-1/4% Subordinated Debentures due 1998 (the "8-1/4% Debentures"). Each holder [*6]

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

of 8-1/4% Debentures would be solicited, at the option of the holder, to: (1) tender his 8-1/4% Debentures for purchase by the Trust for cash, or (2) exchange his 8-1/4% Debentures for new debentures to be issued by the Trust (the "new debentures") and cash.


   On behalf of the Trust, we respectfully request that the Staff of the Securities and Exchange Commission indicate that it will not recommend that the Commission take any action with respect to: (1) the proposed exchange of 8-1/4% Debentures of the Trust, without registration under the Securities Act of 1933, as amended (the "1933 Act"), because such exchanges will be exempt from registration under the 1933 Act by virtue of Section 3(a) (9); (2) solicitations of such tenders for purchase and/or exchange, by Trustees, officers, and regular employees of the Trust, because such activities will not cause the exemption under Section 3(a) (9) of the 1933 Act to be unavailable, and will not cause any such Trustee, officer, or employee to be a "broker" or "dealer" as such terms are defined in Sections 3(a) (4) and 3(a) (5) of the Securities Exchange Act of 1934, as amended (the "1934 Act"); (3) solicitations of such tenders for purchase [*7] and/or exchange, by certain officers and regular employees of the Trust's Adviser, because such activities will not cause the exemption under
Section 3(a) (9) of 1933 Act to be unavailable, and will not cause any such officer or employee to be a "broker" or "dealer" as such terms are defined in Sections 3(a) (4) and 3(a) (5) of the 1934 Act; and (4) the Trust's employment of and payment of compensation to a professional investor relations firm and registered broker-dealers, for certain activities on behalf of the Trust as more fully described below, because such activities will not cause the exemption under Section 3(a) (9) of the 1933 Act to be unavailable. Further, we request, on behalf of the Trust, that the Staff indicate that it will recommend no action to the Commission under Rule 10b-6 under the 1934 Act, with respect to the proposed tender/exchange offers by the Trust, or, alternatively, that the Commission grant an exemption from Rule 10b-6 pursuant to subsection (f) thereof.

   A.  The Trust.

   The Trust is an unincorporated business trust organized under the laws of the State of Florida pursuant to a Declaration of Trust dated as of April 21, 1972, as amended (the "Declaration [*8] of Trust"). The outstanding equity securities of the Trust are registered under Section 12(g) of the 1934 Act, and the Trust is subject to the reporting and proxy solicitation requirements of the 1934 Act.

   B.  Outstanding Securities.

   The following table shows the title, amount, and approximate number of record holders as of July 25, 1977, of each class of publicly owned securities of the
Trust:

                                                                  Approx. No. of
                                                      Amount     Record Holders
                 Title of Class                    Outstanding   as of 7/25/77
Shares of Beneficial Interest, $.10 par value
("Shares")                                             1,663,310          4,330
Warrants (expiring July 13, 1978), to purchase
Shares ("Warrants")                                    1,656,690          3,509
8-1/4% Convertible Subordinated Debentures due
1998 ("8-1/4% Debentures")                           $30,000,000          1,943

   The Shares, Warrants, and 8-1/4% Debentures are traded in the over-the-counter market.

   The Warrants represent the right to purchase 1,656,690 Shares at an exercise price of $20 per Share (subject to adjustment in accordance with anti-dilution provisions) at any time until expiration on July 13, 1978 (subject to one or more extensions by the Trust to a date not later than July 13, 1982). None of the Warrants have been exercised since December [*9] 19, 1973.


   The 8-1/4% Debentures presently are convertible into Shares at a price of$31

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
per Share until December 1, 1978. On and after December 1, 1978, and until maturity, the 8-1/4% Debentures will be convertible, unless previously redeemed (which may not occur prior to May 1, 1979), at a price per share equal to 80% of the average market price of the Shares as determined during a prescribed trading period prior to December 1, 1978, but not to exceed $31 per Share; however, in the event that the conversion price on December 1, 1978, computed as described above, would be less than $31 per Share, the Trust will have the option to offer at that time to purchase at a price equal to 125% of the principal amount all 8-1/4% Debentures surrendered for such purchase on or after December 1, 1978, and before September 1, 1979. If the Trust exercises such option, the 8-1/4% Debentures will remain convertible at $31 per Share. The conversions prices are subject to adjustment in accordance with certain anti-dilution provisions set forth in the Indenture. On and after September 1, 1979, the 8-1/4% Debentures will be redeemable at the option of the Trust at declining call premiums specified [*10] in the Indenture. The Indenture requires sinking fund payments of $1.5 million to be made in each year from 1983 to 1997, except as reduced by the surrender of 8-1/4% Debentures purchased or otherwise acquired by the Trust. None of the 8-1/4% Debentuures have been converted since their issuance in November, 1973.

   The Trust has not issued any Shares, Warrants, or 8-1/4% Debentures since more than three years ago.

   Enclosed is a table showing for the periods indicated the range of low bid and high asked prices in the over-the-counter market for each of the outstanding publicly owned securities of the Trust, as reported by the National Quotation Bureau Incorporated.

   C.  Management of the Trust; the Adviser.

   The Trust is managed under the general supervision and control of seven Trustees. The Trust pays each Trustee a fee. Five of the Trustees have other principal occupations or business activities. The remaining two Trustees, one of whom devotes substantially all of his time and one of whom devotes approximately one half of his time to the business and affairs of the Trust, also receive compensation from Barnett Winston Investment Counselors, Inc., the Adviser to the Trust [*11] (the "Adviser") or from Barnett Winston Company, which owns 100% of the Adviser.

   The Trust has four executive officers, none of whom receive direct remuneration from the Trust for their services as such. One of those officers, the President, is also one of the two Trustees of the Trust referred to above.

   Since prior to the commencement of business by the Trust in 1972, the Adviser has furnished services to the Trust under an Advisory Contract, dated July 7, 1972, as amended, and as renewed from year to year. Under the Advisory Contract, subject to the managerial control of the Trustees, the Adviser furnishes investment advice and policy recommendations to the Trustees, administeres the day-to-day investment operations of the Trust and performs or supervises the performance of most administrative functions of the Trust, selects and conducts relations on behalf of the Trust with persons doing business with the Trust, and provides and pays the expenses of office space and equipment and the necessary executive, clerical, and secretarial personnel for the performance of the foregoing services. Prior to 1976, the Trust had no employees of its own, and any functions which would have [*12] been performed by employees of the Trust were performed on behalf of the Trust by the Adviser, through its employees or employees of Barnett Winston Company, or by independent contractors. Since 1976, the Trust has employed persons as on-site project employees in connection with the operation of its real estate properties acquired by or in lieu of foreclosure of mortgage loans, such as resident managers, leasing agents, and maintenance personnel. However, the Adviser or independent contractors, acting as property managers, continue to supervise the operations of the property by the on-site employees of the Trust.


   Prior to the beginning of the Trust's fiscal year ended September 30, 1975, the Adviser was compensated on a fee basis, based upon factors such as the amount committed by the Trust for mortgage loans and certain other permitted

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


investments, the "net profits" of the Trust and the relationship of certain expenses of the Trust (including the Adviser's fee) to the assets and income of the Trust. For the year ended September 30, 1975, the Adviser was paid a minimum fee of $650,000. Since the beginning of the fiscal year ended September 30, 1976, the Trust has compensated [*13] the Adviser in an amount equal to its actual expenses (including allocated portions of the general overhead and administrative expenses of Barnett Winston Company) as approved by a majority of the Trustees who are not "Affiliates" (as defined) of the Adviser. Thus, while the Trust does not pay any direct remuneration to its officers as such, or to the officers and employees of the Adviser, it indirectly bears the cost of remuneration and other employment expenses incurred by the Adviser.

   D.  Proposed Tender/Exchange Offers.

   The Trust in reliance on the exemption contained in Section 3(a) (9) of the 1933 Act does not intend to register the proposed exchange offer under the 1933 Act. The Trust proposes to deliver or mail to existing holders of the 8-1/4% Debentures an offering circular setting forth the terms of the offers, the terms of the new debentures, and material information concerning the Trust. The Trust understands that the exchange offer will be subject to certain anti-fraud provisions of the 1933 Act, and that the tender/exchange offers will be subject to certain anti-fraud provisions of the 1934 Act.

   As indicated above, it is expected that existing holders of 8-1/4% [*14] Debenrures will be given the option to tender their 8-1/4% Debentures for purchase by the Trust for cash, or to exchange their 8-1/4% Debentures for new debentures and cash. The Trust does not intend to consummate any purchases or exchanges pursuant to the offers unless the Trustees of the Trust determine that the results of the offers are satisfactory to the Trust.

   The cash tender offer price for 8-1/4% Debentures will be at a substantial discount from the face amount. The Trust does not expect at the time of consummation of the offers to have sufficient funds available for the purchase of all the outstanding 8-1/4% Debentures pursuant to the tender offer. In the event that the total of the cash tender offer prices for 8-1/4% Debentures tendered for purchase during the first ten days of the offering exceeds the amount of funds which the Trust has available for such purchases, purchases by the Trust of 8-1/4% Debentures tendered for purchase during such ten-day period will be prorated, and the 8-1/4% Debentures tendered for purchase but not purchased will be returned to their respective holders. Otherwise, 8-1/4% Debentures tendered for purchase will be purchased in the order [*15] in which they are tendered, until the available funds are exhausted.

   The face amount of the new debentures to be issued in exchange for 8-1/4% Debentures, plus the amount of any additional cash consideration to be paid by the Turst, will be equal to or less than the face amount of the 8-1/4% Debentures exchanged. The new debentures will not provide for a sinking fund but will probably have a shorter maturity than the 8-1/4% Debentures, the new debentures will carry a substantially lower interest rate than the 8-1/4% Debentures, and the new debentures will not be convertible. The new debentures will be made senior or superior in right of payment to any 8-1/4% Debentures which are not tendered or exchanged, but will be subordinate in right of payment to "Superior Indebtedness" of the Trust, to the same extent as the 8-1/4% Debentures. The new debentures will be governed by an indenture qualified under the Trust Indenture Act of 1939, as amended.


   The net effect of the tender/exchange offers will be to give the holders of 8-1/4% Debentures of the Trust an option to accept the cash tender offer, or to accept new debentures and possibly additional cash consideration in exchange for [*16] 8-1/4% Debentures, or to accept neither of the offers and to remain as holders of 8-1/4% Debentures.

   Trustees, officers, and regular employees of the Trust will solicit acceptances of the offers by holders of 8-1/4% Debentures through the mail, telephone calls, or personal visits. All of the employees of the Trust who engage in such activities will be regular, full time personnel of the Trust who have significant responsibilities other than the solicitation of the offers and who have not been hired for or just prior to the offers. No trustee, officer, or employee of the Trust will receive any special remuneration for solicitations in connection with the offers, although the Trust will reimburse them for any expenses incurred in connection with such solicitations.

   The Trust also proposes to use officers and regular employees of the Adviser to solicit acceptances of the exchange offer by the holders of 8-/14% Debentures, through the mail, telephone calls, or personal visits. All of such persons will be regular, full time personnel of the Adviser who have significant responsibilities with respect to the Trust's business other than the solicitation of the exchange offers and who [*17] have not been hired for or just prior to the offers. None of such officers or employees of the Adviser will receive any special remuneration for solicitations in connection with the offers, although the Trust will reimburse them for any expenses incurred in connection with such solicitations.

   The Trust intends to engage an investor relations firm to perform certain ministerial services in connection with the offers. It is presently anticipated that such firm will provide the following services: (a) advise and consult with the Trust as to terms of the offers and in the preparation of communications from the Trust to the holders of 8-1/4% Debentures; (b) notify the holders of 8-1/4% Debentures of all appropriate details; (c) confirm the accuracy of the addresses of holders of 8-1/4% Debentures; (d) ascertain by telephone whether each holder of 8-1/4% Debentures has received the Trust's mailing and understands the mechanics of the offers, and answer questions relating to the mechanics of the offers; (e) respond to questions not concerning the mechanical requirements which are answered in the offering circular, by directing the holder to the pertinent portion of the offering circular; [*18] (f) remind holders of 8-1/4% Debentures of all appropriate deadlines; (g) ascertain what action the holder of 8-1/4% Debentures plans to take with regard to the offers, communicate the response to the Trust and maintain documentary records of the offers; (h) communicate with the back office personnel of brokers, banks, and other nominees who hold 8-1/4% Debentures for the benefit of others to make sure the offer material is being forwarded properly and to request the back office personnel to check with the beneficial owners as to whether they have received the material and understand the mechanics of the offers.


   The investor relations firm will be instructed that it may not make any recommendation regarding acceptance or rejection of the offers, and if it is asked for such advice by a holder of 8-1/4% Debentures it will respond that the holders should obtain such advice from his own advisers or contact appropriate officers or employees of the Trust. Fees for the services of the investor relations firm will be based on a flat, per holder or per contact basis, plus reimbursement for expenses such as postage and long distance telephone charges. The fees paid to the investor relations [*19] firm will not be affected in any manner by the action of any holder of 8-1/4% Debentures with respect to the offers or contingent upon the success or failure of the offers.

   In order to comply with the securities or blue sky laws of several states the Trust will be required to make the offers through a broker-dealer registered in each of those states to act as its agent in connection with the offers. The functions of such broker-dealer will be limited to the services outlined above to be performed by the investor relations firm, and to delivering to holders of the 8-1/4% Debentures the new debentures to be issued pursuant to the offers. The broker-dealers will be instructed to make no recommendations regarding acceptance or rejection of the offers. The broker-dealers will be compensated on a flat fee, per holder or per contact, basis plus reimbursement of expenses.

   In connection with the cash tender offer to purchase 8-1/4% Debentures, the Trust may engage broker-dealers to solicit acceptances of the tender offer and may pay a commission to broker-dealers who tender 8-1/4% Debentures on behalf of their clients. The offering circular will clearly state that fees will be paid [*20] to broker-dealers only for 8-1/4% Debentures tendered for cash, that no fee will be paid for 8-1/4% Debentures exchanged for new debentures or for new debentures plus additional cash consideration, and that broker-dealers soliciting acceptances of the tender offer may not directly or indirectly solicit acceptances or rejections of the exchange offer.

   E.  Section 10(b) and Rule 10b-6.

   The 8-1/4% Debentures were originally issued in a registered public offering (pursuant to Form S-11 Registration Statement No. 2-49369) in November, 1973, and presently are convertible into Shares at $31 per share. No 8-1/4% Debentures have been converted into Shares since their issuance. The Warrants were originally issued together with Shares as "Units" in a registered public offering (pursuant to Form S-11 Registration Statement No. 2-44298) in July, 1972, each Unit consisting of one Share and a Warrant to purchase one additional Share. The Shares and Warrants were made separately transferable effective July 30, 1972. As discussed above, the Warrants are exercisable at a price of $20 per share, and no Warrants have been exercised since December 19, 1973.

   We have been advised by the Trust [*21] that no distribution of Shares, 8-1/4% Debentures, Warrants, or a security of the same classes and series, by the Trust or any person in a control relationship with the Trust, is now in progress or pending.


   It is the Trust's view that Rule 10b-6 was not intended to preclude an issuer's exchange of its own securities under the circumstances of the proposed offers. It is our understanding, however, that for the purposes of Rule 10b-6, the Commission might view the existence of convertible debentures or warrants, or both, as a continuing "distribution" of the securities for which they are convertible or exercisable, as well as a continuing "distribution" of the convertible debentures or warrants themselves as "rights" to purchase the underlying securities. As a practical matter, no such distribution of the Trust's equity securities is taking place in fact, since the 8-1/4% Debentures are not being converted and the Warrants are not being exercised. In view of the wide disparity between the conversion price of the 8-1/4% Debentures and the exercise price of the Warrants on the one hand and the current market valu of the Shares on the other hand, it is not reasonable to expect that [*22] any conversions or exercises of these securities will occur during the continuance of the offers.

   We have advised the Trust that if the Staff indicates that it will not recommend that the Commission take enforcement action under Rule 10b-6 or, alternatively, if the Commission grants an exemption under subsection (f) of Rule 10b-6 with regard to the proposed tender/exchange offers, that other anti-fraud and anti-manipulative provisions of the 1934 Act, including Section 9(a) (2), Section 10(b) (including Rule 10b-5) and Section 14(e), are applicable to certain aspects of the proposed offers. The Trust also understands that Rule 10b-13 prohibits the Trust from making any purchases of its equity securities otherwise than pursuant to such offers, from the time the offers are publicly announced until the expiration of the offers.

   F.  Conclusions and Requests.

   Based upon the foregoing, we have reached the following conclusions:

   1. The combination of the proposed cash tender offer with the proposed exchange offer will not cause the exemption from registration under Section 3(a)
(9) of the 1933 Act to be unavailable. Charne Industries, Inc., available February 28, 1974.

   2. [*23] The relinquishment or surrender of unpaid, accrued interest on the 8-1/4% Debentures will not cause the exemption under Section 3(a) (9) of the 1933 Act to be unavailable. See NJB Prime Investors, available May 14, 1976; Four-Phase Systems, Inc., available November 8, 1973; Conrad Precision Industries, Inc., available August 28, 1973; Wright Airlines, Inc., available August 23, 1973.

   3. Trustees, officers, and regular employees of the Trust, consistent with the exemption from registration in Section 3(a) (9) of the 1933 Act, may contact holders of 8-1/4% Debentures and recommend that they accept the tender and/or exchange offers. Further, such soliciting activities will not cause any

Trustee, officer, or employee of the Trust to be a "broker" or "dealer" as such terms are defined in Sections 3(a) (4) and 3(a) (5) of the 1934 Act.

   4. In view of the continuing relationship between the Trust and the Adviser and the fact that officers and employees of the Adviser perform most administrative functions of the Trust, subject to the managerial control of the Trustees, solicitation of acceptances of the proposed tender/exchange offers from holders of 8-1/4% Debentures, by officers and [*24] employees of the Adviser, will not cause the exemption under Section 3(a) (9) of the 1933 Act to be unavailable. Further, such soliciting activities will not cause any officer or employee of the Adviser to be a "broker" or "dealer" as such terms are defined in Sections 3(a) (4) and 3(a) (5) of the 1934 Act.


   5. The Trust may employ an investor relations firm to perform certain ministerial functions, as set out on pages 7-8 of this letter, without causing loss of the exemption under Section 3(a) (9) of the 1933 Act. See Valhi, Inc., available February 17, 1977; Dominion Mortgage & Realty Trust, available October 29, 1975; The Carter Organization, Inc., available April 7, 1975; Georgeson & Co., available June 11, 1973.

   6. The Trust, consistent with Section 3(a) (9) of the 1933 Act, may pursuant to the requirements of certain state securities or blue sky laws engage broker-dealers registered in such states to perform ministerial functions, similar to those performed by an investor relations firm. See Western Pacific Industries, Inc., available October 11, 1976.

   7. The Trust may compensate broker-dealers for soliciting acceptances from holders of 8-1/4% Debentures of the cash [*25] tender offer, provided that such broker-dealers do not solicit acceptances or rejections of the exchange offer. Charen Industries, Inc., available February 28, 1974.

   We respectfully request that the Commission Staff indicate that it concurs in the above stated conclusions and will recommend no action to the Commission if the proposed tender/exchange offers are made in the manner set forth above.

   Further, we request that the Commission Staff indicate that it will recommend no action to the Commission under Rule 10b-6 if the proposed tender/exchange offers are made in accordance with this letter; or, in the alternative, if the Staff finds that Rule 10b-6 is applicable, we request the Commission to grant a formal exemption under subsection (f) of that Rule.

   In a separate letter, we request, pursuant to the provisions of the Freedom of Information Act, 5 U.S.C. @ 552, and Commission Rules 17 C.F.R. @@ 200.81 and 200.82, that the Staff give this request confidential treatment until such time as the Trust has definitively determined the terms of the proposed tender/exchange offers and has made such terms public.

   We would be pleased to answer any questions which the Staff may [*26] have with respect to matters which are the subject of this request and to supply any requested information. In the event the Staff believes that its response may be other than favorable, it is respectfully requested that you contact the undersigned prior to reaching a definite conclusion and that we be given the opportunity to discuss the matter with you.

Very truly yours,

MAHONEY HADLOW & ADAMS


By William D. King

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




1976 SEC No-Act. LEXIS 319

 Securities Exchange Act of 1934 - Section 10(b) - Rule 10b-6

Feb 5, 1976

[*1]   Barnett Winston Investment Trust

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: JAN 6 1976

William D. King, Esq.
Mahoney, Hadlow, Chambers & Adams
Barnett Bank Building
100 Laura Street
Jacksonville, Florida 32201

Re: Barnett Winston Investment Trust

Dear Mr. King:

   Reference is made to your letter dated November 20, 1975 concerning certain proposed acquisitions by Barnett Winston Investment Trust ("Trust") of its 8 1/4% convertible subordinated debentures due 1998 ("debentures"). Reference is also made to several telephone conversations between you and members of the staff regarding your letter.

   In your letter you state:

   "The Trust reported a loss of approximately $14.4 million for the year ended September 30, 1975, primarily as a result of: (1) the addition of approximately $12.0 million to the Trust's allowance for possible investment losses, including approximately $5.2 million provided for the projected future cost of funds to carry investments; (2) a high level of "non-accruing" investments (approximately 39% of total invested assets as of year end) and a high level of properties acquired through foreclosure, lease termination or action in lieu thereof (approximately 34% of total invested assets as of year end); [*2] and (3) the continued high cost of Trust borrowings (a weighted average effective cost of borrowed funds (including Debentures) of approximately 9.53% for that year). Shareholders' equity of the Trust has been reduced by a deficit in the undistributed net income of approximately $14.2 million, to a net of approximately $16.1 million, as of September 30, 1975. The Trust expects to have a significant tax net operating loss for the year ended September 30, 1975, to carry forward as an offset against any taxable income for the succeeding five fiscal years, but the amount has not been determined."

   The Trust has commenced negotiations with its senior bank lenders for possible exchanges of Trust investments for cancellation or satisfaction of debt under short-term bank notes. The Trust also wishes to be in a position to negotiate for and accept its debentures, $30,000,000 principal amount of which is outstanding.


   Since the Trust presently does not have cash available to purchase debentures, it would consider proposals to exchange debentures for investments. Types of transactions that the trust would like to engage in are: "(1) a complete or partial satisfaction or release of property [*3] encumbered by a Trust mortgage in exchange for Debentures assigned to the Trust by the mortgagor, any person interested in the mortgagor or liable to the Trust for the related obligations or any person who is purchasing the encumbered property from the borrower; and (2) a conveyance of real property owned by the Trust (whether owned subject to a lease or acquired by foreclosure, lease termination or action in lieu thereof) in exchange for assignment to the Trust of Debentures by any person who is or has been a mortgagor or leasee of the Trust, or interested in any mortgagor or lessee of the Trust or liable to the Trust for related obligations, or any other person desiring to acquire such property." It may be necessary for persons desiring to engage in any such transactions with the trust to purchase additional debentures either in the open market or through privately negotiated transactions.

   The Trust believes it would be appropriate to issue a news release stating:
(1) that the Trust is willing to negotiate with existing or past borrowers or lessees of the Trust, or other experienced real estate investors or developers, to exchange real estate assets for debentures, (2) that no person [*4] should acquire debentures or refrain from disposing of debentures, in anticipation of possible transactions with the Trust, unless and until an agreement in principle with the Trust is reached in writing and signed by both parties, (3) that if such an agreement is reached, the other party may bid for or purchase debentures in the open market to satisfy the terms of the agreement, and (4) that any such bids or purchases, or any resulting increase in the volume of trading in the debentures in the open market, should not be viewed as an indication of increased interest of investors in the ownership of debentures, shares or warrants of the Trust, or as an indication of increasing value for such securities. Quotations for the debentures in the over-the-counter market are sporadic. Bid-ask prices on October 17, 1975 were 28-31.

   Since no distribution of the debentures or a security of the same class and series by the Trust or any insider is now in progress or pending, this Division will not raise any question under Rule 10b-6 with respect to the Company's acquisitions of its debentures in the manner described in your letter. However, this position is strictly limited to Rule 10b-6. [*5] Neither this Division nor the Division of Corporation Finance expresses any view regarding the applicability of other federal securities laws to such acquisitions of debentures by the Company or to purchases of debentures by persons who intend to exchange them for real estate assets. The Company and such purchasers of debentures must, of course, assume full responsibility for compliance with those provisions. In this regard your attention is directed to the anti-fraud and anti-manipulative provisions of the Securities Exchange Act, particularly
Section 9(a) (2) and Section 10(b) (and Rule 10b-5 thereunder).


   Your attention is also directed to Securities Exchange Act Release No. 11231 (Feb. 7, 1975) and to proposed Rule 13e-3A and Rule 13e-3B which were published for comment therein. The Commission announced in that Release it was ordering a public investigation and rulemaking proceeding to ascertain facts, conditions, practices and other matters relating to so-called "going private" transactions. In this connection, it was noted that the two rules were proposed to provide a framework for the hearing and comments, and that the Commission had reached no conclusions as yet with [*6] respect to such rules, The Commission also noted that the announced proceeding and proposed rules in no way should be read to limit the present applicability of exiting provisions of the federal securities laws to such transactions.

Sincerely,

Robert C. Lewis
Deputy Director

INQUIRY-1: MAHONEY, HADLOW, CHAMBERS & ADAMS
PROFESSIONAL ASSOCIATION
BARNETT BANK BUILDING
100 LAURA STREET
POST OFFICE BOX 4099
JACKSONVILLE, FLORIDA 32201
(904) 354-1100

November 20, 1975

Securities and Exchange Commission
500 North Capitol Street, N.W.
Washington, D.C. 20549

Attention: Robert King, Division of Market Regulation
Room No. 304

Re: Barnett Winston Investment Trust

Gentlemen:

   We represent Barnett Winston Investment Trust (the "Trust"). The Trust proposes to acquire up to $20,000,000 principal amount (66-2/3% of the amount outstanding) of its 8-1/4% Convertible Subordinated Debentures Due 1998 ("Debentures") in one or more transactions. On behalf of the Trust, we respectfully request a "no-action" letter stating that neither the Division of Corporation Finance nor the Division of Market Regulation will recommend any action to the Commission if the Trust does so in the manner described [*7] below. If the Staff considers it necessary, an exemption from Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Act") is also requested.

   A.  The Trust

   The Trust is an unincorporated business trust organized under the laws of the State of Florida pursuant to a Declaration of Trust dated April 21, 1972, as amended and restated (the "Declaration of Trust"). The outstanding equity securities of the Trust are registered under Section 12(g) of the Act. The Trust files reports under Section 13 and solicits proxies under Section 14 of the Act. It also furnishes annual and quarterly reports to shareholders and Debenture holders.

   B.  Outstanding Securities

   The following table shows the title, amount and approximate number of record holders as of October 31, 1975, of each class of equity securities of the Trust (the Trust has no other publicly-owned securities):

                                                      Amount    Approx. No. of
                  Title of Class                   Outstanding  Record Holders
Shares of Beneficial Interest, $.10 par value
("Shares")                                           $1,663,310           4,786
Warrants to Purchase Shares of Beneficial Interest
("Warrants")                                         $1,656,690           3,777
8-1/4% Convertible Subordinated Debentures due
1998 ("Debentures")                                 $30,000,000           2,101
[*8]

   The Shares are traded in the over-the-counter market and quoted in the National Association of Securities Dealers Automated Quotation (NASDAQ) system.

   The Warrants represent the right to purchase 1,656,690 Shares at an exercise price of $20 per Share (subject to adjustment in accordance with anti-dilution provisions and to reduction at the discretion of the Trustees) at any time until the expiration date, July 13, 1977 (subject to extension by the Trust to a date not later than July 13, 1982). The Warrants were issued together with Shares in "Units," each Unit consisting of one Share and a Warrant to purchase one additional Share ("Units"), but Shares and Warrants were not physically attached and were made separately transferable effective July 30, 1972. However, Units have continued to be quoted, while Warrants are not separately quoted, in the NASDAQ system. No Warrants have been exercised since December 19, 1973.

   The Debentures, which are presently convertible into Shares at a price of $31 per Share until December 1, 1978 (subject to adjustments in accordance with anti-dilution provisions and to reduction effective December 1, 1978, in accordance with a specified formula), [*9] are traded in the over-the-counter market but are not quoted in the NASDAQ system. No Debentures have been converted since their issuance in November, 1973.

   Attached is a copy of a report from the National Quotation Bureau, Inc., showing certain information as to market activity for each class of the Trust's equity securities for the period October 14 through November 7, 1975.

   C.  Certain Recent Developments

   The Trust has endeavored to qualify for taxation as a real estate investment trust ("REIT") under the Internal Revenue Code of 1954, as amended (the "Code") through its fiscal year year ended September 30, 1974. As of September 30, 1975, the Declaration of Trust and the Indenture governing the Debentures were amended to permit action which would result in nonqualification for taxation as a REIT under the Code beginning with the fiscal year ended that date. The Trust has taken action which is believed to have caused it not to qualify for the year then ended, and the Trustees have determined that continued nonqualification is in the best interests of all security holders.


   The Trust reported a loss of approximately $14.4 million for the year ended September 30, 1975, primarily [*10] as a result of: (1) the addition of approximately $12.0 million to the Trust's allowance for possible investment losses, including approximately $5.2 million provided for the projected future cost of funds to carry investments; (2) a high level of "non-accruing" investments (approximately 39% of total invested assets as of year end) and a high level of properties acquired through foreclosure, lease termination or action in lieu thereof (approximately 34% of total invested assets as of year end); and (3) the continued high cost of Trust borrowings (a weighted average effective cost of borrowed funds (including Debentures) of approximately 9.53% for that year). Shareholders' equity of the Trust has been reduced by a deficit in the undistributed net income account of approximately $14.2 million, to a net of approximately $16.1 million, as of september 30, 1975. The Trust expects to have a significant tax net operating loss for the year ended September 30, 1975, to carry forward as an offset against any taxable income for the succeeding five fiscal years, but the amount has not been determined.

   It is a major objective of the Trust to reduce assets and liabilities, on the most favorable [*11] terms available, with a view to maintaining or possibly increasing shareholders' equity. The Trust has commenced negotiations with its senior bank lenders for possible exchanges of Trust investments for cancellation or satisfaction of debt under short-term bank notes. In addition, the Trust wishes to be in a position to negotiate for and accept a significant portion of its Debentures.

   Because the Trust does not presently have cash available to purchase Debentures, it would consider proposals to exchange Debentures for investments. The Trust believes that cancellation and retirement of Debentures at a discount from the principal amount would be practicable, fair and in the best interest of shareholders, holders of Debentures which remain outstanding and senior bank lenders. Such transactions would generate income offsetting or possibly exceeding any loss on disposition of the investment, while reducing interest expense and potential future dilution of shareholders' equity.

   D.  Proposed Transactions

   The Trust would like to be in a position to engage in any one or more of the following types of transactions: (1) a complete or partial satisfaction or release of property encumbered [*12] by a Trust mortgage in exchange for Debentures assigned to the Trust by the mortgagor, any person interested in the mortgagor or liable to the Trust for the related obligations or any person who is purchasing the encumbered property from the borrower; and (2) a conveyance of real property owned by the Trust (whether owned subject to a lease or acquired by foreclosure, lease termination or action in lieu thereof) in exchange for assignment to the Trust of Debentures by any person who is or has been a mortgagor or lessee of the Trust, or interested in any mortgagor or lessee of the Trust or liable to the Trust for related obligations, or any other person desiring to acquire such property. The Trust does not propose to engage in any such transaction with persons who are not experienced real estate investors or developers unless they are represented by reputable, unaffiliated real estate or mortgage brokers of their own choice. Furthermore, the Trust does not propose to engage in any such transactions with Trustees or officers of the Trust, or with the Adviser to the Trust or any of the Adviser's affiliates.


   As an example, an existing mortgagor of the Trust, which owns $650,000 in [*13] principal amount of Debentures, has offered to exchange $1,000,000 in principal amount of Debentures for a credit of $500,000 to the outstanding principal amount of the Trust's mortgage loan and a partial release of part of the encumbered property. The mortgagor would have income before expenses to the extent that the fair market value of the released property (which the Trust estimates at approximately $500,000) exceeds the mortgagor's basis in the Debentures (assuming an average cost of $32 per $100 in principal amount, the basis would be approximately $320,000). The Trust would have net income before expenses of $500,000. Taxable income would be offset by tax net operating losses carried forward from the year ended September 30, 1975.

   Because the mortgagor owns only $650,000 in principal amount of Debentures, it would be necessary for the mortgagor to acquire an additional $350,000, either in the open market or in one or more privately negotiated transactions solicited by the mortgagor, most likely from or through a broker or dealer.

   We understand that the Trust, based on our advice, has informed the mortgagor that possible securities law ramifications may not permit consummation [*14] of the proposed exchange, that the mortgagor should not acquire additional Debentures in anticipation of the proposed exchange unless and until the Trust advises him of its willingness to proceed further, and that possible securities law restrictions could be imposed on purchases of additional Debentures to be acquired for exchange to the Trust. The Trust does not believe that the mortgagor is accumulating additional Debentures, but has made no effort to verify this belief or to discourage any purchases or sales of Debentures which the mortgagor may elect to make on his own accord and for whatever reasons he deems appropriate.

   The Trust believes that it would be appropriate, before any further negotiations of a similar nature with that mortgagor or others persons, to issue a news release covering the following points:

   (1) The Trust is willing to negotiate privately with existing or past borrowers or lessees of the Trust, or other experienced real estate investors or developers, to exchange real estate assets for the Debentures.

   (2) No person should acquire Debentures, or refrain from disposing of Debentures, in anticipation of possible transactions with the Trust, unless and [*15] until an agreement in principal with the Trust is reached in writing and signed by both parties.

   (3) If the Trust reaches any written agreements in principal to exchange real estate for Debentures, the other parties may bid for or purchase Debentures in the open market to satisfy the terms of such agreements.

   (4) Any such bids or purchases, or any resulting increase in the volume of Debenture transactions in the open market, should not be viewed as an indication of increased interest of investors in the ownership of Debentures, Shares or Warrants of the Trust, or as an indication of increasing value for such securities.

   E.  Section 10(b)

   We suggest that the foregoing should not be deemed to constitute a manipulative or deceptive device or contrivance under Section 10(b) of the Act, or comprehended within the purposes of Rules 10b-5 and 10b-6.

   It is doubtful whether Rule 10b-6 applies to repurchases by an issuer of convertible securities, especially where the issuer is not engaged in any distribution of equity securities other than by virtue of having warrants outstanding. However, we are unable to express a conclusive opinion that Rule 10b-6 would not be asserted as a basis [*16] for action by the Commission and believe it appropriate for the Trust to obtain a "no-action" letter confirming that this Rule would not be applied or, if necessary, an exemption pursuant to subsection (f) of the Rule. As stated above, the Debentures are not being converted and the Warrants are not being exercised. There is no actual distribution of the Trust's equity securities taking place in fact. It is not reasonable to expect any conversions of Debentures or exercises of Warrants in view of the wide disparity between the conversion and exercise prices of those securities and the current market value of the Trust's Shares.

   In connection with this request, in addition to other sources we have considered the terms and conditions of proposed Rule 13e-2 and Exchange Act Releases No. 8930 and No. 10539. The advance news release should obviate any possible need for bidding, purchase price or volume restrictions, or for limiting all bids or purchases of any one day to the supervision and control of only one broker or dealer, such as set forth under proposed Rule 13e-2. In view of current market conditions it would be difficult to apply meaningful limitations of a similar nature. [*17] Furthermore, subsection (g) (9) of this proposed Rule shows that the Commission did not regard the terms and conditions specified in the proposed Rule as requirements to be applied in every case.

   The proposed transactions would not have any of the effects described in subsection (a) (5) (ii) of proposed Rule 13e-3A or in subsection (b) of proposed Rule 13e-3B, except that the Trust might acquire up to $20,000,000 (66-2/3%) in principal amount of outstanding Debentures. The Trust does not believe that such transactions would cause the Debentures to be eligible for termination of registration under Section 12(g) of the Act, because the number of persons engaging in such transactions is expected to be very small. In any event, the transactions would not cause the Trust's Shares and Warrants to be eligible for termination of registration under Section 12(g).

   We have advised the Trust that exchanges of real property for Debentures could give rise to possible "private" claims for damages by the other party under Rule 10b-5 of the Act, and that such claims are considerably easier to recover upon than claims under state law governing fraud and deceit in real estate transactions. We [*18] have also advised the Trust of possible claims by non-participants under Rule 10b-5, and that favorable action on this request would not necessarily provide full protection against either type of possible claim.

   F.  Requests

   It is requested that the Division of Corporation Finance and Market Regulation state whether or not they will recommend any action to the Commission if the Trust acts in accordance with the foregoing, and if necessary that an exemption for the proposed transactions be granted pursuant to paragraph (f) of Rule 10b-6.

   If any additional information is required or we should furnish a copy of this letter to any other person, please contact the undersigned by collect call at Area 904, telephone 354-1100. In the event that any additional conditions or restrictions are proposed, we would appreciate the opportunity to discuss them with the Staff prior to any final action.



   The Trust wishes to proceed as soon as possible. If the Trust or we can help to expedite this matter, please let us know.

Very truly yours,

MAHONEY, HADLOW, CHAMBERS & ADAMS

By William D. King

-------------------------------------------------------------------------------

1988 SEC No-Act. LEXIS 1509

Securities Act of 1933 -- Section 3(a)(9)

Nov 4, 1988

[*1]   The Royale Group Ltd.

TOTAL NUMBER OF LETTERS: 3

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
November 4, 1988
RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

Re: Royale Group, Ltd.
Incoming letters dated March 15, and April 26, 1988

   Based on the facts presented, this Division will not recommend enforcement action to the Commission if the Royale Group, Ltd., in reliance on your opinion as counsel that the exemption provided by section 3(a)(9) of the Securities Act of 1933 is available, proceeds with the described exchange offer without registration under the 1933 Act.

   Because this position is based on representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Moreover, this letter only expresses the Division's position on enforcement action and does not express any legal conclusions on the question presented.

Sincerely,
Michael Hyatte
Special Counsel

INQUIRY-1: CURTIS, MALLET-PREVOST, COLT & MOSLE
ATTORNEYS AND COUNSELLORS AT LAW
101 PARK AVENUE
NEW YORK, N.Y. 10178-0061
TELEPHONE: (212) 696-6000
1933 Act/3(a)(9)
April 26, 1988
VIA FEDERAL EXPRESS

Mike Prozan, Esq.
Division of Corporation  [*2]   Finance
Mail Stop 7-2
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: The Royale Group Ltd.; Exchange Offer


Dear Mr. Prozan:
   We refer to our letter dated March 15, 1988 in which we sought the Staff's concurrence with our view that the exchange by The Royale Group Ltd. of shares of its common stock, $ .01 par value (the "Common Shares"), for its outstanding 9% Revised Convertible Subordinated Debentures due August 15, 1991 (the "Debentures"), all pursuant to a proposed exchange offer, will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the "1933 Act"). You have asked us to consider whether the Section 3(a)(9) exemption would be available for the proposed exchange of Common Shares for Debentures, given that the Debentures were originally issued in 1976 without registration under the 1933 Act, pursuant to an exemption contained in Section 393 of the Bankruptcy Act. In this connection, you have asked us to address the prefatory language of Section 3(a)(9) which provides that the Section 3(a)(9) exemption applies "except with respect to a security exchanged in a case under title 11 of the [*3] United States Code."

   We do not believe that the prefatory language of Section 3(a)(9) applies to this case. First, the Debentures were issued pursuant to Section 393 of the Bankruptcy Act and not pursuant to the United States Bankruptcy Code. More importantly, the prefatory language excepts "a security exchanged in a case under title 11 of the United States Code" (emphasis added). The language thus does not apply to securities exchanged for securities previously issued under the bankruptcy laws. Rather, the language is intended to except those securities exchanged in a case under title 11, which are afforded an exemption from registration by title 11, thereby avoiding duplicative exemptions.

   This interpretation is supported by the legislative history of the Bankruptcy Reform Act of 1978, P.L. 95-598 (the "Bankruptcy Reform Act") which added the prefatory language. The legislative history of the Bankruptcy Reform Act indicates that the prefatory language was added to Section 3(a)(9) in order to make it clear that the Bankruptcy Code, rather than the 1933 Act, governs an exchange of securities when the exchange is made pursuant to a reorganization. The Senate [*4] report provides:

   This section makes two changes in the Securities Act of 1933, that conform it to proposed 11 U.S.C. 1145 (Exemption from securities laws). . . .  Second, exempt status is denied for securities issued in a bankruptcy case (primarily reorganizations) in exchange for other securities of the same issuer. . . .
Section 306 of this bill inserts at the beginning of each of those paragraphs the phrase "Except with respect to a security exchanged in a case under title 11 of the United States Code." These kinds of securities are dealt with by 11 U.S.C. 1145(a)(2) and (3). (Emphasis added)

Senate Judiciary Committee, Bankruptcy Reform Act of 1978, S. Rep. 95-989, reprinted in 1978 U.S. Code Cong. & Admin. News 5787, 5946. A copy of the pertinent portions of the Senate Report is enclosed for your reference.

   In the event the Staff does not agree with our interpretation, we respectfully request that you contact the undersigned so that we may be given the opportunity to discuss the matter with you.

   Pursuant to your rules of procedure, we are enclosing seven additional copies of this letter.


Very truly yours,
Jeffrey N. Ostrager

INQUIRY-2: CURTIS, MALLET-PREVOST, COLT  [*5]   & MOSLE
ATTORNEYS AND COUNSELLORS AT LAW
101 PARK AVENUE
NEW YORK, N.Y. 10178-0061
TELEPHONE: (212) 696-6000
1933 Act/3(a)(9)
March 15, 1988

Office of Chief Counsel
Division of Corporation Finance - Stop 3-3
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Attention: Mr. William Morley

Re: The Royale Group Ltd.; Exchange Offer

Gentlemen:

   On behalf of our client, The Royale Group Ltd. (previously named Cavanagh Communities Corporation), a Delaware corporation (the "Company"), we respectfully request that the Staff concur in our opinion that the exchange by the Company of shares of its common stock, $ .01 par value (the "Common Stock") for the Company's outstanding 9% Revised Convertible Subordinated Debentures due August 15, 1991 (the "Debentures"), all pursuant to the proposed exchange offer described herein (the "Exchange Offer"), will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the "1933 Act").

General

   The Company or its subsidiaries are engaged in the acquisition and development of real estate properties, including properties in the resort and hospitality industry. The Company [*6] and its subsidiaries are more fully described in the Company's Annual Report on Form 10-K for the three fiscal years ended December 31, 1984, December 31, 1985 and December 31, 1986 filed with the Commission on September 30, 1987, as amended by a Form 8 Amendment No. 1 filed on October 13, 1987 and as amended by a Form 8 Amendment No. 2 filed on October 29, 1987.

Background

   During 1975, the Company filed a petition under Chapter XI of the Bankruptcy Act. Pursuant to the Order Confirming Modified Arrangement filed by the United States Bankruptcy Judge, Southern District of New York on December 15, 1976, the Company issued the Debentures without registration under the 1933 Act based upon the exemption contained in Section 393(a) of the Bankruptcy Act. The Commission issued a no-action letter on June 21, 1976 with respect to the issuance of the Debentures without registration.

   Pursuant to the Indenture, dated as of December 1, 1976 (the "Indenture"), between the Company and United States Trust Company of New York (the "Indenture Trustee"), interest on the Debentures was payable, at the option of the Company, either in cash or by issuing shares of Common Stock at a price equal [*7] to $
5.125 per share through August 15, 1985. Semi-annual payments of interest from February 15, 1986 until maturity are payable only in cash. The Company has failed to make semi-annual interest payments on the Debentures since February 15, 1986 and is currently in default under the Indenture, although neither the Indenture Trustee nor the Debentureholders have elected to accelerate. The Debentures initially were convertible into shares of Common Stock at a price equal to $ 5.125 per share (or 195.12 shares of Common Stock for each $ 1,000 principal amount of Debentures), subject to certain antidilution provisions. Of an original principal amount of up to $ 8,133,000, the Company currently has $ 1,780,000 principal amount of the Debentures outstanding.

   The Indenture also requires annual sinking fund payments, beginning August 15, 1986, equal to 10% of the principal amount of Debentures outstanding on August 15, 1986, each such payment to be used in the year made to redeem outstanding Debentures. The Company has not made the August 15, 1987 sinking fund payment.

   The Company has experienced significant financial reverses and is currently facing a shortage of capital. The Company [*8] initially considered amending the Indenture to provide for payment of overdue interest in shares of Common Stock upon conversion of the Debentures and sent notice to the Debentureholders (the "Notice") informing the Debentureholders that the Company was reducing the conversion price of the Debentures and would convert both principal and overdue interest into shares of Common Stock upon conversion. No conversions have been made pursuant to the Notice. The Company now believes that the proposed Exchange Offer would better enable it to cure its ongoing default under the Indenture and place the Company in a more secure financial position. In connection with the proposed Exchange Offer, the Notice will be revoked.

The Exchange Offer

   The Company proposes to make an Exchange Offer to its Denbentureholders pursuant to which the Debentureholders would be given the opportunity to exchange their Debentures for an as yet undetermined number of shares of Common Stock per Debenture, which would be greater than the number of shares of Common

Stock into which a Debenture presently could be converted. Pursuant to the exchange, the tendering Debentureholders would relinquish their claims [*9] for accrued and unpaid interest on the Debentures.


   The Exchange Offer will be made pursuant to an Offering Statement setting forth the complete terms of the Exchange Offer. In connection with the Exchange Offer, the Company may retain an exchange agent (the "Exchange Agent") to perform certain ministerial services in connection with the Exchange Offer. The Company would obtain representations from the Exchange Agent that it would not make any recommendations, either directly or indirectly, regarding acceptance or rejection of the Exchange Offer, and the fee payable to the Exchange Agent would not be affected in any manner by the action of any Debentureholder with respect to the Exchange Offer, nor contingent upon the success or failure of the Exchange Offer. The Company also may retain registered brokers and dealers to effect the Exchange Offer on behalf of the Company in any jurisdiction in which the securities, blue sky or other jurisdiction in which the securities, blue sky or other laws require the Exchange Offer to be made by a registered broker or dealer. The Company anticipates that any broker or dealer retained to effect the Exchange Offer on behalf of the Company in [*10] such states and other jurisdiction: (a) will be paid a flat fee for its services; (b) may be indemnified by the Company with respect to its participation in the Exchange Offer; (c) may be reimbursed for its reasonable expenses; and (d) will not make any recommendation, either directly or indirectly, regarding acceptance or rejection of the Exchange Offer.

Applicability of Section 3(a)(9)

   Section 5 of the 1933 Act requires that a registration statement be effective prior to the offer and sale of a security. However, Section 3(a)(9) of the Act provides:

   Section 3(a). Except as hereinafter expressly provided, the provisions of this title shall not apply to any of the following classes of securities:

   * * *

   (9) Except with respect to a security exchanged in a case under title 11 of the United States Code, any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange;

   It is our opinion that the exemption from registration provided by Section 3(a)(9) of the 1933 Act covers the Exchange Offer.

   An exchange of securities will qualify for exemption [*11] from registration under the 1933 Act pursuant to Section 3(a)(9) if security holders are not required to part with any value other than the securities sought by the issuer. Tendering Debentureholders are required by the terms of the Exchange Offer to waive their right to receive accrued and unpaid interest. We do not believe that this should preclude the availability of the exemption afforded by Section 3(a)(9).


   The waiver of the right to receive overdue interest is not the type of additional consideration flowing from security holders to the issuer that would cause the Section 3(a)(9) exemption to be unavailable. In that regard, we note that the Commission staff has granted no-action requests on the basis of Section 3(a)(9) where tendering security holders have relinquished their right to unpaid accrued interest on debt securities or unpaid accrued dividends on preferred stock. See ECL Industries, Inc. & Norlin Corp. (available December 16, 1985) (joint exchange offer involving, in relevant part, exchange of new debentures for outstanding debentures on which certain accrued interest payments and the right to receive future interest payments would be waived by the holders); [*12] Barnett Winston Investment Trust (available

February 9, 1978) (exchange of new debentures and cash for outstanding debentures in which acceptance of the exchange offer would result in the elimination of accrued interest on the outstanding debentures); Geoscience Technology Services Corp. (available February 9, 1976) (exchange of common stock for outstanding debentures on which no interest payments or sinking fund deposits had been made for over a year and which debentures would be cancelled after the exchange); NJB Prime Investors (available May 14, 1976) (exchange of beneficial interest in a trust plus cash for outstanding debentures upon which accrued interest was to be eliminated by means of the exchange); Four-Phase Systems, Inc. (available December 10, 1973) (exchange of common and new preferred stock for outstanding preferred with dividend arrearages); Canrad Precision Industries, Inc. (available September 27, 1973) (election between exchange of outstanding preferred with dividend arrearages for new class of preferred or adjusting the conversion price of the outstanding shares downward, subject to the shareholders agreeing to convert their shares immediately); Diversa-Graphics, [*13] Inc. (available July 20, 1972) (exchange included waiver by holders of all unpaid accrued interest on debt securities and all unpaid accrued dividends on preferred stock).

   The decision whether to exchange the Debentures, together with accrued interest, for Common Stock of the Company will be entirely at the option of the Debentureholders. The proposed exchange will be exclusively with existing security holders of the Company. The Company will not pay any commission or other remuneration directly or indirectly in connection with the exchange. Accordingly, it is our opinion that the proposed transaction is exempt from registration under the 1933 Act by virtue of the exemption contained in Section 3(a)(9) of the 1933 Act.

   We respectfully request that the Staff indicate that it concurs in the above-stated conclusions and that it will not recommend that the Commission take enforcement action if the proposed Exchange Offer is made in the manner set forth above.

   In the event the Staff believes that its response may be other than favorable or if the Staff has any questions, it is respectfully requested that you contact the undersigned prior to reaching a definite conclusion so that [*14] we be given the opportunity to discuss the matter with you.

Respectfully submitted,
Laishley P. Wragg, Jr., Esq.
CURTIS, MALLET-PREVOST, COLT & MOSLE
101 Park Avenue
New York, N.Y. 10178
(212) 696-6032

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



1985 SEC No-Act. LEXIS 2810

Securities Act of 1933 -- Section 3(a)(9)

Dec 16, 1985

[*1]   ECL Industries, Inc. & Norlin Corp.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

Re: ECL Industries, Inc. and Norlin Corporation:
Joint Exchange Offer
Incoming letter dated October 31, 1985

On the basis of the facts presented in your letter, this Division will not recommend enforcement action to the Commission if the companies, in reliance upon your opinion of counsel that the exemption provided by Section 3(a)(9) of the Securities Act of 1933 (the "1933 Act") is available, proceeds with the Joint Exchange Offer without compliance with the registration requirements of the 1933 Act.

Because this position is based upon representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Further, this letter only expresses the Division's position on enforcement action and does not purport to express any legal conclusions on the questions presented.

Sincerely,
David H. Potel
Attorney Adviser

INQUIRY-1: FINLEY, KUMBLE, WAGNER, HEINE, UNDERBERG, MANLEY & CASEY A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
425 PARK AVENUE
NEW  [*2]   YORK, N.Y. 10022
(212) 371-5900
October 31, 1985

BY HAND

William E. Morley, Esquire
Chief Counsel
Division of Corporation Finance
Securites and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: ECL Industries, Inc. and Norlin Corporation: Joint Exchange Offer


Dear Mr. Morley:
   On behalf of Norlin Corporation, a Panamanian corporation ("Norlin"), and ECL Industries, Inc., a Delaware corporation wholly-owned by Norlin ("ECL") (ECL and Norlin, collectively, the "Companies"), we request the advice of the Division of Corporation Finance that it will not recommend any enforcement action to the Securities and Exchange Commission (the "Commission") if ECL and Norlin effect the Exchange Offer of 1933, as amended (the "Act") in reliance on the exemption from registration contained in Section 3(a)(9) thereof. (The Offering Circular, dated October 28, 1985, as amended by a Supplement, dated October 30, 1985, (collectively, the "Offering Circular"). A copy of the Offering Circular is enclosed for your information. The Exchange Offer was commenced subject to the satisfaction of a no-action letter from the Commission or an opinion of counsel that the Exchange Offer is [*3] exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. It is for the purpose of satisfying such conditions that this request is being made.)

A.  The Companies

   (1) General Background. Norlin was incorporated in the Bahamas in 1937 and reincorporated in the Republic of Panama in 1969. ECL, which was originally incorporated in 1960, was acquired by Norlin in 1969.


   Norlin and ECL were formerly engaged in various business operations which have been sold or discontinued. In December 1983, ECL purchased all of the stock of Chas. P. Young Company (formerly known as Ticor Print Network, Inc.) ("CPY"), one of the leading financial printers in the United States, which today is ECL's only continuing business. Norlin has always been a holding company with its various operations conducted through wholly-owned direct and indirect subsidiaries; today Norlin has no material business or assets other than its stock ownership in ECL. Almost all of the proceeds received by Norlin from the disposition of different subsidiaries previously owned by it have been contributed to ECL to enable ECL to purchase CPY and to pay its corporate and operating [*4] expenses, including repayment of bank debt and payment of interest on the Old Debentures described below. As a result of the sale of all of its various operating subsidiaries and the downstreaming of funds to ECL over the past several years, there is today virtually nothing left in Norlin other than its stock ownership interest in ECL. Simply stated, Norlin is, as a practical matter, a mere holding company for ECL which, in turn, on a continuing operations basis is a holding company for CPY. (In addition to its stock ownership interest in ECL, Norlin owns a small building in Staten Island, New York which generates a monthly rental of approximately $1,000, which is clearly de minimus in the context of a corporation with annual consolidated net sales from continuing operations of $127.6 million. In addition, Norlin still retains at the parent company level certain proceeds from the disposition of assets, most notably a portion of the funds received by Norlin in May 1985 upon the sale of the lease for its former corporate headquarters. A comparison of the financial statements of Norlin and ECL (pages F-1 through F-48 of the enclosed Offering Circular) evidences the relative [*5] mirror-image nature of Norlin and ECL. Total assets of Norlin and ECL as of December 31, 1984 were $136.2 million and $135.8 million, respectively, and as of June 30, 1985 were $119.5 million and $117.7 million, respectively. Net Sales the fiscal year ended December 30, 1984 were $127.6 million for both Norlin and ECL, and for the six months ended June 30, 1985, were $71.1 million for both Norlin and ECL. The Net Loss for Norlin for the six months ended June 30, 1985 was $8.3 million, compared to a Net Loss for ECL for the same period as $10.0 million, with almost all of the difference accountable by the fact that the full $3.3 million gain realized upon the sale of the lease for the Companies' headquarters was allocated to Norlin, while only $1.5 million of such gain was allocated to ECL.

   (2) Issuance of Old Securities. In December 1969, ECL issued $34,961,100 principal amount 9% subordinated debentures (the "Old Debentures") under an indenture dated October 15, 1969 (the "Old Indenture"). The Old Debentures are secured by guarantees thereof by Norlin (the "Norlin Guarantees") pursuant to the Old Indenture and written guarantees by Norlin affixed to the reverse of each debenture [*6] certificate. The Old Indenture requires ECL to make sinking fund payments in variable amounts annually sufficient to retire at maturity 55% of the Old Debentures originally issued. Pursuant to the Old Indenture, ECL is required to make sinking fund payments of $2,098,000 on each of November 14, 1985, November 14, 1986 and November 14, 1987. The Old Indenture provides that, as an alternative to making a sinking fund payment in cash, ECL is permitted, under certain circumstances, to satisfy such obligation by the delivery to the trustee under the Old Indenture is payable in two installments. The first installment consists of 10% of the principal amount of the Old Debenture and will become due and payable on November 15, 1988 to the person in whose name the Old Debenture is registered on the 15th day preceding such payment date. The second and final installment consists of 90% of the principal amoutn of the Old Debenture and will become due and payable on November 15, 1989 to the persons in whose name the Old Debenture is registered on the 15th day preceding such date.

   (3) Current Financial Situation. As set forth in detail in the Offering Circular, the Companies anticipate [*7] that their working capital requirements through the end of 1985 will be approximately $3,000,000 and that they must either consummate certain possible transactions they are considering or effect borrowings in order to meet their working capital requirements through the end of 1985. The Offering Circular discloses the severe liquidity problems presently facing the Companies, as follows:

   "No assurance can be given that the Companies will have sufficient cash to meet their obligations through the end of 1985 and thereafter. . . .  Without obtaining additional funds there is a substantial risk that the Companies will not have sufficient cash to meet their obligations in 1986, including their obligations under the Old Securities and the New Securities. . . .  If at any
time the Companies are unable to meet their obligations, they may elect or be required by their creditors to seek protection under federal bankruptcy laws." (emphasis in original)
The Companies' independent public accountants have recently revised their opinions with respect to the audited financial statements of the Companies for the year ended December 31, 1984 to express a "going concern" qualification as a
result  [*8]   of the Companies' liquidity problems.


   On October 7, 1985, the Companies issued a Special Issue 12% Note in the original principal amount of $1,995,000 (the "Special Note") to an unrelated party in exchange for $2,100,000 principal amount of Old Debentures (the "Special Exchange"). The Special Exchange was effected in reliance upon the exemption from the registration requirements of the Securities Act contained in
Section 3(a)(9) thereof. See Loss, L., Fundamentals of Securities Regulation
(1983) at 304 (". . . there is no requirement that [an exempt offering under Section 3(a)(9)] be made to all members of a given class of holders.") The purpose of the Special Exchange was to obtain Old Debentures in an amount of the Special Exchange was to obtain Old Debentures in an amount sufficient to satisfy ECL's obligation to make the $2,098,000 sinking fund payment due November 14, 1985. The Special Note, which is a joint and several obligation of ECL and Norlin, will mature on March 14, 1986, provided, however, that either of the Companies may, at its option, extend the maturity of the Special Note for 90 days upon payment of $9,975. The Companies intend to make an offer to the [*9] holder of the Special Note to exchange the Special Note for New Securities (as defined below) at an interest rate and upon such other terms and conditions as may be negotiated by the Companies and the holder of the Special Note.

   The continued viability of the Companies is immediately threatened by a substantial risk of default on the payment of interest on the Old Debentures due November 15, 1985 (the "November Interest Payment"). Without giving effect to the Exchange Offer, semi-annual interest of $896,288 is due on the Old Debentures on November 15, 1985, representing interest accrued on the Old Debentures since May 15, 1985. The Exchange Offer described below is being made by the Companies for the purpose of restructuring the existing debt of the
Companies: (i) by substantially reducing ECL's obligation to make the November Interest Payment through the exchange of Old Debentures for New Debentures (as defined below) with respect to which no interest is payable until November 15, 1986 (ii) by eliminating or substantially reducing ECL's obligation to make sinking fund payments in cash in 1986 and 1987 through the tender of Old Debentures sufficient to satisfy such sinking fund [*10] payments, (iii) by deferring the payment of all or a substantial amount of the principal indebtedness represented by the Old Debentures through the exchange of New Debentures which will mature on November 15, 1988 and 1989, and (iv) by reducing Norlin's corresponding obligation under the Norlin Guarantees with respect to ECL's obligations under clauses (i), (ii) and (iii).

B.  The Exchange Offer


   (1) Joint Exchange Offer. ECL is offering (the "ECL Exchange Offer"), to holders of Old Debentures, to exchange $1,000 principal amount of its 11-1/2% Senior Subordinated Debentures Due 1994 (the "New Debentures") for each $1,000 principal amount of Old Debentures, and Norlin is jointly offering (the "North

Exchange Offer"), to holders of the Norlin Guarantees, to exchange 30 warrants (the "Warrants") to purchase common stock of Norlin (the "Norlin Common Stock") for the Norlin Guarantees with respect to such $1,000 principal amount of Old Debentures. (The Old Debentures and the Norlin Guarantees thereof are hereinafter sometimes collectively referred to as the "Old Securities". The New Debentures and the Warrants are hereinafter sometimes collectively referred to as the "New Securities". The ECL Exchange Offer and the Norlin Exchange Offer are hereinafter sometimes collectively referred to as the "Exchange [*11] Offer".) The ECL Exchange Offer and the Norlin Exchange Offer are being made jointly by ECL and Norlin and acceptance of one is a condition of acceptance of the other such that holders of Old Securities must tender both their Old Debentures and Norlin Guarantees thereof for New Debentures and Warrants. Interest on the New Debentures will accrue through November 15, 1985 and will be payable on November 15, 1986, and thereafter semi-annually on May 15 and November 15 of each year through November 15, 1994, at which time the New Debentures will be due and payable. The Warrants may not be exercised unless a registration statement under the Securities Act is in effect as to the Norlin Common Stock issuable upon exercise of such Warrants. Norlin has undertaken to use its best efforts to register the Norlin Common Stock issuable upon exercise of the Warrants as soon as practicable. In the event the underlying Norlin Common Stock is not registered by October 28, 1986, Norlin will promptly redeem the Warrants at $1.00 per Warrant.

   (2) Interest on Old Debentures. The Exchange Offer provides that tendering holders of Old Debentures will not be entitled to the November Interest Payment [*12] or any other interest accruing on their Old Debentures after November 15, 1985. By accepting the Exchange Offer, holders of Old Debentures will affirmatively waive their right to receive the November Interest Payment and any other interest accruing on their Old Debentures after November 15, 1985. Tendering holders of Old Debentures who become holders of Old Debentures after October 31, 1985 (the record date for the November Interest Payment on the Old Debentures) must, upon tender of their Old Debentures, pay ECL $45 for every $1,000 principal amount of Old Debentures tendered to reimburse ECL for the November Interest Payment which ECL will be obligated to make to the persons who were the holders of such Old Debentures as of such date.

   (3) Information Agent. The Companies have retained The Carter Organization, Inc. ("Carter") to perform certain ministerial services in connection with the Exchange Offer. Carter has represented to the Companies that it will not make any recommendations, either directly or indirectly, regarding acceptance or rejection of the Exchange Offer, and the fee payable to Carter will not be affected in any manner by the action of any debentureholder [*13] with respect to the Exchange Offer, nor contingent upon the success or failure of the Exchange Offer.

   (4) Brokers and Dealers. The Companies have reserved the right to retain registered brokers and dealers to effect the Exchange Offer on behalf of the Companies in any jurisdiction in which the securities, blue sky or other laws require the Exchange Offer to be made by a registered broker or dealer. The Companies anticipate that any broker or dealer retained to effect the Exchange Offer on behalf of the Companies in such states and other jurisdictions: (a) will be paid a flat fee for its services; (b) may be indemnified by the Companies with respect to its participation in the Exchange Offer; (c) may be reimbursed for its reasonable expenses; (d) will only perform the following limited functions; (1) forward copies of the Offering Circular to debentureholders, (2) forward Letters of Transmittal and Old Securities to the Exchange Agent, and (3) forward New Securities to tendering debentureholders; and (e) will not make any recommendation, either directly or indirectly, regarding acceptance or rejection of the Exchange Offer.

C.  Discussion.


   (1) Joint Exchange Offer. [*14] Section 3(a)(9) of the Securities Act is applicable to exchanges "by the issuer with its existing security holders exclusively . . ." (emphasis added). The Commission has interpreted this language as requiring (i) that both the security issued and the security surrendered in an exchange by those of the same issuer (the "Issuer Identity

Requirement"), and (ii) that the Exchange Offer be made exclusively to existing security holders (the "Existing Security Holder Requirement"). The fact that the Old Securities (i.e., the Old Debentures and the Norlin Guarantees thereof) are being exchanged for separate securities of separate issuers (i.e., the New Debentures of ECL and the Warrants of Norlin) raises potential questions as to compliance with the Issuer Identity Requirement. The fact that the ECL Exchange Offer and the Norlin Exchange Offer are being made jointly raises potential questions as to compliance with the Existing Security Holders Requirement.

   While the Old Debentures are treated as a single security by the trading community, they in fact constitute two separate securities that were issued jointly and trade jointly. The definition of a "security" in Section [*15] 2(1) of the Securities Act includes "a guarantee of" any bond or debenture and, by reason thereof, the definition of "issuer" in Section 2(4) as any person who issues a security would necessarily include a guarantor of a bond or debenture. In his treatise on exempted transactions, Professor Hicks states that:

   "[T]he presence of a guarantee in a transaction, otherwise qualified under
Section 3(a)(9), raises some troublesome questions. Assume, for purposes of illustration, that P Corporation guaranteed the securities of its wholly owned subsidiary, S Corporation, at the time that S sold its debentures to the public. Since P's guarantee is itself a security, both P and S function as issuers in the transaction involving the S debentures. If, subsequently, P and S determine that a recapitalization is necessary, they may decide to exchange new S debentures with P's guarantee for the outstanding S debentures. Although two different issuers would be involved in the contemplated recapitalization, each entity would be exchanging one of its new securities for one of its old securities -- i.e., new S debentures for old S debentures and new P guarantee for old P guarantee -- and Section [*16] 3(a)(9) would be available to each issuer for its respective exchange transaction." J. Hicks, Exempted Transactions Under the Securities Act of 1933, 1985 rev. at 2-42 to 2-43. (emphasis added).


   The Old Debentures are securities of ECL and the Norlin Guarantees thereof are securities of Norlin. The ECL Exchange Offer is an exchange by ECL of certain new securities of ECL (i.e., the New Debentures) for certain previously issued securities of ECL (i.e., the Old Debentures) and thus satisfies the Issuer Identity Requirement. The Norlin Exchange Offer is an exchange by Norlin of certain new securities of Norlin (i.e., the Warrants) for certain previously issued securities of Norlin (i.e., the Norlin Guarantees) and thus should also satisfy the Issuer Identity Requirement. The Commission has long recognized the status of a guarantee as a separate security. First Federal Savings Bank (available November 15, 1985); Union Planters Corp. (availalbe January 10,
1983). It would be inconsistent with the long held position of the Commission and clearly contradictory to the plain language of the Securities Act to treat the guaranteed debenture as a single security and the two co-issuers [*17] as a single issuer for purposes of Section 3(a)(9), and to limit the exemption under
Section 3(a)(9) to an exchange of such guaranteed debenture for another security co-issued by both the primary obligor and the guarantor of the original security. (It should be noted that the reason the New Debentures do not include a guarantee by Norlin is due in part to the fact that Companies could not obtain a satisfactory opinion of counsel from Panama, the jurisdiction of Norlin's incorporation, that Norlin could guarantee the New Debentures without shareholder approval.) Indeed, the Commission has issued guaranteed security solely for a new security of the guarantor of the originally issued security. American Motors Corporation, available July 8, 1982, Baxter Travenol Laboratories, Inc., available July 8, 1983, and National Can Corporation, available September 22, 1983. In a letter to Southern Railway Co. (available September 14, 1981), the Commission stated that it would take no action with respect to "the "exchange" of Southern's obligations as guarantor of the Bonds for its obligations as primary obligor." It would be logically inconsistent to permit one of the co-issuers of two jointly [*18] issued securities to exchange its new securities for the securities orginally issued by the other co-issuer and not permit each co-issuer to exchange its new securities for the securities originally issued by it.

   The fact that the ECL Exchange Offer and the Norlin Exchange Offer are being conducted jointly means that the ECL Exchange Offer is being made to Norlin security holders (i.e., holders of the Norlin Guarantees), as well as to ECL security holders (i.e., holders of the Old Debentures) and that the Norlin Exchange Offer is being made to ECL security holders (i.e., holders of Old Debentures) as well as to Norlin security holders (i.e., holders of Norlin Guarantees). This should not be deemed a violation of the Existing Security Holder Requirement limiting an exchange offer exempt under Section 3(a)(9) to one with an issuer's existing security holders exclusively. The holders of the Norlin Guarantees and the holders of the Old Debentures are obviously one and the same group by reason of the fact that the Old Debentures and the Norlin Guarantees were co-issued and remain non-separable securities as the Norlin Guarantees would be meaningless apart from the Old Debentures [*19] to which they relate. The Commission has recognized the status of a guarantee and the underlying obligation as co-issued securities. Warner and Swasey Company, available October 25, 1972. It is a natural consequence of the co-issued status of a guarantee and the primary obligation that an offer to the holders of one security is necessarily an offer to the holders of the other security. The various transactions in which the Commission has taken no action with respect to the exchange of a security of a guarantor for the primary debt obligation originally issued by the guarantor's subsidiary are, at least theoretically, more extreme as these cases involve an offer by the guarantor to the holders of the original debt obligation (who, of course, are again one and the same group as the holders of the guarantees), rather than, as in the proposed Exchange Offer, an offer by the guarantor to its security holders made jointly with an offer by the primary obligor to its security holders. See American Motors Corporation. Baxter Travenol Laboratories, Inc., and National Can Corporation cited above.


   The matters in which the Commission has stated that it would take no action with respect [*20] to the exchange of a debt instrument or preferred stock of a subsidiary for common stock of the parent corporation that originally guaranteed the debt instrument of preferred stock, as the case may be, have noted that "as a practical matter" the exchange involved "securities of a single issues (Baxter Travenol Laboratories, Inc.), and that as an "'economic reality" the guarantees and primary debt obligations constituted securities of the same issuer (American Motors Corp.). As discussed above, Norlin has no material assets other than its stock ownership interest in ECL and, for all practical p urposes, the two issuers can be viewed as one and the same. It should be noted that both the Norlin Common Stock and the Old Debentures are listed and traded on the New York Stock Exchange. See the Baxter Travenol Laboratories, Inc. no-action letter (available July 8, 1983) in which the Commission relied, among other things, on the fact that the parent guarantor was a reporting company under the 1934 Act in concluding that the issuance of common stock by a parent in exchange for preferred stock of the subsidiary guaranted by the parent could be effected without registration pursuant to the [*21] exemption contained in Section 3(a)(9).

   Finally, it should be noted that the application of the exemption provided by
Section 3(a)(9) to the Exchange Offer proposed by Norlin and ECL may be the specific type of transaction for which such exemption was originally intended. The Section 3(a)(9) exemption specifically has been seen as resting:

   "on a balancing of interests between the corporation and its security holders, and to indicate a recognitioin that the burden of delay and expense involved in registration might well be disproportionately heavy in a purely intracorporate readdjustment where the very fact of the readjustment would tend in the majority of instances to indicate an embarrassed financial condition. In such cases, it may be supposed, the interest of the security holders in being afforded full information as to the corporate affairs is made to yield to their interest, in common with the issuer itself, in expeditious and economical readjustments.
Throop & Lane, "Some Problems of Exemption Under the Securities Act of 1933," quoted in Hicks, supra, at 2-6 to 2-7. See Grolier, Inc. (available December 7,
1977) in which the Commission issued a no-action letter with [*22] respect to the issuance of various securities by a parent-guarantor in exchange for the debt instruments of the subsidiary-obligor in a situation in which the parent and subsidiary were "in the process of restructuring a substantial portion of their debt and equity in an effort to avoid the necessity of filing for relief under the Bankruptcy Act." The consummation of the Exchange Offer may well be the only means by which the Companies can avert default on the November Interest Payment and avoid the necessity of seeking protection under the Federal bankruptcy laws.

   (2) Interest on Old Debentures. An exchange of securities will qualify for exemption from registration under the Securities Act pursuant to Section 3(a)(9) if security holders are not required to part with any value other than the securities sought by the issuer. Tendering debentureholders are required by the terms of the Exchange Offer to (i) waive their right to receive the November Interest Payment and any other interest accruing on their Old Debentures after November 15, 1985, and (ii) to pay $45 for each $1,000 principal amount of Old Debentures tendered if they become holders of the tendered Old Debentures after [*23] the record date for the November Intererst Payment. We do not believe that either of these requirements should preclude the availability of the exemption afforded by Section 3(a)(9).

   (i) The waiver of the right to receive the November Interest Payment and any other interest accrusing on the Old Debentures after November 15, 1985 is not the type of additional consideration flowing from security holders to the issuer that Section 3(a)(9) prohibits. In this regard, we note that the Commission staff has granted no-action letters on the basis of Section 3(a)(9) where tendering security holders have relinquished their right to unpaid accrued interest on debt securities. See Barnett Winston Investment Trust (available October 11, 1977); Geoscience Technology Services Corp. (available May 14,
1976), where the issuer proposed to exchange its common stock for subordinated notes that were indefault.


   (ii) The requirement that certain tendering debentureholders make a payment of $45 for each $1,000 principal amount of Old Debentures represents an "'equitable adjustment" in respect of interest payments due on Old Debentures within the meaning of Rule 149, and, thus, the exemption remains [*24] available notwithstanding such cash payment. Rule 149 permits the security holder in a
Section 3(a)(9) exchange to make whatever cash payments may be necessary "to effect an equitable adjustment, in respect of dividends or interest paid or payable on the securities involved in the exchange, as between such security holder and other security holders of the same class accepting the offer of exchange." The record date for determining the debentureholders entitled to the November Interest Payment is October 31, 1985 (the "Record Date"). Some of the tendering debentureholders will have purchased their Old Debentures after the Record Date and will have no right to waive the November Interest Payment that is payable to the persons who were the holders of such Old Debentures on the Record Date for the November Interest Payment. The Exchange Offer requires that the tendering debentureholder in such circumstances make a payment of $45 for each $1,000 principal amount of Old Debentures tendered, representing the amount of the November Interest Payment. ECL will pay the $45 to the person who was the holder of the tendered Old Debentures on the Record Date. Thus, ECL is a conduit through [*25] which the November Interest Payment will be channeled to its rightful recipient; this cash payment is merely an equitable adjustment among persons who have held the same security at different times.

   While there are no relevant no-action letters on the issue, the following example should prove the equitable nature of the cash payment and the logic of applying Rule 149 in this situation. Assume two debentureholders, A and B, purchase Old Debentures on October 29th. On November 2nd, B sells his Old Debentures to C. A and C thereafter tender their Old Debentures pursuant to the Exchange Offer. In accordance with the terms of the Exchange Offer, A will, by his acceptance with the terms of the Exchange Offer, be deemed to waive his right to the November Interest Payment. However, C has no right to the November Interest Payment as he was not a debentureholder on the Record Date, and, accordingly, he is not entitled to waive the November Interest Payment with respect to the Debentures he purchaed on November 2nd. Moreover, even if C tenders his Old Debentures pursuant to the Exchange Offer, ECL will be required to pay the November Interest Payment to B, the holder of the Old Debentures [*26] on the Record Date. Presumably, the price paid by C to B for his Old

Debentures was reduced to reflect the fact that the purchase was effected "ex-dividend". Accordingly, it is only fair to require C to reimburse ECL for the November Interest Payment ECL must make to B with respect to the Old Debentures tendered by C, thereby placing C on a parity with A, who did not purchase his Old Debentures for the lower "ex-dividend" price and who must now waive his right to the November Interest Payment. Finally, it should be noted that the Old Debentures trade very sporadically, and the requirement that purchasers of Old Debentures after October 31, 1985 make payments to ECL should apply in only a very few situations. See generally Hicks, Exempted Transactions Under the Securities Act of 1933, at 2-53.


   (3) Information Agent. The Companies have enlisted the services of The Carter Organization, Inc. ("Carter"), an investor relations firm, to perform certain ministerial functions in connection with the Exchange Offer. Carter will do no more than (i) notify debentureholders of the appropriate details of the Exchange Offer; (ii) confirm the accuracy of the addresses of debentureholders; [*27]
(iii) ascertain, by telephone, whether debentureholders have received the Offering Circular and understand the mechanics of tendering Old Securities, and answer questions relative thereto; (iv) ascertain what action the debentureholders plan to take and communicate the same to the Companies; (v) remind debentureholders of all appropriate deadlines; and (vi) communicate with the back office personnel or brokers, banks and nominees who hold securities for the benefit of others to make sure that the Offering Circular and the accompanying materials are forwarded properly and urge the back office personnel to check with the beneficial owners as to whether they have received the material and understand the mechanics of the Exchange Offer.

   Carter has been instructed that it may not make any recommendation regarding the tender of Old Securities and that if it is asked for advice by a debentureholder, it will respond that it is not authorized to give investment advice, and that the debentureholder should obtain such advice from his own advisors or contact appropriate officers of the Companies.

   It is our understanding that if Carter performs only the services enumerated above on a per debentureholder [*28] basis, not contingent upon the number of Old Securities tendered, the exemption provided by Section 3(a)(9) would not be rendered inapplicable. See Mortgage Investors of Washington (available October 8, 1980); Hamilton Brothers Petroleum Corp. (available August 14, 1985); Barnett Winston Investment Trust (available February 9, 1978); Valhi, Inc. (available October 15, 1976); The Carter Organization, Inc. (available April 7, 1975).

   (4) Brokers and Dealers. The use of a broker dealer could arguably violate the requirement that a transaction exempt under Section 3(a)(9) be one in which "no commission or other remuneration is paid or given direclty or indirectly for soliciting such exchange." In view of the fact that certain blue sky laws may require the use of a registered broker or dealer to effect the Exchange Offer on behalf of the Companies in certain states notwithstanding the fact that the Exchange Offer is exempt under Section 3(a)(9) of the Securities Act, the Companies have reserved the right to retain a broker or dealer to effect the Exchange Offer on their behalf in such states. The Companies have provided, however, that any such broker or dealer will receive a flat [*29] fee and will not be compensated on the basis of the decision of any debentureholder or the success of the Exchange Offer. The Companies have further provided that any broker or dealer so retained by them will limit his services to the minimum extent required to comply with applicable blue sky laws and, in no event, will such broker or dealer make any recommendation or other solicitation, either directly or indirectly, regarding acceptance or rejection of the Exchange Offer. We believe the retention of a broker or dealer on such basis would be in line with procedures previously approved by the Commission and would not cause the Companies to lose their exemption under Section 3(a)(9). Western Pacific Securities, Inc. (available October 11, 1976).

   Based upon the foregoing, it is our opinion that the issuance of the New Securities pursuant to the Exchange Offer may be effected without registration under the Securities Act in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

   The Exchange Offer is scheduled to expire on Thursday, November 14, 1985. While the Companies have reserved the right to extend the Exchange Offer, their ability [*30] to extend the Exchange Offer much beyond that date is limited by the fact that the November Interest Payment is due November 15, 1985, provided that a default can be cured by the payment of interest within 10 days of its due date. However, as noted on page 22 of the Offering Circular, the Companies' failure to make the November Interest Payment on or before November 15th may result in an event of default under various debt instruments and contractual obligations to which the Companies are parties. In no event may the Exchange Offer be extended beyond November 25th when the failure to pay the November Interest Payment will mature into an Event of Default under the Old Indenture and, through various cross-default provisions, will also constitute a default under the other debt instruments and contractual obligations to which the Companies are parties. Accordingly, your immediate attention to this request will be greatly appreciated.

   If you require any additional information, or if we may otherwise be of assistance, please feel free to call the undersigned collect at (212) 371-5900.

Very truly yours,
Martin A. Bell

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1981 SEC No-Act. LEXIS 4208

 Securities Act of 1933 -- Section 3(a)(9)

Oct 14, 1981

[*1]   Shop Rite Foods, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
September 14, 1981
RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

Re: Shop Rite Foods, Inc.
Incoming letter dated August 10, 1981

   On the basis of the facts presented, this Division will not recommend any action to the Commission if the Company, in reliance upon your opinion as counsel that the exemption afforded by Section 3(a)(9) of the 1933 Act is available, makes the proposed exchange without compliance with the registration requirements of the 1933 Act.

   Because this position is based upon the representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Further, this letter only expresses the Division's position on enforcement action and does not purport to express any legal conclusion on the question presented.

Sincerely,
Norman Schou
Special Counsel

INQUIRY-1:
BRANCH, PERKAL AND ASSOCIATES, P.A.
ATTORNEYS AND COUNSELORS AT LAW
SUITE 301 NEWPORT WEST
2501 YALE BOULEVARD, S.E.
ALBUQUERQUE, NEW MEXICO 87106
August 10, 1981
1933 Act/3(a)(9)

VIA FEDERAL EXPRESS
  [*2]
Division of Corporation Finance
Securities and Exchange Commission
Room 616
500 North Capitol Street N.W.
Washington, D.C. 20549

Re: Shop Rite Foods, Inc.
Commission File No. 0-1257


Dear Sirs:

   This letter is submitted on behalf of Shop Rite Foods, Inc., a New Mexico corporation ("Shop Rite" or the "Company") to request your concurrence in our advice with respect to the proposed solicitation by Shop Rite, without compliance with the registration provisions of the Securities Act of 1933 (the "Act"), of proxies of holders of its Common Stock, no par value ("Common Stock") and $ 2.04 Cumulative Convertible Preferred Stock ("Preferred Stock") concerning proposed amendments to the Articles of Incorporation of Shop Rite and subsequent proposed redemption of the Preferred Stock.

   Shop Rite has 907,293 shares of Common Stock outstanding held by approximately 1,270 security holders and 287,013 shares of Preferred Stock held by approximately 1,282 security holders.

   Shop Rite was incorporated under the laws of the State of New Mexico in 1953, and operates a small chain of retail food supermarkets and convenience stores in the states of New Mexico and Texas. At March 1, 1981, [*3] Shop Rite operated 15 supermarkets.

   During recent years, the Company has significantly contracted its operations to reduce outdated and unprofitable retail operations, reduce administrative expense and improve its cash position. In the last five fiscal years, the Company has sold or closed 209 supermarkets and convenience stores.

   Sales for the year ended January 3, 1981, and for the two previous fiscal years were approximately $ 64 million, $ 93 million and $ 181 million, respectively. Net losses for the three years were $ 935,418 in 1980, $ 3,819,334 in 1979 and $ 9,104,903 in 1978.

   The disposition of unprofitable operations has resulted in a gradual improvement in net results. Quarterly losses for the first through the third quarters of 1980 were $ 498,289, $ 338,543 and $ 119,512, respectively. In the fourth quarter, the Company recorded a net income of $ 20,926 and recorded a net income of $ 6,500 in the first quarter of 1981.

THE PREFERRED STOCK

   The Company is required to redeem or repurchase and deliver to the sinking fund agent 10,243 shares of Preferred Stock annually to satisfy the Preferred Stock sinking fund requirements. The sinking fund redemption price [*4] is $ 50 per share but the Company may deliver to the sinking fund agent convertible Preferred Stock certificates which were repurchased or redeemed otherwise than through operation of the sinking fund or which were converted, and receive credit on sinking fund payments. A total of 225,022 shares of Preferred Stock has previously been repurchased, converted or redeemed of which 112,673 shares were applied against the sinking fund requirements through January 15, 1981 leaving 112,349 shares available for credit against future requirements. Thus the Company will not be required to contribute any amounts to the sinking fund (other than the 10,243 shares delivered annually) for another eleven years.


   The Preferred Stock is callable for redemption, other than by way of the sinking fund, in whole or in part, at the option of the Company on thirty days notice at redemption prices (plus accrued dividends) as follows: Prior to January 14, 1981-$ 54 per share; January 15, 1981 through January 14, 1986-$ 53 per share; and January 15, 1986 through January 14, 1991-$ 52 per share; January 15, 1991 through January 15, 1996 and thereafter-$ 50 per share. As accrued dividends are now in arrears [*5] $ 2,781,159 or $ 9.69 per preferred share, each share of Preferred Stock would at present be redeemable by Shop Rite under its existing Articles of Incorporation at $ 62.69 per share.

   Upon voluntary liquidation, preferred stockholders are entitled to receive the redemption price plus accrued dividends. Upon any involuntary liquidation, the holders of Preferred Stock are entitled to receive par value of $ 20.50 per share, plus accrued dividends, and are entitled to participate thereafter with Common Stock on the same basis as if the Preferred Stock had been converted, provided that the total amount received may not exceed $ 50 per share, plus accrued dividends.

   The Preferred Stock is presently convertible into Common Stock at the ratio of one share of Preferred Stock for 1.32 shares of Common Stock. No shares of Preferred Stock were converted during 1980, 1979 or 1978. The Company's Common Stock is not traded on an exchange. The high and low bids, based upon quotations obtained from the Dallas, Texas office of a brokerage firm making a market in the Company's securities ranged from a low of one-quarter (1/4) to a high of one-half (1/2) in 1980.

THE PROPOSED TRANSACTION  [*6]

   In view of the generally poor performance of the Company over the past five years, and the substantial continuing burden of the cash dividend and redemption provisions of the Preferred Stock, Shop Rite's Board of Directors intends to submit for approval at a Special Meeting of Shareholders on October 30, 1981, a proposal to amend Shop Rite's Articles of Incorporation to lower the current redemption price of $ 53 per share plus the accrued dividends of $ 9.69 per share, to $ 10 per share. If the proposed amendment is approved by the shareholders, Shop Rite will immediately redeem all of the Preferred Stock at the new redemption price of $ 10 per share, with $ 5 payable immediately upon surrender of the certificate representing such shares and $ 5 payable in eighteen (18) months plus interest on said amount at the rate of 12% per annum with said debt evidenced by a convertible debenture. Preferred stockholders would have the right to convert the debenture into shares of Common Stock upon default and such conversion would result in the present owners of Preferred Stock owning 80% of the then outstanding Common Stock, pursuant to the Articles of Incorporation as amended. In order [*7] to provide sufficient additional shares of Common Stock to be available in the event of a default and conversion of the debentures, the Company is proposing to increase its authorized Common Stock to 5,000,000 shares. The proposal includes a waiver of the accrued dividend arrearage. A copy of the proposed amendments is attached hereto as Exhibit A.

   Under the present terms of the New Mexico Business Corporation Act, the vote of two-thirds (2/3) of the outstanding shares of Preferred Stock voting as a separate class and the vote of two-thirds (2/3) of the outstanding shares of Common Stock voting as a separate class are required to authorize the amendments and subsequent redemption.

   Shop Rite considers the dividend arrearages of the Preferred Stock, which increase at the rate of $ 2.04 per share per year or $ 585,507 in the aggregate, as a deterrent to the consideration of ever declaring a dividend on the Common Stock, a depressant to the market price of the Common Stock and a handicap to the securing of additional financing. Moreover, the unrealistic conversion rate of the Preferred Stock in relation to the present market price of the Common Stock presents a deterrent to further [*8] financing through the issuance of additional equity, due to the anti-dilution provisions of the Preferred Stock.

AVAILABILITY OF SECTION 3(a)(9) OF THE ACT

   We are of the opinion that the proposed amendments to Shop Rite's Articles of Incorporation modifying the rights of the Preferred Stock and the subsequent redemption of such stock by the payment of $ 5 in cash and the delivery of a $ 5 convertible debenture note payable within eighteen months is an exempt transaction under Section 3(a)(9) of the Act.

   Our opinion is consistent with the position taken by the Staff in no-action letters to e.g. Diverse Graphics, Inc. (June 20, 1972) (exchange included waiver of unpaid accrued dividends); Canrad Precision Industries, Inc. (August 28,
1973) (election between exchange of existing preferred for new class of preferred or adjusting the conversion price of existing shares downward subject to the shareholders agreeing to convert their shares immediately); Four-Phase Systems, Inc. (November 8, 1973) (exchange of new preferred and common for old preferred with arrearages); USM Corp. (April 27, 1973) (elimination of artificial price for preferred where no market [*9] existed); and Brookwood Health Services, Inc., (November 9, 1977) (conversion privilege had adverse effect on market price of common stock).

   Full disclosure of the proposed amendments and subsequent redemption will be made in accordance with Section 14(a) of the Securities Exchange Act of 1934 and
Schedule 14A thereunder. The management of Shop Rite will solicit proxies from its stockholders for purposes of seeking approval of the proposed amendments. In that regard, Shop Rite expects to employ the services of a solicitor, (the "Solicitor"), to assist in the distribution of the proxy statement to be used in connection with the Special Meeting, the Notice of the Special Meeting, and the form of proxy (collectively, the "proxy materials") to each registered holder of Common Stock, and Preferred Stock. The Solicitor would be expressly instructed not to make any recommendation, either directly or indirectly, regarding how a holder of Preferred Stock should vote on the question presented in the proxy materials. The modification of the rights of the Preferred Stock will involve existing shareholders at the record date exclusively.

   The Solicitor will be compensated on a flat [*10] fee basis plus out-of-pocket disbursements. Under no circumstances will the fee be increased or reduced as a result of the number of affirmative proxies granted to management or the outcome of any of the proposals.


   In addition, officers, and regular employees of Shop Rite may contact stockholders, including holders of Preferred Stock, to inquire whether they have received and understand the proxy materials and will be authorized to comment to such holders on the merits of, and recommend that they vote for, the amendments to be considered at the meeting in the manner prescribed by the Staff in its no-action letters to Chris-Craft Industries, Inc. (September 8, 1972), Valhi, Inc., (September 15, 1976), Hamilton Brothers Petroleum Corporation, (August 14,
1978), and Time, Inc. (March 19, 1979). No remuneration, other than the regular salary and compensation, will be paid to any such officer or employee in connection with such activities.

   Directors may also contact stockholders and recommend a vote for or against said amendments. Jack Evans, a director and owner of 28,800 shares of Preferred Stock, has indicated he will attempt to contact stockholders and that he [*11] will recommend a vote against said amendments.

   Based on the foregoing, subject to the Staff's concurrence, we are prepared to advise Shop Rite that it may proceed with the proposed solicitation, amendments and redemption in the manner described above without compliance with the registration provisions of the Act on the basis of the exemption under
Section 3(a)(9) of the Act. We would appreciate your advising us whether the Staff of the Commission agrees with this view and would recommend to the Commission that no action be taken if the solicitation is made and the amendments and redemption effected on the basis of the foregoing. Our timetable contemplates mailing of the proxy materials no later than September 21, 1981, and we would greatly appreciate your assurance that you concur in our opinion prior to September 10,1981, in order that we may deliver the proxy materials to you for review in accordance with Section 14(a) of the Securities Exchange Act of 1934.

   If there is any further information that you require with respect to this matter, please call the undersigned collect at (505) 243-3501. In compliance with Securities Act Release No. 5127, two copies of this request have [*12] been enclosed.

Sincerely,
BRANCH, PERKAL & ASSOCIATES, P.A.
Ross B. Perkal

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1976 SEC No-Act. LEXIS 243

 Securities Act of 1933 - Section 3(a) (9), 4(2)

Feb 9, 1976

[*1]   Geoscience Technology Services Corp.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

JAN 8 1976

David E. Wise, Esq.
Geary, Stahl, Koons, Rohde & Spencer
2500 LTV Tower
Dallas, Texas 75201

Re: Geoscience Technology Services Corp.

Dear Mr. Wise:

   This is in response to your letter of December 8, 1975 and subsequent telephone conversations with the staff concerning proposals by Geoscience Technology Services Corporation ("GTS") to: (1) issue warrants to purchase GTS Common Stock to First National Bank of Commerce, New Orleans, Louisiana (the "Bank"), and (2) offer its debentureholders GTS Common Stock in exchange for its outstanding debentures, without compliance with the registration requirements of the Securities Act of 1933 (the "Act").

   We understand the pertinent facts to be as follows. With respect to the first proposal, you state that in December, 1974 GTS began renegotiation its definitive loan agreement with the Bank, its primary lender. The general parameters of a plan of refinancing (the "Plan") have been defined in a proposal by the Bank, and the specifics of the Plan are presently being negotiated. Pursuant to the Plan, GTS has already granted and [*2] issued to the Bank warrants (the "Warrants") to purchase an aggregate of 76,500 shares of GTS Common Stock on or before November 9, 1985, at an exercise price of one cent per share. These warrants were issued as partial consideration for the Bank's consent to the sale by GTS of a 99% owned subsidiary, the entire shares of which GTS has pledged to the Bank as collateral for the Bank's loan. As additional consideration for the Bank's agreement to refinance the GTS debt, the Bank will require GTS to issue to the Bank additional warrants (the "Subsequent Warrants") to purchase GTS Common Stock equal to 10% of the outstanding Common Stock of GTS. You mentioned over the telephone that upon exercise of both the Warrants and the Subsequent Warrants, GTS will issue restricted stock to the Bank, the certificates of which will bear legends describing the restrictions upon their transfer.


   You state that GTS believes that the issuance of both the Warrants and the Subsequent Warrants constitute transactions by an issuer not involving any public offering and therefore are exempt by virtue of Section 4(2) of the Act. As a matter of policy, the staff does not express its view on transactions [*3] already completed. Further, the staff does not issue "no-action" letters under
Section 4(2) of the Act, except in the most compelling circumstances. For these reasons we are unable to comment on either the prior issuance of the Warrants or the proposed issuance of the Subsequent Warrants.

   With respect to the second proposal, GTS presently has issued and outstanding $945,000.00 principal amount of its 7% Sinking Fund Debentures due May 1, 1979 (the "Debentures"). The Debentures were issued in 1969 pursuant to a registration statement filed with the Commission. GTS has not made any interest payments on the Debentures or the required sinking fund deposits for over a year and therefore it is in default. As a condition to the Bank's agreement to refinance the GTS debt, the Bank will require GTS to retire at least 80% of the oustanding principal amount of the Debentures. GTS intends to accomplish this by making an exchange offer to its approximately 231 debentureholders, whereby GTS would issue 300 shares of Common Stock for each $1,000 principal amount of Debentures, which would be cancelled after the exchange. No commission or other remuneration will be paid or given directly [*4] or indirectly for soliciting such exchange.

   Based upon the facts presented regarding the second proposal, this Division will not recommend any enforcement action to the Commission if the proposed exchange is effected without compliance with the registration requirements of the Act in reliance upon the exemption provided by Section 3(a) (9) thereof.

   Because this position is based upon the representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Further, this letter only expresses the Division's position on enforcement action and does not purport to express any legal conclusions on the questions presented.

Sincerely,

Norman Schou
Attorney Adviser

INQUIRY-1: GEARY, STAHL, KOONS, ROHDE & SPENCER
A PROFESSIONAL CORPORATION
ATTORNEYS AND COUNSELORS
2500 LTV TOWER
DALLAS, TEXAS 75201
AREA CODE 214 TELEPHONE 748-9901

December 8, 1975

Securities and Exchange Commission
Division of Corporation Finance
500 N. Capitol Street, N.W.
Washington, D.C. 20549

Re: Geoscience Technology Services Corporation
Commission File No. 0-5575


Gentlemen:
   This letter is being written on behalf of our client, [*5] Geoscience Technology Services Corporation ("GTS"). In December, 1974, GTS began renegotiating its definitive loan agreement with its primary lender, First National Bank of Commerce, New Orleans, Louisiana (the "Bank"). The negotiations have continued through the present date, with the general parameters of the plan of refinancing having been defined in a proposal by the Bank. However, the specifics of the plan of refinancing are yet to be agreed upon.

   In November, 1975, GTS sold, with the Bank's consent, controlling interest in GTS" theretofore ninety-nine percent (99%) owned subsidiary, Sigma Explorations Ltd. ("Sigma"), to Sigma's President. GTS had previously pledged ninety-nine percent (99%) of the outstanding shares of Sigma stock to the Bank, and consideration for the Bank's consent to the sale of Sigma, GTS granted and issued to the Bank unregistered warrants (the "Warrants") to purchase an aggregate of 76,500 shares of GTS Common Stock, such Warrants being exercisable on or before November 9, 1985, at an exercise price of one cent ($.01) per share. Upon exercise of the Warrants, GTS will issue restricted stock to the Bank.

   GTS presently has issued and outstanding [*6] $945,000.00 principal amount of its 7% Sinking Fund Debentures Due May 1, 1979. GTS has not paid any interest payments or made required sinking fund deposits for over a year and is, therefore, in default. (See GTS" Form 8-K Current Report for the Month of April, 1975, as previously filed with the Commission.) As a condition to the Bank's agreement to refinance GTS" debt, the Bank will require GTS to retire at least 80% of the outstanding principal amount of the debentures. In order to accomplish the latter, GTS intends to make an exchange offer to its approximately 231 debentureholders, whereby GTS would issue 300 shares of Common Stock (the "Exchange Stock") for each $1,000 principal amount of debentures. The debentures would thereafter be cancelled.

   As additional consideration for the Bank's agreement to refinance GTS" debt, the Bank will require GTS to issue to the Bank warrants (the "Subsequent Warrants") to purchase GTS Common Stock equal to 10% of the outstanding Common Stock of GTS.

   GTS believes that the issuance of the Warrants to the Bank in connection with the sale and transfer of the Sigma stock to its purchaser is exempt from the registration provisions of Section [*7] 5 of the Securities Act of 1933, as amended (the "Act"), by virtue of the exemption contained in Section 4(2) of the Act for "transactions by an issuer not involving any public offering." GTS also believes that the shares of its Common Stock to be issued pursuant to the proposed exchange offer with its debentureholders will be exempt from the provisions of Section 5 of the Act by virtue of the exemption contained in
Section 3(a) (9) of the Act, as no commission or other remuneration will be paid or given directly or indirectly for soliciting such exchange. Furthermore, GTS believes that the issuance of the Subsequent Warrants will constitute a transaction by an issuer not involving any public offering and, therefore, be exempt by virtue of Section 4(2) of the Act.

   GTS believes the exemptions discussed above adequately cover each transaction consummated or contemplated, and that the issuance of the Warrants, the Exchange Stock and the Subsequent Warrants will not constitute a public offering of securities.

   The failure of GTS to achieve this plan of refinancing will result in the failure of GTS as an operating entity. The purpose of the plan of refinancing is to breathe life into [*8] GTS and to avoid total losses of the investments of GTS" shareholders and debentureholders, and not to contravene the provisions, intent and policy of the Act. Full and adequate disclosure has been heretofore made to the Bank and will hereafter be made to shareholders, debentureholders, the Commission and the public.

   For the reasons we have outlined above, we ask that you provide only your assurance that you will take no action under the Act with respect to the issuance of the Warrants, and the proposed issuance of the Exchange Stock and Subsequent Warrants.

   If you require any additional information before complying with our request, or if we can be of assistance to you in reaching a decision as to whether to comply with our request, please do not hesitate to call upon the writer.

   Your prompt reply will be greatly appreciated.

Very truly yours,

GEARY, STAHL, KOONS, ROHDE & SPENCER

By David E. Wise

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1973 SEC No-Act. LEXIS 952

 Securities Act of 1933 - Section 3(a) (9), 4(2)

Dec 10, 1973

[*1]   Four-Phase Systems, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: NOV 8 1973

Bruce Alan Mann, Esq.
Pillsbury, Madison & Sutro
Standard Oil Building
225 Bush Street
San Francisco, California 94104

Re: Four-Phase Systems, Inc.

Dear Mr. Mann:

   This is in response to your letter of October 22, 1973 in which you request the views of the Division regarding the applicability of the Securities Act of 1933 (the "Act") to a proposed distribution of securities by Four-Phase Systems, Inc. (the "Company").

   The Company presently plans to issue $14 million principal amount of Convertible Subordinated Notes (the "Notes") in reliance upon Section 4(2) of the Act. The Notes will be issued for cash and for cancellation of indebtedness for money advanced by certain principal shareholders. The Notes are convertible into common stock at $6.50 per share and will be sold accompanied by purchase agreements providing for registration rights with respect to the common stock into which they are convertible.

   The sale of the Notes is contingent upon the modification of the Company's four presently outstanding series of preferred stock. The amendment of the agreements under which the series of preferred stock were first issued will, among [*2] other things, adjust the registration rights of the preferred stock and make the dividends due on the preferred shares payable in common stock or cash.

   It is your opinion that (a) a previous public offering of common stock, which was withdrawn due to market conditions, should not be integrated with the private offering of the Notes; (b) the modification of the four series of preferred stock and the payment of stock dividends is an exempt transaction under Section 3(a) (9) of the Act; and (c) the issuance of the modified preferred stock and common stock in such exchange should not be integrated with the concurrent Note offering.


   On the basis of the facts presented, as more fully set forth in your letter, this Division will not recommend any action to the Commission if the company exchanges its new preferred stock and common stock for its old preferred stock without compliance with the registration provisions of the Act, in reliance upon your opinion as counsel that the exemption provided by Section 3(a) (9) of the Act is available. This Division also concurs in your view that the company's proposed offering of notes would not be integrated with the company's proposed public offering [*3] of common stock, which was withdrawn, or with the proposed exchange offer.

   While the exemption provided by Section 4(2) of the Act may be available for the proposed note offering, the determination whether or not the prospective offerees meet the tests set down by the Supreme Court in S.E.C. v. Ralston Purina is a factual one. That is it must be determined whether the offerees need the protection that registration affords or that they would have access to the kind of information that would be available in a registration statement. Since the staff is not in a position to make the investigation necessary to ascertain the requisite factual information, and since this information is more readily available to the issuer and its counsel, we are unable to express any opinion as to whether that proposed transaction may be completed without compliance with the registration provisions of the Act in reliance upon the exemption provided by Section 4(2).
$
Sincerely yours,

William E. Morley
Attorney Adviser

INQUIRY-1: LAW OFFICES OF
PILLSBURY, MADISON & SUTRO
STANDARD OIL BUILDING
225 BUSH STREET
SAN FRANCISCO, CALIFORNIA 94104
TELEPHONE 421-6133
AREA CODE 415

October 22, 1973

Office of Chief  [*4]   Counsel
Division of Corporation Finance
Securities and Exchange Commission
500 North Capitol Street
Washington, D.C. 20549

Attention: John J. Heneghan, Esq., Deputy Chief Counsel

Gentlemen:

   We are special counsel for the proposed purchasers of approximately $14,000,000 principal amount of Convertible Subordinated Notes (the "Notes") of Four-Phase Systems, Inc. (the "Company").


   The Company has outstanding 1,547,469 shares of common stock held by 97 institutions and persons and 97,748 shares of preferred stock (the "Old Preferred") held by 80 institutions and persons. All outstanding common stock and Old Preferred were issued between February 11, 1969, and February 28, 1973, in private placements in reliance on the exemption for transactions by an issuer not involving any public offering provided by section 4(2) of the Securities Act of 1933 (the "Act") and are subject to restrictions on transfer designed to prevent the distribution of any part thereof in violation of the Act. The Old Preferred is subdivided into the following four series: 23,334 shares of Series A Senior Convertible Income Voting Preferred Stock (the "Series A Senior Preferred"), 11,667 shares of Series [*5] B Senior Convertible Income Voting Preferred Stock (the "Series B Senior Preferred"), 45,000 shares of Series A Convertible Income Voting Preferred Stock (the "Series A Preferred") and 17,747 shares of Series B Income Preferred Stock (the "Series B Preferred").

   The Series A Senior Preferred and Series B Senior Preferred are entitled to quarterly cumulative dividends, from January 1, 1973, prior to the payment of any other dividends. The Series A Preferred and Series B Preferred have the same dividend rights, subordinated only to the payment of dividends on the two senior series.

   Each series of Old Preferred provides for mandatory serial redemption at a price of $100 per share plus accrued but unpaid dividends. The redemption of Series A Senior Preferred and Series B Senior Preferred is scheduled to commence on February 1, 1977, and the redemption of Series A Preferred is scheduled to commence on May 15, 1976. On each such redemption date and annually thereafter, 25 per cent of the originally outstanding shares of the respective series is to be redeemed.

   The first partial redemption of Series B Preferred occurred on February 28, 1973, when six per cent of the originally issued [*6] shares was redeemed. On February 28, 1974, and annually thereafter, 23.5 per cent of the originally issued shares is to be redeemed.

   The Series A Senior Preferred, Series B Senior Preferred and Series A Preferred are convertible prior to redemption into common stock. The conversion prices currently in effect are $4.50, $6.50 and $4 per share of common stock, respectively. The Series B Preferred is not convertible.

   On April 2, 1973, the Company filed a registration statement on Form S-1 (Registration No. 2-47545), covering the proposed underwritten sale to the public of 600,000 shares of common stock. The net proceeds of the offering at a proposed public offering price of $14 per share were to have been used to repay bank borrowings used to finance the cost of equipment and to finance the future cost of such equipment.

   Twenty-five thousand preliminary prospectuses were printed and an unknown number reached the public. Although none of the offerees of the Notes were solicited in connection with such offering, some received the preliminary prospectus pursuant to contractual rights to receive all filings of the Company with the Commission or through their representatives on [*7] the Board of Directors. In a few instances, a separate division of an offeree of the Notes may have received the preliminary prospectus in connection with the public offering. For example, the trust department of a large bank may have received it while the venture capital department to which the offer of the Notes was made did not. However, each offeree of the Notes received a copy of the preliminary prospectus as a part of the Notes offering circular after the registration statement relating to the offering of common stock was withdrawn.

   On June 21, 1973, prior to any sales of such common stock, the Company requested that its registration statement be withdrawn, solely in view of adverse market conditions. On June 28, 1973, the Commission issued an order consenting to such withdrawal.

   The Company commenced negotiations for the offering of the Notes on July 9, 1973, in reliance on the exemption under section 4(2) of the Act. The Notes will be issued for cash and for cancellation of indebtedness for money advanced by certain principal shareholders. An investment banker will receive a fee in connection with the placement of the Notes but will not solicit the exchange described [*8] below.

   The Notes are convertible into common stock at $6.50 per share (subject to adjustment for diluting issues) and will be sold pursuant to comprehensive purchase agreements, providing for registration rights with respect to the common stock into which they are convertible and other continuing obligations of the Company.

   The obligation of the purchasers to purchase the Notes is conditioned upon:

   (1) the amendment of the agreements pursuant to which the Series A Preferred, and the Series A Senior Preferred and Series B Senior Preferred, respectively, were originally issued to adjust registration rights relating to the common stock into which such preferred stock is convertible;

   (2) the amendment of the Series A Preferred, Series A Senior Preferred and Series B Senior Preferred, respectively, (a) to eliminate its serial redemption provisions and to provide that it is to be redeemed in full on its last redemption date (May 15, 1979, for the Series A Preferred and February 1, 1980, for the Series A Senior Preferred and Series B Senior Preferred); (b) to provide that it shall be converted automatically upon a defined public offering of common stock; and (c) to provide that dividends [*9] shall be payable:

   (i) from January 1, 1973, through December 31, 1974: quarterly at the rate of $5 per share per annum, payable in common stock at $6.50 per share;

   (ii) from January 1, 1975, through December 31, 1975: as in (i) above but payable in common stock at $6.50 per share or in cash, at the option of the Company; and

   (iii) after December 31, 1975: as currently provided; and

   (3) the amendment of the Series B Preferred to provide that (a) the partial redemption on February 28, 1974, shall be paid in common stock at $6.50 per share; and (b) dividends shall be payable as described in 2(c) above.

   The preferred stock as so amended and the common stock issuable pursuant to such amendments are hereinafter collectively referred to as the "New Preferred" and "Common Stock," respectively.

   All accrued but unpaid dividends on the New Preferred will be paid in Common Stock upon the exchange.


   The amendments of the Old Preferred will be effected by the written consent of shareholders pursuant to the provisions of the Delaware Corporation Law. Although the Company is not subject to the proxy rules, each shareholder will receive a proxy statement containing substantially the information [*10] which would be required in a prospectus for securities registered on Form S-14 and describing the proposed sale of the Notes. No person will receive, directly or indirectly, any commission or other remuneration for soliciting the exchange.

   A.  Nonintegration of Registered Public Offering with Private Offering.

   In our opinion, based on the following, the public offering of common stock should not be integrated with the offering, issuance and sale of the Notes:

   1. The Notes offering is a bona fide private offering and not a product of the public offering of common stock. The common stock offering was not used as a vehicle for initiating interest in the Notes offering but was a bona fide attempt to raise money in the manner described in the registration statement, which was discontinued solely by reason of adverse market conditions.

   2.  The two offerings involve the issuance of entirely different securities.

   3. The consideration to be received by the Company in the common stock offering consisted solely of cash. The consideration to be received by the Company in the Notes offering consists of cash and cancellation of indebtedness.

   4. The manner and terms of the respective [*11] offerings are materially different (see generally In re Unity Gold Corporation (1938) 3 SEC 618). The common stock was to be sold through underwriters at approximately $14 per share. The Notes are to be placed directly and are initially convertible into common stock at $6.50 per share. The Notes will be issued pursuant to comprehensive purchase agreements, and their issuance will require the prior consent of holders of 90 per cent of the Series A Senior Preferred and the Series B Senior Preferred.

   5. The Notes will be issued not less than four months after the conclusion of the common stock offering.

   6. The integration of the two offerings is not appropriate under the circumstances, as it would achieve no objective of the Act. The public interest was protected in the common stock offering through compliance with the registration requirements of the Act, and the termination of the offering upon the withdrawal of the registration statement. No public interest would be served in requiring registration of the Notes and the underlying common stock in the current offering, as each of the offerees is a sophisticated investor capable of fending for itself and will receive restricted [*12] securities.

   B.  Availability of Section 3(a) (9) of the Act for the Exchange.

   In our opinion, based upon the following, the issuance of the New Preferred and Common Stock in exchange for the Old Preferred is an exempt transaction under section 3(a) (9) of the Act:

   1. The New Preferred and Common Stock will be exchanged for the Old Preferred by the Company with its existing shareholders exclusively.

   2. The settlement of accrued cash dividends with Common Stock is not a primary purpose of, but is incidental to, the exchange offer. The primary purpose of the exchange is to eliminate the substantial continuing burdens of the cash dividend and redemption provisions of the Old Preferred. Sixty-five thousand seven hundred ninety-two shares of Common Stock will be issued in settlement of dividends accrued to the date of the exchange, constituting approximately four per cent of the then outstanding common stock and approximately one per cent of the common stock on a fully diluted basis.

   3. No commission or other remuneration is to be paid or given, directly or indirectly, for soliciting the exchange. As the investment banker will not solicit the exchange, no part of its fee [*13] in connection with the placement of the Notes is allocable thereto.

   C.  Nonintegration of the Exchange with the Note Offering.

   In our opinion, based on the following, the offering and issuance of the New Preferred and Common Stock should not be integrated with the offering, issuance and sale of the Notes (see SEC Securities Act Release No. 2029 (August 9,
1939)):

   1.  The two offerings involve the issuance of entirely different securities.

   2. The consideration to be received by the Company in the exchange consists principally of the amendment of the provisions of the Old Preferred. The consideration to be received by the Company in the sale of the Notes consists of cash and cancellation of indebtedness.

   3. The offerings are not being made for the same general purpose. The exchange is offered to defer or eliminate certain continuing cash burdens and to simplify (upon the subsequent conversions) the capital structure of the Company. The Notes are offered to raise funds to repay bank borrowings used to finance the cost of equipment and to finance the future cost of such equipment.

   4.  The manner and terms of the respective distributions are materially
different.  The Notes  [*14]   will be issued pursuant to comprehensive purchase
agreements, and a commission is payable in connection with their issuance. The exchange will require shareholder action not required for the issuance and sale of the Notes (see generally Smith v. Jackson Tool & Die, Inc. (5 Cir. 1969) 419 F.2d 152).

   5. The integration of the two offerings is not appropriate under the circumstances, as it would achieve no objective of the Act. Section 3(a) (9) of the Act reflects a judgment that under the circumstances described therein, no public interest is served by requiring registration. That judgment is equally applicable to the circumstances described herein where a materially different security is being concurrently privately placed. This is not a case where a single plan of distribution is being segmented to avoid the rigors of the Act.

   6. The integration of the two offerings is inimical to the philosophy underlying the Act as reflected by the Background and Purpose sections of Release No. 5223 and Release No. 5430 under the Act. The Company is not presently a registered issuer, and there is no float in its securities. If the two offerings were registered, securities would be issued [*15] which would otherwise be restricted, and a thin and unrealistic market in the securities of the Company could develop.

   7. The offerings are not part of a single plan of financing. The exchange, as such, does not provide cash payments or other financing to the Company.

   In our opinion, under the circumstances described above (a) the offer to sell common stock to the public should not be integrated with the private offering, issuance and sale of the Notes; (b) the issuance of New Preferred and Common Stock in exchange for Old Preferred is an exempt transaction under section 3(a)
(9) of the Act; and (c) the offering and issuance of the New Preferred and Common Stock in such exchange should not be integrated with the concurrent offering, issuance and sale of the Notes. We respectfully request that you advise us that the staff of the Commission will not recommend that the

Commission take any action in the event the proposed transactions are consummated in the manner described.

   If you wish to discuss this matter or to be furnished with any further information in connection therewith, please call the undersigned or Mr. Michael
J. Halloran or Mr. Glenn Frese of this firm.

Yours  [*16]   very truly,

Bruce Alan Mann

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



1973 SEC No-Act. LEXIS 388

 Securities Act of 1933 - @ 3(a) (9) - Rule 144; Rule 145

Sep 27, 1973

[*1]   Canrad Precision Industries, Inc.

TOTAL NUMBER OF LETTERS: 3

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AUG 28, 1973

Daniel P. Lund, Esq.
Fink, Weinberger, Levin & Charney
551 Fifth Avenue
New York, New York 10017

Re: Canrad Precision Industries, Inc.

Dear Mr. Lund:

   This is with reference to your letters of July 27, 1973 and August 2, 1973, and the telephone conversation which you had with Mr. Stuart Brown of the staff on August 10, 1973, concerning the Division's interpretation of Section 3(a) (9) and Rules 144 and 145 of the Securities Act of 1933 ("the Act") as they apply to the situation of Canrad Precision Industries, Inc. ("Canrad"). We understand the facts to be as follows.

   Canrad presently has outstanding the following securities:

   1) 1,630,120 shares of Common Stock

   2) 11,000 shares of 7% Cumulative Convertible prior preferred stock ($100 par value)

   3) 10,000 shares of 6% Cumulative Convertible junior preferred stock ($100 par value)

   The issuance of both classes of preferred stock ("Preferred Stock") was deemed by Canrad to have been exempt from the registration requirements of the Act pursuant to Section 4(2). These shares of Preferred Stock are convertible [*2] into shares of Common Stock at the rate of $7.50 per share. Since Canrad's Common Stock is currently trading in the range of $2.50 - $3.00 per share, no Preferred Stock has been converted. As of June 30, 1973, there existed dividend arrearages totaling $759,208 with such arrearages increasing at the rate of $137,000 annually. Since these arrearages make it difficult for Canrad to obtain favorable financing, the Board of Directors wishes to either modify or eliminate the presently outstanding Preferred Stock and they propose to offer the preferred stockholders an opportunity to either


   (1) Exchange their existing Preferred Stock for a new class of Preferred which will provide for non-cumulative dividends and will be convertible at $6 per share, or

   (2) Adjust the concision ratio of existing shares of Preferred Stock from $7.50 to $6.00, subject to the shareholders agreeing to convert their shares immediately.

   It is your opinion that the exchange transaction proposed above would be exempt under Section 3(a) (9) of the Act, and that Canrad would not be required to comply with Rule 145 of the Act. You also express the view that the holders of Common Stock received upon conversion [*3] of New Preferred Stock could sell such shares of Common Stock in accordance with the provisions of Rule 144, including the holding period provision. It is your opinion that the shareholders converting New Preferred Stock received in exchange for Preferred Stock will be permitted to "tack" the holding period of the New Preferred Stock to the holding period for the common stock.

   Based on the facts presented, this Division will not recommend any action to the Commission if the plan is carried out as proposed without compliance with Rule 145, and in reliance on your opinion that Section 3(a) (9) is available. In computing the holding period for purposes of Rule 144, the holding period relating to the New Preferred Stock may be tacked to that of the underlying common.

Sincerely,

William E. Toomey
Assistant Chief Counsel

INQUIRY-1: Fink, Weinberger, Levin & Charney
Attorneys at Law
551 Fifth Avenue
New York, N.Y. 10017
(212) 682-0546

August 2, 1973

Securities and Exchange Commission
Washington, DC 20549

Attention: Division of Corporation Finance

Gentlemen:

   Enclosed is a copy of our letter to you of July 27, 1973 concerning a proposed reclassification of securities [*4] of our client Canrad-Hanovia, Inc. (f/k/a Canrad Precision Industries, Inc.). The second full sentence at page 4 of such letter is in error concerning the proposed proxy statement to be furnished to Canrad's shareholders. It is contemplated that such proxy statement will be furnished in connection with a special meeting to be held in or about October, 1973. Accordingly, such sentence should read as follows:


   It should be noted that a complete description of of the proposed transaction and of the new classes of Preferred Stock will be made in the proxy statement to be furnished to shareholders in connection with the special meeting of Canrad's shareholders, which should be filed in preliminary form with the Commission in or about September 1973, in the event Canrad's Board of Directors decides to proceed with the proposed transaction.

   I apologize for the error in our letter to you.

Sincerely yours,

Daniel P. Lund

INQUIRY-2: Fink, Weinberger, Levin & Charney
Attorneys at Law
551 Fifth Avenue
New York, N.Y. 10017
(212) 682-0546

July 27, 1973

Securities and Exchange Commission
Washington, D.C. 20549

Attention: Division of Corporation Finance

Gentlemen:

   We are [*5] counsel to Canrad Precision Industries, Inc. ("Canrad"), a corporation with has its Common Stock registered under Section 12(g) (Commission File No. 0-4780) of the Securities and Exchange Act of 1934, as amended, and are writing in order to request your advice as to whether any action will be recommended by your Division (i) if an exchange or reclassification of securities as described below is effected without complying with Rule 145 under the Securities Act of 1933, as amended (the "Act") and (ii) if sales are made upon conversion of convertible preferred stock as described below pursuant to Rule 144 under the Act.

FACTS

   Canrad presently has an authorized capitalization consisting of 5,000,000 shares of Common Stock, $.75 par value ("Common Stock"), of which 1,630,120 shares are now issued and outstanding; 11,000 shares of 7% cumulative convertible prior preferred stock, $100 par value ("7% Convertible Preferred"), allof which are outstanding; and 10,000 shares of 6% cumulative convertible junior preferred stock, $100 par value ("6% Convertible Preferred"), and with the 7% Convertible Preferred referred to collectively as the "Preferred Stock"), all of which are outstanding. [*6] The Preferred Stock was issued in August 1966 to 32 persons, all of whom took such shares for investment only and not with a view towards resale or other public distribution thereof. The issuance of such shares was accordingly deemed by Canrad to have been exempt from the registration requirements under the Act pursuant to Section 4(2) of the Act. Such shares are now held by 34 persons.

   The Preferred Stock is presently convertible into shares of Common Stock at a rate of $7.50 per share, so that each share of Preferred Stock may be converted into 13-1/3 shares of Common Stock. Canrad's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ System. On July 27, 1973, such Common Stock was quoted at 2-1/2 bid and 3 asked. None of Canrad's Preferred Stock has been converted. No dividends have ever been paid on the Preferred Stock and, as of June 30, 1973, there existed dividend arrearages in an aggregate amount of $759,208, or $38.79 per share of 7% Convertible Preferred and $33.25 of 6% Convertible Preferred. Canrad's Board of Directors considers such dividend arrearages, which increase at an aggregate annual rate of $137,000, as a deterrent to the consideration [*7] of declaring dividends upon the Common Stock, a "blanket" over the market price of the Common Stock, and a handicap to the securing of additional financing. The high conversion rate of the Preferred Stock in relation to the present market price of Canrad's Common Stock presents a deterrent to further financing through the issuance of equity securities, because of the anti-dilution provisions of the Preferred Stock. Annual provisions for Preferred Stock dividend requirements also act to reduce Canrad's per share earnings or increase its per share loss. Accordingly, Canrad's Board of Directors has considered various methods of eliminating or Hodifying the presently outstanding Preonerred Stock. Canrad is presently considering a plan to offer its preferred shareholders an opportunity to either
(i) exchange their existing shares of Preferred Stock for new classes of Preferred Stock which will provide for non-cumulative dividends and will be convertible at $6 per share, or (ii) adjust the conversion ratio of the existing shares of Preferred Stock from $7.50 to $6, subject to the agreement of the holders of such Preferred Stock to immediately convert upon the lowering of the conversion [*8] rate. In the event that Canrad's Board of Directors decides to proceed in this manner, Canrad's common and preferred shareholders will be requested, at a special meeting of shareholders to be held in or about October 1973, to amend Canrad's Certificate of Incorporation to authorize two new classes of Preferred Stock (the "New Preferred Stock"), which will be identical to the existing Preferred Stock except that dividends will be non-cumulative and the conversion ratio will be at $6 per share rather than $7.50 per share, and to adjust the conversion ratio of the presently outstanding Preferred Stock from $7.50 to $6.00. The filing of the amendment to the Certificate of Incorporation will be conditioned upon the agreement of the holders of not less than two thirds of the issued and outstanding Preferred Stock to convert such Preferred Stock to Common Stock within a short period after the lowering of the converion rate and the agreement of all other holders of Preferred Stock to exchange such Proferred Stock for New Preferred Stock. Alternatively, Canrad may request that its shareholders approve the New Preferred Stock, but filing of the Certificate of Amendment will be conditioned [*9] upon the agreement of all holders to exchange Preferred Stock for New Preferred Stock as well as the agreement of the holders of not less than two thirds of the Preferred Stock to convert New Preferred Stock to Common Stock within a short period after the exchange. Acceptance of either alternative will eliminate the present dividend arrearages with respect to outstanding Preferred Stock.

DISCUSSION


   It is our opinion that holders of Preferred Stock who receive shares of New Preferred Stock will have exchanged their existing Preferred Stock with the issuer, that there will have been no commission or other remuneration paid or given directly or indirectly in connection with the solicitation of such exchange, and, therefore, the New Preferred Stock will be an exempt security under Section 3(a) (9) of the Act. Accordingly, it is our further opinion that Canrad is not required to comply with Rule 145 under the Act. It should be noted that a complete description of the proposed transaction and of the new classes of Preferred Stock will be made in the proxy statement to be furnished to shareholders in connection with the annual meeting of Canrad's shareholders, which should be [*10] filed in preliminary form with the Commission in or about April 1973, in the event Canrad's Board of Directors decides to proceed with the proposed transaction.

   In the event Canrad's Board of Directors decides to proceed with the proposed transaction, it is anticipated that holders of the presently outstanding Preferred Stock will inquire of both Canrad and their own legal counsel as to whether Common Stock received upon conversion of New Preferred Stock, and Common Stock received upoh conversion of the presently outstanding classes of Preferred Stock after adjustment of the conversion rate from $7.50 to $6.00, will be "restricted" upon receipt, or whether the holding period from August 1966, when the original Preferred Stock was purchased, will be applicable to sales of Common Stock received upon conversion of either the New Preferred Stock or the presently outstanding Preferred Stock after adjustment of the conversion ratio. We assume that holders of Common Stock received upon conversion of either New Preferred Stock or presently outstanding Preferred Stock after adjustment of the conversion rate will comply with all provisions of Rule 144 so that the only question that is likely [*11] to arise will relate to applicable holding period. Subparagraphs (d) (4) (A) and (d) (4) (B) of Rule 144 provide that for purposes of determining the two year holding period required under such Rule, securities acquired from theissuer pursuant to a recapitalization or for consideration consisting solely of other securities of the issuer [*] for conversion, shall be deemed to have been acquired upon the date of the original acquisition of the securities surrendered in connection with the recapitalization or surrendered for conversion. It is our opinion that shareholders convering New Preferred Stock received in exchange for Preferred Stock will be permitted to "tack" the holding period of the Preferred Stock. Under subparagraph (d) (4) (A), Common Stock acquired on conversion shall be deemed to have been acquired at the same time as the securities surrendered for conversion. Tacking of the holding period of the New Preferred Stock to the holding period of the Preferred Stock should be permitted in a Section 3(a) (9) exchange and, in any event, a voluntary exchange under Section 3(a) (9) should constitute a "recapitalization" as such term is used in subparagraph (d) (4) (A) of Rule [*12] 144. See the "no action" letter relating to International Systems and Controls Corporation, available October 15, 1972; BNA Sec. Reg. & L. Rep. No. 173 at C-1 (October 18, 1972). The same result should also follow with respect to Common Stock received upon conversion of Preferred Stock after adjustment of the conversion rate.

   We would appreciate your advising us whether you concur with our opinion as set forth herein and whether, on the basis of the information submitted, any action will be recommended by the staff to the Commission if (i) Canrad does not comply with Rule 145 in connection with the solicitation of approval from its shareholders with respect to the authorization of new classes of Preferred Stock and adjustment of the conversion rate of the presently outstanding Preferred Stock, and (ii) shares of Common Stock received upon conversion of New Preferred Stock or Preferred Stock after adjustment of the conversion rate are sold under Rule 144 based upon a holding period commencing at the time the original Preferred Stock was acquired.

   If there is any further information or documentation the staff may require, please let us know. The staff is authorized to telephone, [*13] collect, Daniel
P. Lund or Charles J. Moos of this firm in the event there are any questions.

Very truly yours,

FINK, WEINBERGER, LEVIN & CHARNEY

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



1972 SEC No-Act. LEXIS 2763

 Securities Act of 1933 - @ 3(a) (9)

Jul 20, 1972

[*1]   Diversa-Graphics, Inc.

TOTAL NUMBER OF LETTERS: 5

SEC-REPLY-1: JUN 20 1972

Richard B. Persinger, Esq.
Jacobs Persinger & Parker
70 Pine Street
New York, New York 10005
$
Re: Diversa-Graphics, Inc.

Dear Mr. Persinger:

   This is with reference to your letters of May 24, June 5, and 7, 1972 concerning the proposed recapitalization plan of your client, Diversa-Graphics, Inc.

   Diversa-Graphics, Inc has proposed a voluntary plan of recapitalization in which it will exchange all of the outstanding securities, other than common stock and certain secured notes, for common stock of the company. At the same time, the holders of common stock will reduce their holdings substantially by surrendering a major part of the shares held by each of them. All unpaid accrued interest and dividends on preferred stock would be waived.

   On the basis of the facts presented, this Division will not recommend any action to the Commission if the Company proceeds with the proposed recapitalization and exchange of stock without registration under the Securities Act of 1933, in reliance upon your opinion as counsel that the exemption provided by Section 3(a) (9) of the Act is available.

   With respect to the development of an active trading [*2] market in these shares, this Division expresses no opinion, but we direct your attention to Rule 10b-5 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Sincerely,

William E. Toomey
Assistant Chief Counsel

INQUIRY-1: JACOBS PERSINGER & PARKER
70 PINE STREET
NEW YORK, N.Y. 10005
CABLE ADDRESS: JAPERPAR

June 7, 1972


Securities and Exchange Commission
Division of Corporation Finance
500 North Capitol Street, N.W.
Washington, D.C. 20549

Attention: Barry Thorpe, Esq.

Re: Diversa-Graphics, Inc.

Dear Sirs:

   It has come to our attention that in our letter dated May 24, 1972 with regard to the above designated Corporation, on page 2, third paragraph, there is an erroneous reference to the issuance of common stock to U.O. Colson Company in October, 1967 when in fact, as set forth in Item 26, paragraph (c) of the Registration Statement filed by Diversa-Graphics, Inc. on October 28, 1969, the stock actually issued was 3,000 shares of Senior Preferred Stock, $100 par value, First Series.

   While we do not consider that this variation is significant with regard to the matters being considered by you, we are writing this letter to correct the [*3] erroneous statement.

Very truly yours,

Jocobs Persinger & Parker

INQUIRY-2: JACOBS PERSINGER & PARKER
70 PINE STREET
NEW YORK, N.Y. 10005
CABLE ADDRESS: JAPERPAR
212 344-1866

June 5, 1972

Barry Thorpe, Esq.
Securities and Exchange Commission
Division of Corporation Finance
500 North Capitol Street, N.W.
Washington, D.C. 20549

Re: Diversa-Graphics, Inc.

Dear Sir:

   This letter is written with reference to Mr. Persinger's telephone conversation with you today regarding the Issuer's position as to any common stock which may be issued upon consummation of the Plan of Recapitalization.

   In connection with the original issuance of the various securities, the Issuer claimed exemptions under Section 4(2) of the Securities Act of 1933 or under Rule 133, as indicated in Item 26 of the Registration Statement filed in 1969, a copy of which Item 26 accompanied our letter of May 24, 1972.



   As indicated in our said letter, we are aware that in the letter of comment dated February 24, 1970 it was suggested that the issuance of stock as described in Item 26(a) may have been in violation of the registration provisions of the Securities Act of 1933. Notwithstanding this or any [*4] other issuance of securities as to which any question might be raised with regard to the applicable exemption as claimed, it is our opinion that after the expiration of three years from the latest date of issuance on June 27, 1969, none of the outstanding securities will be subject to further restriction on transfer, and all of the common stock issued in exchange for any of such securities will have the same status; provided, however, that any sales made by persons who acquired their securities pursuant to exemption under Rule 133 will continue to be subject to the requirements of that Rule in the disposition of common stock received in exchange for such securities.

   If you require any additional information or have any other questions, we would appreciate it if you would call

   Mr. Persinger or Mr. Feinberg of this office.

Very truly yours,

Jocobs Persinger & Parker

INQUIRY-3: JACOBS PERSINGER & PARKER

70 PINE STREET
NEW YORK, N.Y. 10005
CABLE ADDRESS: JAPERPAR

May 24, 1972

Peter J. Romeo, Esq.
Securities and Exchange Commission
Division of Corporation Finance
500 North Capitol Street, N.W.
Washington, D.C. 20549

Re: Diversa-Graphics, Inc.

Dear Sir:

   On Tuesday [*5] Bob Feinberg of this firm spoke to you about a proposed voluntary plan of recapitalization which Diversa-Graphics, Inc. proposes to put into effect and certain questions which have been raised in connection therewith. At the same time he mentioned the urgency of the matter in view of the need for prompt arrangements to relieve financial pressures being experienced by that Corporation.

   We are enclosing herewith a request for a no-action letter with regard to this matter. We would very much appreciate it if you would route this request to an appropriate person so that it may receive attention at the earliest possible time.

Very truly yours,


Jacobs Persinger & Parker

JACOBS PERSINGER & PARKER
70 PINE STREET
NEW YORK, N.Y. 10005
CABLE ADDRESS JAPERPAR
212 344-1866

May 24, 1972

Securities and Exchange Commission
Division of Corporation Finance
500 North Capitol Street, N.W.
Washington, D.C. 20549

Re: Diversa-Graphics, Inc.

Dear Sirs:

   We are special counsel to Diversa-Graphics, Inc., a Delaware corporation, whose principal office is at 51 Madison Avenue, New York, New York. We are addressing this letter to you on behalf of said Corporation and [*6] for the purpose of ascertaining whether the Division of Corporation Finance would recommend to the Commission that any action be taken in the event that the Corporation should proceed with its plan of recapitalization.

   Diversa-Graphics, Inc. proposes to accomplish a recapitalization by the voluntary exchange of all of its outstanding securities, other than common stock and certain secured notes, for common stock of the Corporation. At the same time, the holders of common stock will reduce their holdings substantially by surrendering a major part of the shares held by each of them. All unpaid accrued interest and dividends on preferred stock would be waived upon such surrender.

   This proposed recapitalization is shown on Exhibit A enclosed with this letter.

   The history of the capitalization of the Corporation is reflected in a Registration Statement, File No. 2-35174, filed by the Corporation on October 28, 1969, and withdrawn some months later. Enclosed herewith is a photocopy of
Item 26 of Part II to said Registration Statement. The primary change in the capitalization of the Corporation since that time resulted from the conversion of all of the 1,000 shares of Series VI [*7] Convertible Preferred Stock then outstanding into Common Stock.

   Except for the issuance of common stock upon exercise of employee stock options (see Item 26(o)), the last issuance of securities (other than secured notes not included in the reorganization plan) was on June 27, 1969. By the time the proposed recapitalization is completed, not earlier than the end of June, 1972, the three year statute of limitations pursuant to Section 13 of the Securities Act of 1933 will apply with respect to the issuance of securities on and prior to June 27, 1969.



   After the filing of the Registration Statement, an extended letter of comment, dated February 24, 1970, was addressed to special counsel to the Corporation for purposes of the Registration Statement. A copy of said letter of comment is enclosed herewith. In that letter, on page 2 under Item 8, it is suggested that the initial sale of securities described in Part II under Item 26(a) should be described in the Prospectus and that it should be pointed out that such sale may have been in violation of the registration provisions of the Securities Act of 1933.

   The unregistered issuances of the securities up to the date of filing of [*8] the aforesaid Registration Statement are set forth under Item 26 of Part II. The instance other than the initial sale of securities, in which there was a major issuance of securities to a substantial number of people involved the acquisition of U.O. Colson Company in October, 1967. In that instance, a single certificate for shares of the present common stock of the Corporation was issued to the Colson Company whose assets had been acquired. Subsequently, in 1969, after an opinion had been given by Messrs. Debevoise, Plimpton, Lyons & Gates that Rule 133 was applicable (accompanied by the suggestion that persons who might be deemed affiliates of the Colson Company should deliver appropriate letters with regard to restriction on further transfer of their stock), the common stock was distributed to approximately 144 shareholders of the Colson Company.

   On the basis of the foregoing circumstances, our opinion is as follows:

   1) Even if, as suggested in the letter of comment dated February 24, 1970, the initial sales of securities by the Corporation and/or other issuances of securities prior to June 28, 1969, were in violation of the registration provisions of the Securities Act of [*9] 1933, this factor does not affect the availability of the exemption pursuant to Section 3(a) (9) of the Securities Act of 1933 in connection with the proposed recapitalization by exchange of securities to be effectuated after June 30, 1972.

   2) To the extent that securities of the Corporation as presently held are not subject to restriction on transfer without registration, the common stock received in exchange therefor would have the same unrestricted status.

   3) Specifically, with regard to the second point, the result would not be affected even if some of such presently held securities were acquired originally in transactions which were in violation of the registration provisions of the Securities Act of 1933.

   We request your advice as to whether, if a) the proposed recapitalization plan is consummated after June 30, 1972, and b) unrestricted transfers are subsequently made from time to time by the holders of common stock received in connection with the recapitalization, you would be disposed to take any action as a result thereof.

   The Corporation has already received assurances that the holders of some $7,500,000 of indebtedness of the Corporation as well as holders of the [*10] other securities of the Corporation will agree to the recapitalization plan.

   The management believes that not only can the Corporation be a viable business organization, but that it is in a position to move forward in a constructive way to substantial improvement in its financial position and operations. However, it is essential that the capitalization of the Corporation be restructured at the earliest possible date in order to relieve the Corporation from the heavy burden of interest accruals, some of which are overdue and have not been paid, and to relieve it from other serious financial pressures through an early and substantial improvement in its working capital position.

   Accordingly, it is urgently requested that we receive a response to the request contained in this letter at the earliest possible date.

   We would welcome the opportunity for a conference in order to supply any additional information which may be required. If such a conference may be arranged or if you have any questions, please telephone Mr. Persinger or Mr. Feinberg of this firm.

Very truly yours,

Jocobs Persinger & Parker

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
1976 SEC No-Act. LEXIS 1075

Securities Act of 1933 - Section 3(a) (9)

May 14, 1976

[*1]   NJB Prime Investors

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

APR 14 1976

Benjamin Zelermyer, Esquire
Morrison, Paul, Stillman & Beiley
110 East 59th Street
New York, New York 10022

Re: NJB Prime Investors ("NJB")

Dear Mr. Zelermyer:

   This refers to your letter dated April 10, 1976 describing a proposed exchange of securities with existing securityholders of NJB without compliance with the registration requirements of the Securities Act of 1933 ("the Act").

   Pertinent facts are as follows. The Trustees of NJB have decided to reorganize its capital structure in order to either reduce or eliminate its subordinated indebtedness. The proposal is an exchange by the holders of its 6 3/4% Convertible Subordinated Debentures due 1991 and 7% Subordinated Debentures due 1980 for 10 shares of beneficial interest in the Trust plus $20 for each $100 principal amount, without account for accrued interest. NJB will not pay or give any commission or other remuneration to any person for soliciting exchanges.

   The trust is concerned that elimination of accrued interest on the debt by way of the exchange offer may be construed as a cash payment by the securityholders, [*2] thus precluding the availability of the exemption provided by Section 3(a) (9) of the Act.

   On the basis of the facts presented, as more fully set forth in your letter, this Division will not recommend any enforcement action to the Commission if the proposed transaction is effectuated without registration under the Act, in reliance upon your opinion as counsel that the transaction will be exempt by virtue of Section 3(a) (9) of the Act.

   Because this position is based upon representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Further, this letter only expresses the Division's position on enforcement action and does not purport to express any legal conclusion on the question presented.


Sincerely,
Richard K. Wulff
Attorney Adviser

INQUIRY-1: LAW OFFICES OF
MORRISON, PAUL, STILLMAN & BEILEY
110 EAST 59TH STREET
NEW YORK 10022
AREA CODE 212-593-0100

April 10, 1976

Division of Market Regulation
Securities and Exchange Commission
500 North Capitol Street
Washington, D.C. 20549

Attention: Andrew M. Klein, Esq.
Associate Director
Room 312

Re: NJB Prime Investors
Commission File No. 1-6899
[*3]
Gentlemen:

   On behalf of NJB Prime Investors, we are writing to request an exemption from Commission Rule 10b-6, pursuant to subsection (f) thereof, in order to permit NJB Prime to conduct an exchange offer for its outstanding subordinated debentures.

   NJB Prime's Trustees have determined that it is in the best interests of the Trust to reduce or eliminate subordinated indebtedness.Accordingly, the Trust is now preparing to invite tenders of its outstanding 6 3/4% Convertible Subordinated Debentures due 1991 and 7% Subordinated Debentures due 1980. NJB intends to offer ten Shares of Beneficial Interest in the Trust and $20 for each $100 principal amount, without payment for accrued interest. The terms and conditions of the offer will be set forth in an Invitation for Tenders and a Letter of Transmittal.

   As of March 31, 1976, $3,044,900 principal amount of the 6 3/4% debentures were outstanding, as were $12,859,000 principal amount of the 7% debentures.

   The Trust will seek to borrow the funds for the cash portion of the exchange offer under its Revolving Credit Agreement, as amended as of July 29 and July 31, 1975; the Trust's obligation to consummate the exchange is conditioned [*4] on its ability to borrow these funds. Defaults under the insolvency and net worth provision of the Revolving Credit Agreement resulting from the Trust's negative net worth of $5,775,644 as of November 30, 1975 have been waived by the senior lenders. The further reduction of the Trust's net worth as of March 1, 1976 is a breach of the Revolving Credit Agreement, although the senior lenders have not declared it to be a default and the Trust has not sought a waiver. While the Trust's senior lenders have not committed themselves, they have indicated a willingness to consider providing the requisite funds.


   It is anticipated that the Invitation will first be made as soon as possible and will remain open, unless extended, until Friday, April 30, 1976.

   Debentures tendered may be withdrawn at any time on or before the seventh day following the transmittal of the Invitation to debentureholders.

   NJB Prime's 6 3/4% Convertible Subordinated Debentures due 1991 were originally issued in a registered public offering in November 1971 and are convertible into Shares of Beneficial Interest in the Trust at $21 per share. The Shares have recently been quoted in the over-the-counter market at [*5] a bid of 1/8; as of April 1, 1976, no asked price was being quoted.

   The Trust also has outstanding 250,000 Warrants to purchase Shares of Beneficial Interest. The Warrants, however, are not exercisable before April 1, 1977.

   It is our understanding that for the purposes of Rule 10b-6, the Commission may view the existence of the convertible debentures as a continuing "distribution" of the shares and the convertible debentures themselves as "rights" to purchase the shares. As a practical matter, however, because of the great disparity between the conversion price and current market values, there is no likelihood that any holder will convert his debentures into Shares of Beneficial Interest.

   In any event, it is the Trust's view that Rule 10b-6 was not intended to preclude an issuer's exchange of its own securities in the circumstances described above. Accordingly, NJB Prime respectfully requests an exemption from Rule 10b-6 in order to permit it to conduct its proposed exchange offer. A previous request by the Trust was granted on August 23, 1975, and during August and September 1975, the Trust repurchased an aggregate of $13,158,900 principal amount of its debentures. The [*6] proposed invitation will be addressed to the Trust's remaining debentureholders.

   For your information, the Trust is also seeking a "no-action" letter under
Section 3(a) (9) of the Securities Act of 1933. A copy of the request is enclosed.

   The Trust will appreciate your prompt attention to this request. Should you require any additional information, please call the undersigned at the number shown above or Patricia Ireland, at 201/473-6550.

Very truly yours,

Benjamin Zelermyer

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
1992 SEC No-Act. LEXIS 653

Securities Exchange Act of 1934 -- Section 15(d)

May 15, 1992

[*1]   The News Corporation Limited; News America Holdings Incorporated

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

May 15, 1992

RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

RE: The News Corporation Limited ("TNCL")
News America Holdings Incorporated ("NAHI")
Incoming Letter dated April 21, 1992

   Based on the facts presented, and considering that TNCL has fully and unconditionally guaranteed the various obligations of NAHI under the notes described in your letter (the "Notes"), the Division will not raise objection if NAHI does not file periodic reports with respect to the Notes pursuant to sections 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). As you know, this position is subject to the condition that the Exchange Act reports of TNCL contain summarized financial information concerning NAHI which should include at least the information described in Rule 1-02 (aa) of Regulation S-X.

   Because this position is based on the representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Further, this response only expresses the [*2] Division's position on enforcement action and does not purport to express any legal conclusion on the question presented.

   The staff will respond separately to the Securities Act issues raised in your letter.

Sincerely,

Anthony G. Barone
Attorney-Advisor

INQUIRY-1: SQUADRON, ELLENOFF, PLESENT & LEHRER

   551 FIFTH AVENUE

   NEW YORK, N.Y. 10176

   (212) 661-6500

TELECOPIER
(212) 697-6686

Securities Act of 1933 -- Sections 3(a)(9) and 4(1); Securities Exchange Act of 1934 -- Section 13 and 15(d)

April 21, 1992

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: Office of Chief Counsel
Division of Corporation Finance

Re: The News Corporation Limited
SEC File No. 1-9141
News America Holdings Incorporated
Sec File No. 33-46196

Dear Ladies and Gentlemen:

   We are counsel for The News Corporation Limited, a corporation organized under the laws of the State of South Australia, Commonwealth of Australia ("TNCL"), and News America Holdings Incorporated, a corporation organized under the laws of the State of Delaware and an indirect, wholly-owned subsidiary of TNCL ("NAHI"). On March 24, 1992, the Securities and Exchange Commission [*3] (the "Commission") declared effective a registration statement on Form F-3 (File No. 33-46196) filed by TNCL and NAHI (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "1933 Act"). Pursuant to the Registration Statement, NAHI sold for cash US $ 641,712,000 aggregate principal amount ("Principal Amount") at maturity of Zero Coupon Exchangeable Subordinated Notes of NAHI due March 31, 2002 (the "Notes"), unconditionally guaranteed on a subordinated basis by TNCL (the "Guaranty"). The Notes were issued pursuant to an Indenture (the "Indenture") dated as of March 31, 1992, by and among NAHI, TNCL and Morgan Guaranty Trust Company of New York, as Trustee.

   On behalf of TNCL and NAHI, we hereby apply, pursuant to Section 12(h) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), for an order exempting NAHI from the periodic reporting requirements of Sections 13 and 15(d) of the 1934 Act which became applicable as a result of the registration of the Notes, or, in the alternative, we request confirmation from the Staff that it will not recommend any enforcement action to the Commission if NAHI does not comply with such reporting requirements. [*4] We believe that such an exemption would not be inconsistent with the public interest or the protection of investors. If the relief requested herein is granted, TNCL intends to include in its Annual Reports on Form 20-F filed pursuant to the 1934 Act summarized financial information (as defined in Rule 1-02(aa) of Regulation S-X under the 1933 Act) with respect to NAHI.

   The Notes are exchangeable, at the option of their holders (the "Noteholders"), into either American Depositary Shares of TNCL ("TNCL ADSs"), each representing two Ordinary Shares, par value A $ .50 per share, of TNCL ("TNCL Ordinary Shares") or directly into TNCL Ordinary Shares (the "Exchange Rights"). In addition, Noteholders can, at their option, require NAHI to purchase their Notes on March 31, 1997 (the "Purchase Rights") for a purchase price (the "Purchase Price") per Note of US $ 683.74 (representing the issue price plus accrued original issue discount to the date of purchase). NAHI is permitted to pay the Purchase Price for the Notes in cash and/or TNCL ADSs. NAHI is required, before the payment of the Purchase Price, to inform the Noteholders exercising their Purchase Rights whether the Purchase Price will [*5] include TNCL ADSs. Such Noteholders are permitted to withdraw the exercise of their Purchase Rights at any time prior to March 31, 1997. In this connection, and in addition to the 1934 Act relief described above, we further request confirmation from the Staff that it will not recommend any enforcement action to the Commission if TNCL Ordinary Shares issuable upon the exercise of Exchange Rights, or TNCL Ordinary Shares underlying the TNCL ADSs issuable upon the exercise of Purchase Rights, are issued without their continued, or in the case of the TNCL Ordinary Shares relating to the Purchase Rights, initial and continued, registration under the 1933 Act, pursuant to the exemption provided by Section 3(a)(9) under the 1933 Act. We also request confirmation from the Staff that the TNCL Ordinary Shares acquired pursuant to the exercise of Exchange Rights or Purchase Rights, as aforesaid, without their continued, or in the case of TNCL Ordinary Shares relating to the Purchase Rights, initial and continued, registration under the 1933 Act, will not be deemed "restricted securities" within the meaning of Rule 144 under the 1933 Act.

   For purposes of this request, we are assuming that TNCL [*6] will, at all relevant times, keep a sufficient number of TNCL ADSs registered so as to satisfy its and NAHI's obligation to deliver TNCL ADSs with respect to the exercise of Exchange Rights and Purchase Rights.

I. Background Information

   A. The News Corporation Limited. TNCL is a diversified international communications company principally engaged in the production and distribution of motion pictures and television programming, television broadcasting, publishing of newspapers, magazines and books and publication of promotional free-standing inserts. TNCL's activities are conducted principally in the United States, the United Kingdom, and Australia and the Pacific Basin.

   The sole class of voting securities of TNCL is the TNCL Ordinary Shares. The TNCL Ordinary Shares are listed on the Australian Stock Exchange Limited (the "ASX") which operates stock exchanges in the capital cities of each State in Australia, and are also listed on several other non-United States securities exchanges. The ASX presently constitutes the principal non-United States trading market for the TNCL Ordinary Shares.

   In the United States, the TNCL ADSs are listed on the New York Stock Exchange (the [*7] "NYSE"). In accordance with the rules of the NYSE, the TNCL Ordinary Shares are also listed on the NYSE for technical reasons and without trading privileges.

   As of March 20, 1992, TNCL had outstanding approximately 382,539,263 TNCL Ordinary Shares, held by approximately 11,549 record holders. As of April 10, 1992, 27,635,613 TNCL ADSs (representing 55,271,226 TNCL Ordinary Shares) were outstanding and held by 389 record holders. Because certain of these TNCL Ordinary Shares and TNCL ADSs were held by brokers or other nominees, the number of record holders in the United States may not be representative of the actual number of such beneficial holders. n1

    n1 TNCL has two additional classes of shares. The additional classes of shares consist of preferred limited voting ordinary shares (the "TNCL Preferred Shares") of A $ .50 each and non-voting ordinary shares (the "TNCL Non-Voting Shares") of A $ .50 each. As of the date hereof, no TNCL Preferred Shares or TNCL Non-Voting Shares had been issued.

   TNCL is a foreign private issuer that has filed annual reports and made other filings with the Commission since 1986 when TNCL ADSs were first registered under the 1933 Act and listed [*8] on the NYSE.

   TNCL has reported for the year ended June 30, 1991, revenues of A $10,970,543,000 (approximately US $ 8,586,644,000), income before abnormal items of A $ 321,321,000 (approximately US $ 251,498,000) and net income of (A $392,876,000) (approximately (US $ 307,504,000)), all calculated in accordance with accounting principles generally accepted in Australia.

   B. News America Holdings Incorporated.

   (i) Introduction. NAHI, the principal subsidiary in the United States of TNCL, is a holding company which conducts the United States activities of TNCL. All of the outstanding voting securities of NAHI are held indirectly, through subsidiaries, by TNCL.

   In March 1992, NAHI sold the Notes, which are unconditionally guaranteed on a subordinated basis by TNCL. n2 A copy of the prospectus from the offering is attached hereto as Exhibit A, for your convenience. As of April 6, 1992 the Notes were held by approximately 63 record holders. Because certain of the Notes were held by brokers and other nominees, the number of record holders may not be representative of the actual number of beneficial holders. The net proceeds from the sale of the Notes have been, or [*9] will be, used for capital expenditures (e.g., additional construction and printing plant equipment upgrades) and to repay certain indebtedness.

    n2 The terms of the guaranty are discussed beginning on page 6 of this letter.

   As a result of the effectiveness of the Registration Statement, NAHI became subject to the informational and reporting requirements of Section 13 of the 1934 Act. The Notes are listed on the NYSE.

   (ii) The Notes. The following is a summary of some of the principal terms of the Notes. The actual terms of the Notes are set forth in the Indenture relating to the Notes, a copy of which is attached hereto as Exhibit B.

   (a) General. The Notes are unsecured, subordinated obligations of NAHI and will mature on March 31, 2002. The Notes were issued in denominations of US $1,000 Principal Amount (or integral multiples thereof) but were sold at an issue price ("Issue Price") of US $467.50 per US $1,000 Principal Amount. The difference between the Issue Price and the Principal Amount (the "Original Issue Discount") is accrued to the holders of the Notes (the "Noteholders") on a semi-annual bond equivalent basis until maturity or other satisfaction [*10] of the Notes (e.g., exchange or redemption). This accretion represents a yield to maturity of 7.75% per annum. There will be no periodic payments of interest on the Notes.

   (b) Subordination of Notes. The Notes represent subordinated obligations of NAHI. As such, they are subordinated in right of payment to the prior payment in full of all existing and future "Senior Indebtedness" of NAHI. n3 As of December 31, 1991, after giving effect to the use of the proceeds of the Notes to repay certain indebtedness, NAHI's Senior Indebtedness aggregated approximately US $5.78 billion. The Indenture does not contain any provisions that limit the ability of NAHI to incur indebtedness.

    n3 "Senior Indebtedness" of NAHI means, generally, (A) the principal, premium (if any) and unpaid interest on all present and future (i) indebtedness of NAHI, for borrowed money; (ii) obligations of NAHI evidenced by notes or similar instruments; (iii) indebtedness incurred, assumed or guaranteed by NAHI in connection with the acquisition by it or a subsidiary of any business or assets (except accounts payable); (iv) obligations of NAHI, as lessee under leases required to be capitalized on the balance sheet of the lessee under U.S. GAAP; (v) obligations of NAHI with respect to Interest Rate Protection Agreements; (vi) all obligations secured by a lien to which the property of NAHI is subject; (vii) reimbursement obligations of NAHI in respect of letters of credit relating to indebtedness or other obligations of NAHI that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (vi) above; (viii) obligations of NAHI under guarantees in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above; (ix) certain obligations of NAHI under guarantees in respect of preferred stock issued by subsidiaries of TNCL; and (x) any deferrals, renewals, extensions, exchanges or refinancings of any indebtedness or obligations of the kind referred to in clauses (i) through (ix) above; provided that, the indebtedness described in (i) - (viii) and (x) above shall not constitute "Senior Indebtedness" to the extent that the related instruments provides that the indebtedness is not superior to the Notes or the indebtedness is to an Affiliate of NAHI, and (B) obligations of NAHI under the arrangements of TNCL with certain of its banks, unless the related instrument provides that the indebtedness is not superior to the Notes or the indebtedness is to an Affiliate of NAHI. The obligations of NAHI under the Notes do not constitute Senior Indebtedness. [*11]

   The subordination provisions operate generally as follows. No payment in respect of the Notes may be made if (i) any payment default on any Senior Indebtedness has occurred and is continuing; or (ii) a default other than a payment default, on any Senior Indebtedness, is continuing, or any event occurs and is continuing that would, with the giving of notice and/or lapse of time, constitute a default that would permit acceleration or, in the case of certain specified debt arrangements, the termination thereof. Payments are permitted to resume when the default with respect to the Senior Indebtedness has been cured or waived or, in the case of a non payment default, 180 days after the notice of the default was received by NAHI.

   In addition, in the event that the Notes are declared due and payable earlier than their stated maturity as a result of an event of default thereunder, no payment may be made until the earlier of (i) 120 days after the date of acceleration, or (ii) the payment in full of all Senior indebtedness.

   In the event of a distribution of NAHI assets to creditors in a dissolution or reorganization, the holders of the Senior Indebtedness will be entitled to receive payment [*12] in full before the Noteholders will be entitled to receive any payment on the Notes. Therefore, in the event of a NAHI insolvency, holders of the Senior Indebtedness of NAHI will be entitled to recover more, ratably, than the Noteholders.

   The Indenture provides that the subordination provisions shall not prevent NAHI from delivering TNCL ADSs or TNCL Ordinary Shares in exchange for Notes upon the exercise by the Noteholders of Exchange Rights or Purchase Rights.

   The foregoing subordination provisions are applicable to TNCL's obligations under the Guaranty in an identical manner as they are applicable to NAHI.

   (c) Exchange Rights. Each Noteholder has the right to exchange with NAHI its Notes for TNCL ADSs or TNCL Ordinary Shares at any time before maturity or, in the case of a redemption, the redemption date. Each exchange will be effected at the rate of 15.042 TNCL ADSs (or 30.084 TNCL Ordinary Shares, as applicable) per US $ 1,000 Principal Amount of Notes, subject to certain adjustments. If the calculation of the number of TNCL ADSs or TNCL Ordinary Shares to which a Noteholder would be entitled would result in fractional securities being issued, such fractions will be [*13] satisfied in cash (based on a market price calculation) in lieu of the issue of such fractional securities.

   (d) Purchase Rights. On March 31, 1997, at the option of each Noteholder, NAHI will have the obligation to purchase any or all of the outstanding Notes held by such Noteholder.

   The Purchase Price payable in respect of each NAHI Note to be purchased shall be US $ 683.74 per NAHI Note (the Issue Price plus accrued Original Issue Discount to but excluding the purchase date). NAHI, at its option, may elect to pay such Purchase Price in cash or in TNCL ADSs, or in any combination thereof.

   If NAHI elects to pay the Purchase Price, in whole or in part, in TNCL ADSs, the number of TNCL ADSs to be delivered in respect of the specified percentage of the Purchase Price to be paid in TNCL ADSs shall be based upon the average market price of a TNCL ADS. No fractional TNCL ADSs will be delivered upon any purchase by NAHI of Notes in payment, in whole or in part, of the Purchase Price. Instead, NAHI will pay cash based on the market price for any fractional TNCL ADS. All holders whose Notes are purchased shall receive the same percentage of cash or TNCL ADSs in payment of the Purchase [*14] Price of such Notes, except as described above with regard to the payment of cash in lieu of fractional TNCL ADSs.

   NAHI's right to purchase Notes, in whole or in part, with TNCL ADSs is subject to NAHI's satisfaction of various conditions, including the registration of such ADSs and the Ordinary Shares represented thereby under the Securities Act, unless there exists an applicable exemption from registration thereunder. In addition, NAHI is required, before the payment of the Purchase Price, to inform the Noteholders exercising their Purchase Rights as to whether the Purchase Price will include TNCL ADSs. Such Noteholders are permitted to withdraw their exercise of Purchase Rights at any time prior to March 31, 1997. n4

    n4 In addition to the Exchange Rights and Purchase Rights, the NAHI Notes may be redeemed ("Redemption") for cash at the option of NAHI, at any time after March 31, 1995 and prior to March 31, 2002. Also, at the option of the Noteholders, upon a change of control of TNCL (e.g., acquisition by a non-affiliate of 50% or more of TNCL's common equity or a merger of TNCL where TNCL is not the survivor) at any time on or before March 31, 1997, each Noteholder will have the right to require NAHI to purchase for cash all or any part of such Noteholder's NAHI Notes ("Change of Control Purchase"). [*15]

   C. The Terms of the Guaranty.

   (i) General. Pursuant to the Indenture, TNCL fully, unconditionally and irrevocably guarantees (the "Guaranty") to the Noteholders, on a subordinated basis, the payment by NAHI of the due and punctual payment of the Principal Amount at maturity, Issue Price plus accrued Original Issue Discount and the cash amounts to be paid to Noteholders in the event of a Redemption, a Change in Control Purchase or upon the exercise by Noteholders of their Purchase Rights. In addition, TNCL guarantees the performance by NAHI of each of the covenants of NAHI contained in the Notes and, to the extent permitted by applicable law, the delivery of TNCL ADSs or TNCL Ordinary Shares, as applicable, upon any exercise of Purchase Rights or Exchange Rights. In the event that TNCL were to be prevented by applicable law from delivering the TNCL ADSs or TNCL Ordinary Shares as aforesaid, TNCL would satisfy its guaranty obligations with respect thereto through the payment of the cash value of such TNCL ADSs or TNCL Ordinary Shares, as applicable.

   The Indenture provides that the Guaranty is unconditional and absolute, irrespective of the validity, regularity or enforceability [*16] of the Notes or the Indenture, the absence of any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable defense against a guarantor. TNCL has waived any right to require a proceeding first against NAHI as a precondition to the enforcement of the Guaranty.

   (ii) Subordination to Senior Indebtedness. The obligations of TNCL under the Guaranty are subordinated to the prior payment in full of the Senior Indebtedness of TNCL in the identical manner as Notes are subordinated to the prior payment in full of the Senior Indebtedness of NAHI. n5

    n5 See pages 4 and 5 for a discussion of the subordination provisions. The definition of "Senior Indebtedness" as relates to TNCL is identical to the definition of that term as used in respect of the subordinated nature of the obligation of NAHI under the NAHI Notes. In other words, to obtain a summary of the definition of Senior Indebtedness as it applies to TNCL, simply replace "NAHI" with "TNCL" in the appropriate places in footnote 3.

   As of December 31, 1991, after giving effect to the use of the proceeds of the Notes to repay certain indebtedness, TNCL's Senior Indebtedness aggregated [*17] approximately US $ 7.14 billion. This amount includes the Senior Indebtedness of NAHI as of such date of US $ 5.78 billion. The Indenture does not contain any provisions that limit the ability of TNCL to incur indebtedness.

   (iii) Subrogation. Upon the prior payment in full of all Senior Indebtedness, the Noteholders will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions until all amounts due with respect to the Notes shall have been paid in full.

   (iv) Unconditional Nature of the Guaranty/Subordination Provisions to Define Relative Rights. The Indenture specifically provides that the subordination provisions only define the relative rights of the holders of the Senior Indebtedness and the Noteholders and that nothing contained therein is intended to or shall impair as among NAHI or TNCL, and the Noteholders, the obligations of NAHI or TNCL, which are absolute and unconditional. The Indenture also provides that nothing in the subordination provisions affects the relative rights of the Noteholders against NAHI or TNCL (other than with respect to the holders of Senior Indebtedness), or prevents the Trustee or any Noteholder [*18] from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights of the holders of Senior Indebtedness. As noted above, TNCL has waived any right to require a proceeding against NAHI prior to the assertion against TNCL of its obligations under the Guaranty.

II. Analysis

   A. Sections 13 and 15(d) of the 1934 Act.

   (i) General. The Commission's position on the applicability of the 1934 Act reporting requirements to an issuer of securities guaranteed by its parent is set forth in footnote 2 to Section G of Topic 1 of Staff Accounting Bulletin No. 53 ("SAB 53"). SAB 53, "Financial Statement Requirements in Filings Involving the Guarantee of Securities of a Parent," provides with respect to the 1933 Act, that where the issuer of the guaranteed security is wholly-owned (as defined in Rule 1-02(z) of Regulation S-X) by the guarantor but has more than minimal independent operations of its own, and where the guarantee is full and unconditional, the Staff generally will not require the issuer of the guaranteed security to present all the financial information specified by the applicable registration form if the registration [*19] statement contains summarized financial information regarding the subsidiary. In accordance with such instruction, the financial statements of TNCL contained in the Registration Statement included summarized financial information regarding NAHI.

   With respect to 1934 Act requirements, SAB 53 provides that "generally, the staff will apply the same criteria used in determining the level of disclosure for the issuer of a guaranteed security under the Securities Act to govern questions regarding that issuer's obligation under the Exchange Act." However, footnote 2 to such item provides that "in situations where the parent guarantor of an issuer subsidiary in the . . . second category [described in the immediately preceding paragraph] is a reporting company under the Exchange Act, upon application to the Commission such a subsidiary would be conditionally excepted pursuant to Section 12(h) of the Exchange Act from reporting obligations under such Act."

   (ii) "Wholly-Owned Subsidiary." NAHI is a "wholly-owned subsidiary" within the meaning of Rule 1-02(z) of Regulation S-X. The only class of voting securities issued by NAHI are owned indirectly, through wholly owned subsidiaries, by [*20] TNCL.

   (iii) More than Minimal Independent Operations. NAHI has more than minimal independent operations of its own. NAHI is the principal subsidiary in the United States of TNCL. It is a holding company which conducts the U.S. activities of TNCL.

   (iv) Unconditional Guaranty. TNCL fully and unconditionally guarantees, on a subordinated basis, the various obligations of NAHI under the Notes. Upon default, there will be no condition precedent to TNCL's liability under the Guaranty, and the holders of the Notes will not be required to proceed first against NAHI before attempting to collect from TNCL under the Guaranty.

   The fact that TNCL's Guaranty is subordinated should not have any effect upon the relief requested. The subordination terms to which the Guaranty is subject, as described above, are customary types of provisions for the issuance of subordinated debt. In the event of a default on the Senior Indebtedness, TNCL remains fully liable to make payments under the Guaranty if and when the default is cured or waived. In addition, the Indenture specifically provides that the subordination provisions only define the relative rights of the holders of Senior Indebtedness and [*21] the holders of the Notes and that nothing contained therein impairs the obligation of TNCL to pay all amounts due in respect of the Guaranty, which obligation is absolute and unconditional, or prevents the holders of the Notes from exercising all remedies permitted by law, subject to the rights of the holders of Senior Indebtedness. This means that the Indenture does not inhibit the Noteholders from bringing an action against TNCL to enforce the terms of the Guaranty, subject to the obligation upon such Noteholders to respect the prior position of the holders of Senior Indebtedness with respect to any property of TNCL which might be recovered in such action. In other words, in any such action, property recovered by a Noteholder may, if required by the subordination provisions of the Indenture, be required to be turned over to the holders of the Senior Indebtedness. This obligation, however, should not act as an inhibition in any such action by a Noteholder to enforce his rights under the Guaranty.

   The Staff has found in response to prior no-action requests that subordinated guarantees were sufficient to satisfy the full and unconditional guarantee requirement of Topic 1-G of SAB [*22] 53. See, e.g., The News Corporation Limited and Newscorp Cayman Islands Limited (avail. December 31, 1991) (copy attached as Exhibit C), Promus Companies Inc./Embassy Suites Inc. (avail. March 27, 1990) (copy attached as Exhibit D), RBSG Capital Corporation (avail. June 23, 1989) (copy attached as Exhibit E), and Calton, Inc./Calton Funding Inc. (avail. November 18, 1988) (copy attached as Exhibit F).

   (v) SEC Prior No-Action Treatment of NAHI. On February 21, 1992, the Staff took a no-action position with respect to the prospective non-fulfillment by NAHI of its 1934 Act reporting obligations following the issuance of $ 400 million of its 12% Senior Notes (the "Senior Notes"). The Senior Notes are guaranteed by TNCL. In connection with the issuance of such no-action relief, the Staff was informed by NAHI that the 1934 Act Annual Reports of TNCL on Form 20-F will contain summarized financial information concerning NAHI substantially comparable to that set forth in Note 20 to the Consolidated Financial Statements of TNCL for the fiscal year ended June 30, 1991 (the "Consolidated Financial Statements"). After considering the operations and financial structure [*23] of NAHI and TNCL, the Division of Corporation Finance, had earlier determined that the registration statement relating to the Senior Notes did not need to include financial statements of NAHI other than those set forth in Note 20 referred to above.

   On the basis of the foregoing, (and, in particular, satisfaction of the criteria under SAB 53), NAHI should be exempted from the periodic reporting requirements under Sections 13 and 15(d) of the 1934 Act.

   Pursuant to the terms of the Indenture, TNCL will send its Annual Reports on Form 20-F to NAHI's Noteholders. Also, as mentioned above, TNCL's Ordinary Shares are registered pursuant to the 1934 Act and, therefore, TNCL is subject to the periodic reporting requirements of Section 13 of the 1934 Act. TNCL will, of course, continue to file its periodic reports under the 1934 Act.

   B. Section 3(a)(9) of the 1933 Act.

   (i) Section 3(a)(9) and the Notes. In his letter concerning the Registration Statement dated March 20, 1992 to Jeffrey W. Rubin, Mr. William Friar, Branch Chief, Division of Corporation Finance, requested advice as to whether Section 3(a)(9) would be relied upon for exchanges or purchases of Notes. By letter dated [*24] March 23, 1992, Mr. Rubin replied that this firm was reviewing the appropriateness of seeking no-action relief with respect to Section 3(a)(9). This letter is the related no-action request.

   Section 3(a)(9) under the 1933 Act exempts from registration "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange."

   It is our view that Section 3(a)(9) is applicable to the delivery by NAHI of TNCL Ordinary Shares upon the exercise of Exchange Rights by Noteholders and to the delivery by TNCL of such securities pursuant to its Guaranty in the event that NAHI does not perform. The exemption afforded by Section 3(a)(9) should be equally available for the issuance by TNCL of any TNCL Ordinary Shares underlying TNCL ADSs issuable as a part of the Purchase Price in respect of the exercise of Purchase Rights and in respect of the issuance of such securities by TNCL under its Guaranty if NAHI does not perform. n6

    n6 Under the Registration Statement NAHI and TNCL registered under the Securities Act, in addition to the NAHI Notes, the Guaranty as well as the TNCL Ordinary Shares issuable upon exercise of the Exchange Rights. The TNCL ADSs issuable upon the exercise of such rights were the subject of a separate registration statement on Form F-6. The TNCL ADSs and the underlying TNCL Ordinary Shares, issuable upon exercise of the Purchase Rights, have not been registered under the 1933 Act. [*25]

    For the following reasons, it is our view that NAHI and TNCL should not be required to maintain further registration of the TNCL Ordinary Shares issuable in connection with the exchange of Notes into such securities or to register the TNCL Ordinary Shares underlying the TNCL ADSs issuable upon exercise of the Purchase Rights.

   The Commission has interpreted the language of Section 3(a)(9) to require, among other things, that the security issued and the security surrendered in an exchange be those of the same "issuer". Although NAHI is a separate legal entity which is the holding company for the substantial U.S. operations of TNCL and is distinct from TNCL for federal and state income tax purposes, we believe that the foregoing requirement of Section 3(a)(9) is met in the subject circumstances for the reasons set forth below. In this connection, we would like to emphasize our view that, in making their investment decisions to acquire the

Notes, investors considered the obligations of TNCL under the Guaranty and the business and financial condition of TNCL and its subsidiaries as a whole to be essential components of their investment. (See Calton, Inc. and Subsidiaries (avail. September [*26] 30, 1991) (copy attached as Exhibit G).

   (a) The TNCL Guaranty. As is more fully set forth in the description of the Guaranty above, TNCL has fully, unconditionally and irrevocably guaranteed to the Noteholders the performance by its wholly-owned subsidiary NAHI of the covenants contained in the Notes and, to the extent permitted by applicable law, the delivery of TNCL ADSs or TNCL Ordinary Shares upon any exercise of Purchase Rights or Exchange Rights (in the event TNCL were prevented by applicable law from delivering TNCL ADSs or TNCL Ordinary Shares as aforesaid, TNCL would be required to satisfy its guaranty obligations through the payment of the cash value of such securities).

   (b) Financial Statements and Other Information in Registration Statement. The Registration Statement for the Notes contained full financial statements for TNCL, but only summarized financial statements for NAHI. Therefore, the financial condition of TNCL (rather than that of NAHI alone) was important to investors when they made their investment decisions. The importance of TNCL in investors' decisions to acquire Notes is also demonstrated by the Certain Considerations discussion, the Management's [*27] Discussion and Analysis of Financial Condition and Results of Operations and the Business descriptions contained in the Registration Statement, all of which focus on the financial condition and business activities of TNCL and its subsidiaries as a whole.

   (c) TNCL a Reporting Company under the 1934 Act. TNCL is a reporting company under the 1934 Act and the TNCL ADSs are listed on the NYSE. Although the Notes are listed on the NYSE, NAHI itself was not a reporting company under the 1934 Act prior to the issuance of the Notes. See Baxter Travenol Laboratories, Inc. (avail. July 8, 1983) (copy attached as Exhibit H).

        For the foregoing reasons, the exchange of Notes pursuant to the Exchange Rights or Purchase Rights should satisfy the above-cited requirements of Section 3(a)(9), on the basis that any such exchange involves the surrender by the Noteholder of his rights under the TNCL Guaranty for TNCL Ordinary Shares or TNCL ADSs. In addition, in our view, Section 3(a)(9) should be applicable with respect to the delivery of the TNCL Ordinary Shares, whether such securities are to be delivered by NAHI under the Notes, or by TNCL in satisfaction of its obligations under the Guaranty. [*28] (It should be noted that the foregoing analysis is intended to apply exclusively to the question of whether the subject exchanges are eligible for the exemption of Section 3(a)(9) and not to matters unrelated to the U.S. securities laws.)


   Further, in compliance with Section 3(a)(9), no commission or other remuneration will be paid to any party for soliciting the exercise of Exchange Rights or Purchase Rights.

   (ii) Lack of Payments Required on the Part of Noteholders. The Section 3(a)(9) exemption is not available in instances where the exchanging security holders are asked to part with anything other than their old securities. Except as described below, the Noteholders will be required to give up no more than their Notes upon exercise of the Exchange Rights or Purchase Rights. In this connection, two points require clarification:

   (a) Payment of Taxes by NAHI. In the case of the exercise of Exchange Rights and Purchase Rights, NAHI will be required to pay any documentary stamp or similar issue or transfer taxes due on the issuance of the related TNCL ADSs or TNCL Ordinary Shares. However, the Noteholder will be required to pay such taxes in instances where the Noteholder [*29] requests that such securities be issued into a name other than that of the Noteholder. The fact of any such payments by Noteholders does not appear significant to us for Section 3(a)(9) purposes.

   (b) Deemed Payment of Original Issue Discount. The calculation of the number of TNCL Ordinary Shares issuable upon exercise of the Exchange Rights contemplates no waiver by Noteholders of any accrued rights with respect to the Notes. Upon an Exchange, a Noteholder will not receive any cash payment representing accrued Original Issue Discount. The Indenture, however, provides that the delivery to the Noteholders of TNCL ADSs or TNCL Ordinary Shares will be deemed to satisfy NAHI's obligation to pay the Principal Amount, including the accrued Original Issue Discount attributable to the period from the issue date to the exchange date. Thus, the accrued Original Issue Discount will be deemed paid in full, rather than canceled, extinguished or forfeited. In connection with the exercise of Purchase Rights which may be effected by Noteholders on March 31, 1997, the Purchase Price (any portion of which may be paid in TNCL ADSs) is an amount equal to the issue price plus accrued original issue [*30] discount to the date of purchase.

   Even if the non-payment to the Noteholders of a cash amount with respect to their accrued Original Issue Discount upon an Exchange were to be considered a giving of value by the Noteholder in such Exchange or upon a Purchase, the Commission has taken the position in several prior no-action letters that confirm the availability of the Section 3(a)(9) exemption for an exchange that requires a waiver of accrued interest or dividends. See, e.g., NJB Prime Investors (avail. May 14, 1976) (copy attached as Exhibit I). While the Noteholders will not be required to consider the waiver of any economic benefit under their Notes, this line of no-action letters supports the proposition that any such replacement of the Original Issue Discount with the exchanged securities should not inhibit the availability of the Section 3(a)(9) exemption.

   (iii) Inclusion of Cash with TNCL ADSs in Purchase Price

   The availability of the Section 3(a)(9) exemption with respect to the exercise of Purchase Rights by NAHI should not be inhibited by the fact that a cash component may be included with TNCL ADSs in connection with the payment of
the Purchase Price. Such a   [*31]   payment would clearly be permitted under
Rule 150 of the 1933 Act which provides in pertinent part that:

"the term "commission or other remuneration" in Section 3(a)(9) shall not include payments made by the issuer . . . to its security holders in connection with an exchange of securities for outstanding securities, when such payments are part of the terms of the offer of exchange."

   See, e.g., Medi-Ray, Inc. (avail. June 28, 1975) (copy attached as Exhibit
J).

   (iv) Cash Payments for Fractional Interests

   The availability of the Section 3(a)(9) exemption should also not be inhibited by virtue of the fact that, with respect to the exercise of both Exchange Rights and Purchase Rights, payments for fractional interests of Notes will be satisfied with a cash payment based on market value, rather than with securities. This result is clearly contemplated by 1933 Act Rule 150 cited above and by Section 3(a)(9) and the no-action letters issued by the Staff thereunder. See, e.g., Equimark Corp. (avail. March 28, 1973) (attached as Exhibit K). In Equimark, the Staff determined that the Section 3(a)(9) exemption would remain available in an exchange by an issuer of common stock [*32] for its preferred stock, notwithstanding the fact that the issuer planned to pay for fractional shares of preferred stock through a cash payment based on the market value of the common stock to be exchanged therefor.

   C. "Restricted Securities"

   The Staff has taken the view in several no-action letters that securities issued in connection with an exchange offer pursuant to Section 3(a)(9) do not constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act. See, e.g., Calton, Inc. and Subsidiaries, supra. and Siliconix Incorporated (avail. May 16, 1988) (copy attached as Exhibit L). In that connection, we request confirmation from the Staff that the Noteholders will acquire unrestricted securities upon their exercise of Exchange Rights and Purchase Rights.

   Request

   Based upon the foregoing discussion, we respectfully request on behalf of

TNCL and NAHI that:

   (a) The Staff grant, pursuant to Section 12(h) of the 1934 Act, an order exempting NAHI from the periodic reporting requirements of Sections 13 and 15(d) of the 1934 Act, or, in the alternative, confirm that it will not recommend to the Commission any enforcement action if NAHI does not comply [*33] with such reporting requirements;

   (b) The Staff confirm, pursuant to Section 3(a)(9) of the 1933 Act, that it will not recommend any enforcement action to the Commission if NAHI and TNCL, as applicable, issue or deliver TNCL Ordinary Shares pursuant to the exercise of Exchange Rights or Purchase Rights, as described herein without maintaining (or, in the case of Purchase Rights, initially filing and maintaining) a registration statement with respect to the securities to be issued pursuant to such rights; and

   (c) The Staff confirm, that the TNCL Ordinary Shares issuable upon exercise of Exchange Rights or underlying the TNCL ADSs issuable upon exercise of Purchase Rights, without their continued, or in the case of Purchase Rights, initial or continued, registration under the 1933 Act, will not be deemed "restricted securities" within the meaning of Rule 144 under the 1933 Act.

   * * *

   Since NAHI's next Quarterly Report on Form 10-Q is due on or before May 15, 1992, your prompt response to this letter will be greatly appreciated. In addition, if it appears that you will be able to grant the relief requested in
(a) above but will require additional time to make a determination as to [*34] the relief requested by (b) and (c) above we would appreciate your responding to
(a) separately, and following with a response on the other points at a later date. We would appreciate the opportunity to discuss this matter with you further prior to your issuance of a response if it appears that you will not be able to grant the relief requested herein. If you have any questions or require additional information with respect to the matters discussed herein, please call the undersigned or Jeffrey W. Rubin at (212) 661-6500. Seven additional copies of this letter, with one set of exhibits, are enclosed. You should receive an additional six sets of exhibits by overnight courier on April 23, 1992.

Very truly yours,
Michael R. Butowsky

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
1982 SEC No-Act. LEXIS 2386

 Securities Act of 1933 -- Section 3(a)(9)

Apr 30, 1982

[*1]   Baywater Realty & Capital Corp.

TOTAL NUMBER OF LETTERS: 3

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

Re: Bayswater Realty & Capital Corp.
Incoming letters dated February 5 and March 18, 1982

On the basis of the facts presented, this Division will not recommend any enforcement action to the Commission if Bayswater Realty & Capital Corp., in reliance upon your opinion as counsel that the exemption provided by Section 3(a)(9) of the 1933 Act is available, makes the Exchange Offer without compliance with the registration requirements of the 1933 Act.

Because this position is based upon the representations made to the Division in your letters, it should be noted that any different facts or conditions might require a different conclusion. Further, this response only expresses the Division's position on enforcement action and does not purport to express any legal conclusion on the question presented. Finally, we understand that the issue relating to Rule 10b-6 will be responded to separately by the Division of Market Regulation.

Sincerely,
William E. Morley
Deputy Chief Counsel

INQUIRY-1: ARVEY, HODES, COSTELLO  [*2]   & BURMAN
LAW OFFICES
ONE EIGHTY NORTH LASALLE STREET, CHICAGO, ILL. 60601
(312) 855-5000
March 18, 1982

Mr. George Fitzsimmons
Secretary
Securities and Exchange Commission
500 North Capitol Street
Washington, D.C. 20549

Re: Bayswater Realty & Capital Corp.

Dear Mr. Fitzsimmons:


   On February 5, 1982, we wrote on behalf of our client Bayswater Realty & Capital Corp. (the "Corporation") requesting the Commission to issue an order exempting the exchange offer described therein from the provisions of Rule 10b-6 (17 C.F.R. @ 240.10b-6) and further requesting the Staff to issue a no-action letter advising that it will not recommend any action be taken with respect to the non-registration of the exchange offer.

   In our letter, we advised that the Corporation was planning to offer holders of its 6 3/4% convertible debentures (6 3/4% Debentures) the opportunity to exchange $ 100 in principal amount for $ 80 in principal amount of a 15% debenture. The Corporation has determined to amend its offer. It will now offer each 6 3/4% debenture holder the opportunity to exchange $ 100 in principal amount of a 6 3/4% debenture for $ 100 in principal amount of a 12% debenture. [*3] The other terms of the 12% debentures remain as stated in our letter of February 5.

   We do not believe that this change affects the discussion in our letter of February 5, 1982, with respect to the relief requested and the reasons therefor.

Very truly yours,
ARVEY, HODES, COSTELLO & BURMAN
By: Jeffrey R. Liebman


INQUIRY-2: ARVEY, HODES, COSTELLO & BURMAN
LAW OFFICES
ONE EIGHTY NORTH LASALLE STREET, CHICAGO, ILL. 60601
(312) 855-5000
February 5, 1982

Mr. George Fitzsimmons
Secretary
Securities and Exchange Commission
500 North Capitol Street
Washington, D.C. 20549

Re: Bayswater Realty & Capital Corp.

Dear Mr. Fitzsimmons:

   On behalf of our client BAYSWATER REALTY & CAPITAL CORP. (the "Corporation"), formerly Bayswater Realty & Investment Trust (the "Trust"), we hereby request that the Commission issue an order exempting the transactions described below from the provisions of Rule 10b-6 (17 C.F.R. @ 240.10b-6).

   We further request that the Staff issue a no action letter advising that it will not recommend that any action be taken with respect to the non-registration of the EXCHANGE OFFER described below.
BACKGROUND

   The Corporation's predecessor was organized [*4] as an Illinois business trust. It's initial investment objective was to invest in real property, mortgage loans, and other investments related to real property. It endeavored to and did qualify as a real estate investment trust under the applicable provisions of the Internal Revenue Code ("FEIT Provisions").


   On May 4, 1979, two special meetings of the shareholders of the Corporation's predecessor Trust were held for the purposes of deciding (1) whether to remove the elected Trustees and replace them with a slate of nominees led by Mr. Carl Icahn, then a non-management shareholder; and (2) whether to adopt a plan of liquidation proposed by the then encumbent Trustees. At special meetings of the shareholders, the Trustees were removed and opposing nominees were elected. The liquidation plan failed to receive sufficient votes and was defeated.

   The new Trustees later determined that it would be in the best interest of the Trust, its shareholders and its Debenture holders to free the Trust from the restrictive income and asset tests and other requirements of the REIT Provisions in order to conduct active real estate operations and to pursue other business opportunities in investments [*5] should they become available. The Trustees adopted a proposal which was presented to and approved by the shareholders of the Trust at the annual meeting held on December 14, 1979, to merge the Trust into the Corporation which might not then qualify under the REIT Provisions.

   The Trust thereafter solicited and obtained the consent of holders of its outstanding 6 3/4% Convertible Subordinated Debentures due May 15, 1991 ("6 3/4% Debentures"), to a proposal to amend the Indenture under which the 6 3/4% Debentures were issued to delete therefrom a covenant so as to permit the Trust and then the Corporation to conduct business without qualifying under the REIT Provisions of the Internal Revenue Code. In soliciting the consent of the holders of the 6 3/4% Debentures, the Trust undertook to offer to such holders the opportunity to exchange their 6 3/4% Debentures for a like principal amount of new issue 10% Subordinated Debentures due May 15, 1991. These 10% Debentures would rank pari passu with the 6 3/4% Debentures but would bear interest at the rate of 10% per annum. The 10% Debentures, unlike the 6 3/4% Debentures, would not be convertible into equity shares of the then [*6] Trust and now Corporation and would not be entitled to the benefits of any sinking fund. The Corporation expects to fulfill the Trust's undertaking to make that EXCHANGE OFFER as soon as practicable. However, the Corporation has determined, in view of the delay in implementing the offer and the current level of interest rates, that for each $100 principal amount of a 6 3/4% Debenture, the Corporation will now offer $80 in principal amount of a 15% Debenture rather than $100 in principal amount of a 10% debenture.

   On December 17, 1979, certain shareholders of the Corporation filed a class action lawsuit captioned Vala, et al. v. Bayswater Realty & Investment Trust, et al., 80 Civ. 4558 (WK). The complaint alleged violations of federal and state securities laws, common law fraud and breach of fiduciary duties relating to the annual meeting of shareholders of the Corporation held on December 14, 1979, at which time the shareholders approved the merger of the Trust into its wholly-owned Delaware corporate subsidiary, Bayswater Realty & Capital Corp.

   The class consisted of all shareholders of record of the predecessor Trust as of the close of business on October 29, 1979, [*7] the record date for the December 14, 1979, meeting, but specifically excluded any defendants and any trustees, directors, officers and employees of any of the defendants.


   In March, 1981, the court scheduled a hearing for May 14, 1981, on the fairness of a proposed settlement of the lawsuit, and ordered that notice be given describing the terms of the proposed settlement and advising members of the class of the hearing and their rights with respect to the proposed settlement. On May 19, 1981, subsequent to both the notice and the hearing, the Court approved the fairness of the settlement and ordered the entry of final judgment thereon and that a second notice be sent to class members advising them of their rights under the settlement. The settlement conferred benefits on all class members except those who sold their shares on or after January 21, 1981, the date following the public announcement of the proposed settlement. The settlement presented to eligible class members the following options:

   (A) In the case of class members who continued to own any shares which they owned on October 29, 1979, the right to exchange such shares for $ 10 in principal amount, 15% subordinated [*8] debentures due 1991 plus $ 4.19 in cash, and

   (B) In the case of class members who have sold or otherwise disposed of their shares prior to January 21, 1981, the right to pay in cash the equivalent of the "net proceeds" from the disposition of each share less $ 4.25 to the Corporation for $ 10 in principal amount 15% Debentures, plus $ 1.19 as the initial interest payment on the 15% debentures.

   The Corporation commenced the SETTLEMENT OFFER on November 13, 1981, at which time it filed Forms 13e-3 and 13e-4 and an Application for Qualification of an Indenture (File No. 22-11374). It also obtained a no action letter regarding non-registration in reliance upon Section 3(a)(10) of the Securities Act of 1933. The SETTLEMENT OFFER terminated on January 20, 1982, following an extension of the initial termination date of December 31, 1981. The EXCHANGE OFFER will not be commenced until more than ten business days after the expiration of the SETTLEMENT OFFER. RULE 10b-6.

   Rule 10b-6 makes it unlawful for an issuer to bid for or purchase for any account in which he has a beneficial interest, any security which is the subject of a distribution. Subparagraph (f) thereof, exempts from [*9] the rigors of the Rule bids for or purchases of any equity security pursuant to a tender offer if the Rule would otherwise apply solely because the issuer has outstanding securities which are immediately convertible into or exchangeable or exercisable for the security for which the tender offer is to be made, provided that such tender offer is made in accordance with the provisions of Rule 13(e)-4 or
Section 14(d) of the Exchange Act.

   The Rule omits to define "distribution" and subparagraph (e) suggests (by its literal language) that the existence of outstanding securities convertible into equity securities may be considered a "distribution" of those equity securities although the actual distribution process has long come to rest. The SETTLEMENT OFFER was a "tender offer" for existing equity securities made in accordance with the provisions of Rule 13e-4 and the exemption was available to the Corporation for that offer. Yet, the literal language of the Rule suggests the exemption is not available where, as in the case of the EXCHANGE OFFER, the subject security of the tender offer is not the equity security in distribution, but rather a right to acquire such equity security. [*10] Regardless, the perceived evil which the Rule was designed to remedy does not exist, even if the transactions fall within the language of the Rule. NON-REGISTRATION


   The Corporation intends to make its EXCHANGE OFFER in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 ("Securities Act") which exempts from the registration requirements of
Section 5 of the Securities Act:

   ... any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

   As noted above, the Corporation proceeded with its SETTLEMENT OFFER in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, and received a no action letter in connection therewith.

   The Corporation believes that both exemptions are available to it regardless of the timing of the respective offers. The Corporation understands that should the two offerings be deemed to be "intergrated" the result might be the unavailability of the Section 3(a)(9) exemption. For the reasons set forth below, the Corporation respectfully [*11] suggests that the two offers should not be integrated.

        SEC Release 33-44334 (December 6, 1961), sets forth a number of criteria with respect to the integration of offerings under the intra-state exemption (Section 3(a)(11)) of the Securities Act. Whether an offering is to be integrated with another offering either previously made or proposed to be made is primarily a question of fact and depends essentially upon whether the offerings are a related part of a single plan or program. The criteria enumerated in the Release are adaptable for analysis with respect to the subject offering.

   A significant factor is whether or not the two offers are part of a single plan of financing. Here, neither offer is intended to be (or will result in) any type of financing. The Corporation will not realize any net proceeds with respect to either offer. The EXCHANGE OFFER results from the desire of the Corporation to rid itself of restrictive covenants; the SETTLEMENT OFFER results solely from a judicially approved settlement of a lawsuit. Neither is an attempt to raise money. Similarly, neither is part of any common plan. At the time the EXCHANGE OFFER was conceived, the negotiated settlement [*12] of the lawsuit could not have been foreseen.

   A second consideration is whether or not the offerings involve the issuance of the same class of security. Here, in fact, both offerings are of subordinate debt securities maturing in 1991 and now both will bear an interest rate of 15 percent. * However, we do not believe this criteria alone should be controlling. The virtually identical characteristics of the EXCHANGE OFFER debentures should serve the interests of persons who acquire these debentures by creating the possibility of a more active trading market; the similarity of the two issues serves no other purpose of the Corporation. If the staff takes the position that the two offers should be integrated solely because of the similarity of the debentures, the Corporation would consider the possibility of changing the terms of the EXCHANGE OFFER debentures in order to make them dissimilar to the SETTLEMENT OFFER debentures.

   * The new terms of the EXCHANGE OFFER have not been publicly announced, pending the Staff's response to this request.

   A third consideration is the timing of the offerings. Here, it is contemplated that the EXCHANGE OFFER will be made shortly following [*13] the SETTLEMENT OFFER, but not less than ten days thereafter. This timing is the result of circumstance. The delay in the EXCHANGE OFFER occurred in part because of the Staff's investigation of the Corporation which postponed the EXCHANGE OFFER because of disclosure problems. During the course of the investigation, the Corporation's auditors resigned, which further delayed the offering. Only recently have events permitted the EXCHANGE OFFER to be made. The Corporation did not plan on making the offerings in the proximity now contemplated.

   Next, the respective offers will be made for different consideration. The consideration to be paid in connection with the Exchange Offer is solely the exchange of the 6 3/4% Debentures. With respect to the SETTLEMENT OFFER, the consideration was either common stock of the Corporation or cash depending on whether or not a class member continued to hold common stock.

   Finally, and again significant, the respective offers are not being made for the same general purpose. The EXCHANGE OFFER was conceived as an inducement to obtain the waiver by 6 3/4% Debenture holders of the restrictive covenants contained in the indenture so as to permit the [*14] Corporation to pursue new and different business opportunities. The SETTLEMENT OFFER was the result of a negotiated (and court approved) settlement of a lawsuit brought against the Corporation.

   For the reasons set forth above, the Corporation respectfully requests that the Commission exempt the EXCHANGE OFFER from Rule 10b-6 and that the Staff confirm that it will not recommend any action with respect to the non-registration of the EXCHANGE OFFER.

Very truly yours,
ARVEY, HODES, COSTELLO & BURMAN
By: Jeffrey R. Liebman

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
1972 SEC No-Act. LEXIS 3996

 Securities Act of 1933 - @ 3(a) (9); Securities Exchange Act of 1934 - @ 14(a)

Nov 13, 1972

[*1]   Daitch Crystal Dairies, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: OCT 12 1972

Stephen H. Gore, Esq.
Guggenheimer & Untermyer
80 Pine Street
New York, New York 10005

Re: Daitch Crystal Dairies, Inc.

Dear Mr. Gore:

   This will refer to your letter of September 1, 1972 regarding the proposed solicitation by Daitch Crystal Dairies, Inc. of the consents of holders of its 5-1/2% Convertible Subordinated Debentures due October 1, 1979 to amend the indenture therefor.

   The changes in the indenture proposed by the Company are as follows:

   1. To add a new clause defining the term "Real Estate Subsidiary" to mean a subsidiary of the company engaged primarily in the business of constructing, acquiring, owning, mortgaging or financing real property and improvements thereon, and to add a new clause allowing the company to have such Real Estate Subsidiaries.

   2. To add a new clause allowing the company to own less than 100% of the voting stock of any Real Estate Subsidiary, to enter joint ventures with respect to any Real Estate Subsidiary, and to sell or transfer stock in any Real Estate Subsidiary to other persons.

   3. To add a clause excluding from "Funded Indebtedness" as used in Section
6.12 and 6.14 of the [*2] indenture present and future indebtedness of the company secured by non-recourse mortgages on property owned by the company.

   4. To add a clause excluding the liabilities and obligations of any Real Estate Subsidiary from "Funded Indebtedness" as used in sections 6.12 and 6.14 of the indenture.

   5. To add a clause excluding capitalized rent from the definition of "Funded Indebtedness" as defined in Section 1.01 of the indenture.


   6. To add a clause excluding the company's investments in and advances to Real Estate Subsidiaries from "Consolidated Net Current Assets" as used in
Section 6.14 and changing the "Consolidated Net Current Assets" requirement on the payment of dividends or other distributions from $3,000,000 or 60% of Funded Indebtedness, whichever is greater, to $3,000,000, less all sums advanced or invested in Real Estate Subsidiaries or 60% of Funded Indebtedness, whichever is greater.

   In consideration of the consent to the above changes by the holders of at least 66-2/3% in total principal amount of the above Debentures, the company will increase the interest rate on these Debentures from 5-1/2% to 6% as of the interest payment date next succeeding the effective [*3] date of the changes.

   Based upon the information in your letter, this Division will not recommend any action to the Commission if the solicitation is effected in the manner proposed therein in reliance upon your opinion as counsel that the securities as modified will be exempt from the registration requirements of the Securities Act of 1933 by virtue of section 3(a) (9) thereof, that the solicitation will be exempt from the proxy rules promulgated under Section 14(a) of the Securities Exchange Act of 1934 because the securities with respect to which the solicitation will be made are not registered pursuant to section 12 thereof, and that amendment of the indenture does not require qualification under the Trust Indenture Act of 1939.

Sincerely,

Peter J. Romeo
Attorney Adviser


INQUIRY-1: GUGGENHEIMER & UNTERMYER
80 PINE STREET, NEW YORK, N.Y. 10005
CABLE ADDRESS MELPOMENE NEW YORK
TELEPHONE: DIGBY 4-2040

September 1, 1972

John J. Heneghan, Esq.
Deputy Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C.

Re: Daitch Crystal Dairies, Inc.
Proposed amendment of Indenture relating to 5-1/2% Convertible Subordinated Debentures [*4] due October 1, 1979

Dear Sirs:

   We are general counsel to Daitch Crystal Dairies, Inc., a Delaware corporation (the Company).


   The Company has outstanding among other securities an issue of 5-1/2% Convertible Subordinated Debentures due October 1, 1979, S-1 Registration #2-15600, issued under an Indenture dated as of October 1, 1959 between the Company and Chase Manhattan Bank as Trustee, (Form T-1, Trust Indenture Act). The original issue was in the principal amount of $3,500,000. There are presently outstanding $2,117,500 principal amount of Debentures; and in addition $32,500 principal amount are presently in the treasury of the Company, purchased in the open market for the purpose of tendering the same to the sinking fund. The Debentures and the related coupons are in bearer form and none is in registered form. The Debentures are not listed upon any Exchange and are not registered under Section 12(g) of the Securities Exchange Act of 1934. The common stock into which the Debentures are convertible is listed upon the American Stock Exchange.

   The Company intends to ask the Debentureholders (in accordance with the provisions in that regard contained in the Indenture) [*5] to consent to the execution of a Supplemental Indenture and if the requisite percentage (viz. not less than 66-2/3% in principal amount of the Debentures at the time outstanding, (Indenture, Section 12.02) is secured, to then enter into a Supplemental Indenture with the Trustee. Pursuant to the Indenture, the Debentures held by the Company are not to be included for the purpose of computing the Debentures outstanding (Indenture, Section 10.04). The Company does not contemplate paying a commission or other remuneration directly or indirectly for soliciting consents. It has retained D.F. King & Co. to advise it on how to ascertain and locate Debentureholders and procedures for modifying the Indenture, and the Company has consulted with Bear, Stearns & Co., its financial advisor, who is on an annual retainer.

   The substance of the proposed changes in the Indenture is as follows:

   1. To add a new clause defining the term "Real Estate Subsidiary" to mean a subsidiary of the Company engaged primarily in the business of constructing, acquiring, owning, mortgaging or financing real property and improvements thereon, and to add a new clause allowing the Company to have such Real Estate [*6] Subsidiaries.

   2. To add a new clause allowing the Company to own less than 100% of the voting stock of any Real Estate Subsidiary, to enter joint ventures with respect to any Real Estate Subsidiary, and to sell or transfer stock in any Real Estate Subsidiary to other persons.

   3. To add a clause excluding from "Funded Indebtedness" as used in Section
6.12 and 6.14 of the Indenture present and future indebtedness of the Company secured by non-recourse mortgages on property owned by the Company. We are informed that the only present indebtedness so secured is on property located on Boston Post Road, Bronx, New York, in the amount of $3,200,000.

   4. To add a clause excluding the liabilities and obligations of any Real Estate Subsidiary from "Funded Indebtedness" as used in Sections 6.12 and 6.14 of the Indenture.

   5. To add a clause excluding capitalized rent from the definition of "Funded Indebtedness" as defined in Section 1.01 of the Indenture.

   6. To add a clause excluding the Company's investments in and advances to Real Estate Subsidiaries from "Consolidated Net Current Assets" as used in
Section 6.14 and changing the "Consolidated Net Current Assets" requirement on [*7] the payment of dividends or other distributions from $3,000,000 or 60% of Funded Indebtedness, whichever is greater to $3,000,000, less all sums advanced or invested in Real Estate Subsidiaries or 60% of Funded Indebtedness, whichever is greater.



   In consideration of the consent to the above changes by the holders of at least 66-2/3% in total principal amount of the above Debentures, the Company will increase the interest rate on these Debentures from 5-1/2% to 6% as of the interest payment date next succeeding the effective date of the foregoing changes.

   The underlying purposes of seeking the above mentioned amendments are as follows:

   The Company is engaged primarily in the business of operating supermarkets in which foods and household products are sold at retail. In pursuance of the business of the Company and for its best interests, it has become necessary in the past and may become necessary in the future, to purchase land for the purpose of erecting store premises, warehouses or other imporvements, or to purchase land for the purpose of erecting shopping centers in which the Company or a subsidiary may operate supermarkets, with portions of the improvements rented to others, [*8] or to have a financial interest in any such purchase and construction by others, in connection with any or all of which financing may be required. As presently written, Section 6.10 of the Indenture provides that the Company will not permit any subsidiary to borrow money except from the Company or another subsidiary and contains certain other limitations. Under the restrictions therein contained a subsidiary would be debarred from obtaining any financing from outside the Company organization. The Company desires to permit Real Estate Subsidiaries to obtain outside financing without the Company becoming responsible for any such obligations. It is further envisaged that Real Estate Subsidiaries may be jointly owned or may be engaged in joint ventures in order to enable such subsidiaries to participate in the development of shopping centers and thereby enable the Company to open large volume supermarkets at attractive rentals that would not otherwise be available. The Company also believes that other restrictions relating to incurring additional Funded Debt and the declaration of dividends should be modified to take into account the non-liability of the Company on nonrecourse mortgages [*9] and for debt of Real Estate Subsidiaries.

   It is our opinion that:

   (a) The proposed action by the Company requesting the Debentureholders to consent to amendment of the Indenture in the respects indicated above does not constitute the issuance or distribution of a security, and thus is not subject to the registration requirements of the Securities Act of 1933 or the Proxy Rules under the Securities Exchange Act of 1934 or the Trust Indenture Act of 1939.

   (b) If such request for consent can be considered tantamount to the offer of a new security, then, inasmuch as the offer is to be made by the issuer to its existing securityholders exclusively, and the Company does not contemplate paying a commission or other remuneration directly or indirectly for soliciting consents, the transaction would be an exempted transaction under Section 3(a)
(9) of the Securities Act of 1933.


   (c) Inasmuch as the Debentures are not registered under Section 12(g) of the Securities Act of 1934, it is unnecessary for the Company to comply with the Proxy Rules. It is the intention of the Company to address a communication to the Debentureholders in substantially the form attached hereto as Exhibit I informing [*10] them of the substance of the requested modifications to the Indenture and the reasons therefor, and requesting consent thereto. * In this connection it is our opinion that it will be unnecessary for the Company to clear with the Commission the communication to be addressed to the Debentureholders, although there is no present objection on the part of the Company to doing so should it be your view that such clearance is necessary or desirable.

   (d) No further qualification is required under the Trust Indenture Act of 1939. If, however, you believe such qualification is necessary, we would appreciate being so advised.

   * In addition there may be a transmittal letter from the President or Chairman of the Board.

   If you desire any further information, please advise us and we shall endeavor to submit the same as promptly as possible. If there is no further information you require, we would appreciate hearing from you as soon as possible to the effect that the staff will recommend no action be taken in the event the Company requests consents from Debentureholders as indicated above without further registration under the Securities Act of 1933, as amended, and without compliance with the Proxy Rules under the Securities Exchange Act of 1934, as amended.

Very truly yours,

GUGGENHEIMER & UNTERMYER
$
By Stephen H. Gore  [*11]

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

1989 SEC No-Act. LEXIS 1014

Securities Act of 1933 -- Section 3(a)(9)

October 10, 1989

[*1]   Seaman Furniture Co., Inc.

TOTAL NUMBER OF LETTERS: 3

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

October 10, 1989

RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

Re: Seaman Furniture Company, Inc. ("Company")
Incoming letters dated September 29 and October 4, 1989

   Based on the facts presented, the Division will not recommend enforcement action to the Commission if the Company, in reliance on your opinion as counsel that the exemption provided by section 3(a)(9) of the Securities Act of 1933 ("Securities Act") is available, proceeds with the described exchange offer without registration under the Securities Act.

   Because this position is based on representations made to the Division in your letters, it should be noted that any different facts or conditions might require a different conclusion. Moreover, this letter only expresses the Division's position on enforcement action and does not express any legal conclusions on the question presented.

Sincerely,

Abigail Arms
Deputy Chief Counsel

INQUIRY-1: SIMPSON THACHER & BARTLETT
A PARTNERSHIP WHICH INCLUDES PROFESSIONAL CORPORATIONS
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3909
(212) 455-2000

October 4, 1989

Abigail Arms,   [*2]   Esq.
Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Seaman Furniture Company Inc.


Dear Ms. Arms:

   On behalf of our client, Seaman Furniture Company, Inc. (the "Company"), we hereby confirm that it is the Company's understanding that the financial advisors and legal counsel selected by the Committee (as defined in our letter dated September 29, 1989) will not solicit exchanges in connection with the Company's proposed Exchange Offer (as defined in our letter dated September 29, 1989). We also hereby confirm on behalf of the Company that the letter agreements pursuant to which the Company agreed to pay the fees and expenses of the Committee's legal counsel and financial advisors do not provide for the payment of any portion of such compensation being contingent on the consummation of the proposed Exchange Offer and that the Company has not and will not agree to pay any compensation to the Committee's legal counsel or financial advisors which is contingent on the consummation of the proposed Exchange Offer.

   Your attention to this matter is greatly appreciated. If you require any additional [*3] information, please call (collect) Peter J. Gordon (212-455-2605), Charles I. Cogut (212-455-2550) or Robert E. Spatt
(212-455-2685) of this firm.

Very truly yours,


SIMPSON THACHER & BARTLETT

INQUIRY-2: SIMPSON THACHER & BARTLETT
A PARTNERSHIP WHICH INCLUDES PROFESSIONAL CORPORATIONS
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3909
(212) 455-2000

September 29, 1989

Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Attention: Abigail Arms, Esq.

Re: Seaman Furniture Company, Inc.

Dear Sirs:

   On behalf of our client, Seaman Furniture Company, Inc. (the "Company"), we request the advice of the Staff that it will not recommend any enforcement action to the Securities and Exchange Commission (the "SEC") if the Company effects the exchange offer described below (the "Exchange Offer") in reliance on the exemption from registration contained in Section 3(a)(9) ("Section 3(a)(9)") of the Securities Act of 1933, as amended (the "Act"). In accordance with Release No. 33-6269 under the Act, an original and seven copies of this letter are enclosed.


Factual Background
   On December 15, 1987, SFC Acquisition [*4] Corp., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of SFC Holdings, Inc., a Delaware corporation ("Holdings"), purchased approximately 77% of the outstanding shares of common stock of the Company pursuant to a cash tender offer (the "Tender Offer") commenced in accordance with a merger agreement among Holdings, Acquisition and the Company. On February 25, 1988, Acquisition was merged into the Company (the "Merger"), the shares of common stock of the Company which were not purchased pursuant to the Tender Offer were converted into the right to receive 15% Junior Subordinated Debentures due 1999 of Acquisition (the "Existing Sub Debt"), and the Company became a wholly owned subsidiary of Holdings and assumed the Existing Sub Debt. Over 98% of the outstanding shares of common stock of the Company were tendered into the cash tender offer and received cash on a pro rata basis. Approximately 80% of the common stock of Holdings outstanding on a fully diluted basis is beneficially owned by limited partnerships of which KKR Associates, L.P., a New York limited partnership ("KKR"), is the sole general partner. Approximately 17% and 3%, respectively, of the common stock [*5] of Holdings outstanding on a fully diluted basis is beneficially owned by Mr. Morton Seaman, the chief executive officer of the Company, and other members of management of the Company, respectively. As of today, two members of the Seaman family, four representatives of KKR and the executive vice president of the Company constitute the Board of Directors of Holdings and the Company.

   The Existing Sub Debt issued to the Company's public stockholders in connection with the Merger was covered by a Registration Statement on Form S-4 (No. 33 - 19882). Following the Merger, the Company continued to file periodic reports (including its Annual Report on Form 10-K for the fiscal year during which the Registration Statement on Form S-4 became effective) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the Existing Sub Debt was deregistered in December, 1988 because it was held of record by less than 300 holders.

   The Company is a specialty retailer of furniture targeted to appeal to the price conscious, middle income consumer. The Company operates a chain of 26 furniture stores and three clearance centers in the New York/New Jersey/Connecticut metropolitan area, [*6] and four stores in the Philadelphia, Pennsylvania trading area, all of which sell a variety of furniture. The Company's merchandising policy is to offer no special orders so as to attempt to achieve high volume by providing low prices and fast delivery to its customers.

   In the last half of its fiscal year ended April 30, 1989 the Company experienced sluggish sales which it believes were indicative of the economic climate prevalent in the marketplace in which it operates. As these trends continued into the 1990 fiscal year, the Company became convinced that it would have to attempt to restructure its outstanding indebtedness.

   In July, 1989 formal negotiations with officers of Manufacturers Hanover Trust Company, the agent bank under the Company's bank credit agreement, were commenced to discuss the Company's weakened financial condition. Discussions with a steering committee of the Company's 26 bank lenders (all of which are large commercial banking institutions) continued through early September, at which time a proposed restructuring of the Company's bank debt was agreed to in principle.



   During July, 1989 the Company hired investment bankers from Merrill Lynch Capital Markets to [*7] act as its financial advisors in connection with a possible restructuring of the Company's debt. On August 23, 1989, following the distribution by the Company to its securityholders of the Company's audited financial statements for the year ended April 30, 1989 and a letter to the holders of Existing Sub Debt stating, among other things, that the Company would no longer be able to service its bank debt, a meeting was arranged with institutional investors which were believed to hold a substantial percentage of the Existing Sub Debt. Also attending this meeting were officers and directors of the Company, the Existing Sub Debt trustee and its counsel, counsel to various of the investors, and the Company's legal and financial advisors. At the meeting, officers and directors of the Company advised the holders of Existing Sub Debt that, among other things, the Company would be formulating a proposal to restructure the Company. The trustee and seven of the holders of Existing Sub Debt which attended the meeting subsequently formed a committee (the "Committee"). At the request of the Committee, the Company subsequently agreed to pay the fees and expenses of legal counsel and financial advisors [*8] selected by the Committee to represent the Committee.

   In early September, the Company submitted a restructuring proposal to the financial advisors and legal counsel for the Committee. Active discussions and negotiations with the Committee's legal and financial advisors took place from September 12, 1989 through September 20, 1989. By September 22, 1989, the seven holders of Existing Sub Debt which constituted the Committee executed and delivered to the Company the form of letter attached hereto as Exhibit A, and on September 25, 1989 the Company issued the press release attached hereto as Exhibit B. The Company understands that all of such members of the Committee are sophisticated institutional investors, and these investors have represented to the Company that they own approximately 42% in principal amount of the Existing Sub Debt. The Company also has been advised that the high yield debt trading unit of Merrill Lynch Capital Markets (the "ML Trading Unit") owns, for the ML Trading Unit's own account, approximately 16% in principal amount of the Existing Sub Debt, which the Company believes is the largest position that any holder has in these securities. The ML Trading Unit attended [*9] the meeting on August 23, 1989 referred to above, but it is not a member of the Committee. At the request of the Company, the ML Trading Unit has executed and delivered to the Company the form of letter attached hereto as Exhibit A in its capacity as a holder of Existing Sub Debt. The investment bankers from Merrill Lynch Capital Markets who have acted as the Company's financial advisors have advised the Company that they have no responsibility for the Existing Sub Debt owned by the ML Trading Unit, have no involvement in the management of such investment and, as a result of the "chinese wall" between their department and the ML Trading Unit, have had no substantive contact with the persons responsible for the management of the ML Trading Unit's investment in Existing Sub Debt concerning the management of such investment, the Company's various restructuring proposals or the Exchange Offer. It is the Company's belief that the ML Trading Unit and most, if not all, of the members of the Committee acquired Existing Sub Debt following the Merger in the ordinary course of their business as entities which are regularly engaged in the business of investing in securities.


   The restructuring [*10] proposal can be summarized as follows: (1) pursuant to the Exchange Offer, the Company will exchange $ 20.8 million in principal amount of its new junior subordinated debentures (the "New Sub Debt") and approximately 8% of its common stock (subject to dilution) for approximately $83 million in principal amount (90%) of the Existing Sub Debt, (2) the principal amount of the Company's senior bank debt will be reduced from approximately $270 million to $ 150 million and the Company will issue to the banks $ 25 million in principal amount of its senior subordinated notes and approximately 44.5% of its common stock (subject to dilution), (3) Mr. Seaman and KKR and its affiliates will purchase for cash $ 42 million in principal amount of the Company's senior subordinated debt and (4) Mr. Seaman, KKR and the banks will participate in a new $ 15 million revolving letter of credit facility for the Company. The terms of the restructuring are outlined in more detail in the term sheets annexed to Exhibit A. The parties to the restructuring also have agreed to grant each other releases from potential litigation claims with respect to Existing Sub Debt which is exchanged pursuant to the Exchange [*11] Offer (as opposed to the Existing Sub Debt which is expected to remain outstanding) to the extent such claims arise out of the fender Offer and the Merger. In addition, holders of Existing Sub Debt will waive accrued interest on Existing Sub Debt exchanged pursuant to the Exchange Offer. As contemplated by the term sheets, the Company will attempt to register the New Sub Debt under the Exchange Act and resume filing periodic reports after the Exchange Offer is consummated. The Company's obligations under the Existing Sub Debt are not, and the Company's obligations under the New Sub Debt will not be, guaranteed by Holdings.

The Company's independent public accountants have qualified their opinion with respect to the audited financial statements of the Company for the fiscal year ended April 30, 1989 and unfavorable publicity concerning the Company's financial condition has adversely affected the Company. The negotiation of the proposed restructuring among the banks, the Committee's financial and legal advisors, and the Company was more difficult and time consuming than originally expected. The viability of the Company is dependent upon the willingness of its suppliers to provide it [*12] with furniture to sell. Understandably, the Company's trade creditors will remain very concerned about the Company's creditworthiness until the restructuring is consummated. Likewise, the restructuring proposal provides for, and is dependent upon, an additional investment of $ 42 million by existing shareholders of the Company. If it takes a great deal of time to effectuate the restructuring, changed circumstances could conceivably put this investment at risk. Accordingly, it is imperative that the Company consummate the proposed restructuring quickly in order, among other things, to: (a) fully restore the confidence of the Company's trade creditors; (b) receive the infusions of cash to be made upon the closing of the restructuring; and (c) reduce interest expense. Definitive documentation for the restructuring of the Company's senior bank debt is presently being prepared and should be finalized in the next few weeks. Clearly, the most time consuming aspect of the restructuring will be the Exchange Offer. It is our belief that the most expeditious manner to effectuate the Exchange Offer would be in reliance upon the exemption from registration under the Act contained in
Section 3(a)(9), [*13] which, as discussed below, we believe should be available to the Company.

Discussion


   As contemplated by the term sheets annexed to Exhibit A, the letter of transmittal executed by exchanging securityholders will contain provisions whereby holders of Existing Sub Debt will grant to, and receive from, the banks, the Company, Mr. Seaman and his family, and KKR and its affiliates releases from potential litigation claims to the extent such claims arise out of the Tender Offer and the Merger. Such releases will be granted and received only with respect to Existing Sub Debt which is exchanged pursuant to the Exchange Offer (as opposed to the Existing Sub Debt which is expected to remain outstanding). The New Sub Debt to be issued pursuant to the Exchange Offer, and the indenture relating thereto, will contain provisions giving effect to such releases, which are intended to be binding upon subsequent holders of the New Sub Debt.

   Section 3(a)(9) generally has been interpreted as requiring an exchange by existing securityholders exclusively of securities of the issuer. This requirement, however, has not been considered to be absolute.

   In First Pennsylvania Mortgage Trust (February 4, [*14] 1977), holders of policly-traded convertible debentures filed a class action against the issuer of the debentures alleging a failure to disclose material information in the prospectus pursuant to which the debentures were issued. Pursuant to a settlement agreement to be approved by the court, the debentureholders agreed to dismiss the lawsuit with prejudice in return for the issuer exchanging for the convertible debentures held by the members of the class who chose to participate in the settlement new convertible debentures with a lower conversion price. Counsel for the issuer opined that the exchange was exempt from registration under the Act pursuant to Section 3(a)(9) (as well as Section 3(a)(10)) because "the relinquishment of a cause of action by the participants of the settlement is [not] [sic] the type of additional consideration flowing from the securityholders that would preclude the availability of the exemption." After specifically reciting this rationale, the Staff granted the no-action request with respect to Section 3(a)(9) (as well as Section 3(a)(10)).

   Based on the First Pennsylvania Mortgage Trust no-action letter, it is our view that the relinquishment of potential [*15] causes of action by holders of Existing Sub Debt which participate in the Exchange Offer should not be deemed to preclude the availability of the Section 3(a)(9) exemption. No holder of Existing Sub Debt has filed, or has threatened to file, any suit against any of the proposed recipients of the releases. Accordingly, unlike in the case of First Pennsylvania Mortgage Trust, it is unclear whether or not the holders of Existing Sub Debt actually have any meritorious causes of action.

   Our view that the relinquishment by exchanging securityholders of a potential cause of action should not preclude the availability of the Section 3(a)(9) exemption also is consistent with a long line of no-action requests granted by the Staff with respect to the waiver by exchanging securityholders of accrued and unpaid interest and dividends. See e.g., The Royale Group Ltd. (November 4,
1988); ECL Industries, Inc. & Norlin Corp. (December 16, 1985); Shop Rite Foods, Inc. (September 14, 1981); Barnett Winston Investment Trust (October 11, 1977); NJB Prime Investors (April 14, 1976); Geoscience Technology Services Corp. (January 8, 1976); Four-Phase Systems, Inc. (November 8, 1973); Canrad Precision
[*16]   Industries, Inc. (August 28, 1973); and Diversa-Graphics, Inc. (June 20,
1972).


   That view also is consistent with no-action requests granted under Section 3(a)(9) with respect to Exchange Offers in which the issuer also received the consent of the existing securityholders to amendments to the terms of the existing securities. See, e.g., Baywater Realty & Capital Corp. (April 30,
1982); Shop Rite Foods, Inc. (avail. September 14, 1981); Four-Phase Systems, Inc. (January 29, 1975 and November 8, 1973); and Daitch Crystal Dairies, Inc. (October 12, 1972).

   As noted in Four-Phase Systems, Inc. with respect to the settlement of accrued dividends with common stock, the settlement of potential causes of action with New Sub Debt and common stock is not the primary purpose of, but is incidental to, the proposed Exchange Offer by the Company. In addition, the causes of action contemplated by the releases can be viewed as running with the Existing Sub Debt being exchanged pursuant to the Exchange Offer. Viewed in this manner, the relinquishment of such potential causes of action would not be deemed an investment decision separate from the decision to exchange the related security and, therefore, [*17] should not be deemed to be additional consideration for purposes of Section 3(a)(9).

   Similarly, the grant of releases to the holders of Existing Sub Debt by the Company, the banks, KKR and its affiliates, and the Seaman family also should be permissible. See, e.g., Le Blond Inc. (June 19, 1981); and Carolina Wholesale Florists, Inc. (August 27, 1976).

   Since their engagement by the Company in July, 1989, the investment bankers from Merrill Lynch Capital Markets who have acted as the Company's financial advisors have performed the following services for the Company: (1) performed financial analyses; (2) assisted the Company in formulating a restructuring proposal; (3) advised the Company with respect to the terms of the new securities to be issued in connection with the restructuring and the new capital structure of the Company; (4) participated in meetings between representatives of the Company, on the one hand, and the banks, on the other hand; (5) participated in meetings between representatives of the Company, on the one hand, and the legal and financial advisors to the Committee, on the other hand; and (6) conversed by telephone with representatives of the banks and the legal [*18] and financial advisors to the Committee. Merrill Lynch Capital Markets will not: (1) be named as a dealer manager of the Exchange Offer; (2) deliver a fairness opinion with respect to the Exchange Offer; or (3) communicate directly with any holder of Existing Sub Debt with respect to substantive matters relating to the restructuring or the Exchange Offer. The Company understands that during the aforementioned telephone conversations and meetings its financial advisors have: (1) outlined the current status of negotiations between the Company and the other creditors of the Company; (2) discussed the Company's financial statements and projections; (3) presented the Company's current proposals with respect to the terms of the Exchange Offer and the restructuring to the banks and the legal and financial advisors to the Committee; and (4) received and discussed the counterproposals of the banks and the legal and financial advisors to the Committee and relayed such counterproposals to the Company. We understand that the Company's financial advisors have not (1) expressed to the banks or the legal or financial advisors to the Committee their views as to (a) the fairness of the proposed restructuring [*19] or the Exchange Offer or (b) the value of the securities to be issued in connection with the Exchange Offer or (2) made any recommendation to the banks or the legal and financial advisors to the Committee with respect to the restructuring or the Exchange Offer.



   Merrill Lynch will be paid a fixed fee prior to or upon the commencement of the Exchange Offer. The compensation of Merrill Lynch is not contingent upon the success of the Exchange Offer.

   It is clear under Section 3(a)(9) that officers, directors and employees of the Company can "solicit" exchanges if they were not hired for the purpose of soliciting, have other duties to which they continue to attend, and are not paid additional compensation for their soliciting activities. For all other persons, the specific nature of their activities becomes significant.

   The Chief of the Securities Division of the Federal Trade Commission (which administered the Act at the time) once wrote:

   "The dividing line to be drawn between commission or other remuneration,' which necessitates registration of such an exchange, and expenses,' the payment of which would not withdraw the exemption from an otherwise exempt exchange, must have regard [*20] to the purposes of this particular exemption. That purpose is to be found in the fact that the Act recognizes that one of the causes for governing the flotation of securities lay in the excessive promoters' or sponsors' interests that were too often concealed from the investor. The dividing line would thus distinguish between payments which are in essence for promotional activity as distinguished from payments which cover the expenses incident to such an exchange. These expenses would, of course, . . . include a payment to third persons for services in connection with affecting but not promoting such an exchange."

Fed. Sec. L. Rep. (CCH) para. 2165.17 (Mar. 18, 1987) (emphasis supplied in part).

   In the case at hand, there has been no direct contact between the Company's financial advisors and any holder of Existing Sub Debt with respect to substantive matters relating to the restructuring or the Exchange Offer. The Company's financial advisors did not make any substantive statements to securityholders during the August 23 meeting or the related telephone calls referred to above, all of which occurred prior to the Company formulating its first proposal to the holders of Existing [*21] Sub Debt. The relevant contacts by the Company's financial advisors have been with their "opposite numbers" advising the Committee and the Committee's lawyers. Moreover, the members of the Committee are sophisticated institutional investors. Accordingly, it is our view that such contacts are not of the type which Section 3(a)(9) was intended to prohibit.


   In addition, it is our view that the activities of the Company's financial advisors constitute "effecting" rather than "promoting" an exchange. First, an Exchange Offer has not been made by the Company, the Company is not legally obligated to make such an offer and no holder of Existing Sub Debt is legally obligated to accept any such offer. Second, the Company's financial advisors have not made and will not make any recommendation to the Company's securityholders or their advisors with respect to the proposed Exchange Offer. Third, it is customary for a Company involved in a complex financial transaction to employ an investment banker to act as a go-between among the parties to a negotiation, particularly when the other parties are professional legal and financial advisors. Such a service, if not mechanical, is by its nature ancillary [*22] to the effective mechanical operation of the process of formulating a restructuring proposal in a work-out situation, and therefore is analogous to the services provided by legal counsel in such situations.

   It also is our view that the activities of the Company's financial advisors not only have been consistent with the activities of other advisors which have been permitted in a long line of no-action letters, but have been and will be substantially less extensive than such permitted activities. Such permitted activities include:

1. consulting with and advising the issuer as to the terms of the exchange offer and the securities to be issued pursuant to the exchange offer;

2. rendering a formal opinion as to the fairness of the exchange offer to securityholders from a financial point of view;

3. performing tasks which are permitted to be performed by investor relations firms, e.g., ascertaining what action individual securityholders intend to take with respect to the exchange offer and communicating that information to the issuer;

4. being named as dealer manager in the offering circular;

5. contacting securityholders to inquire whether they have received the offering [*23] circular and related material or have any questions concerning such documents, but limiting each answer to information contained in the offering materials;

6. advising the issuer and its employees in procedures to be used in conversations with securityholders; and

7. consulting with and advising the issuer in the preparation of various communications from the issuer to its securityholders,

See, e.g., Mortgage Investors of Washington (September 8, 1980); Hamilton Brothers Petroleum Corp. (August 14, 1978); Valhi., Inc. (September 15, 1976); and Dean Witter & Co., Inc. (January 22, 1975).

   By contrast, the Company's financial advisors will not, among other things, opine as to the fairness of the Exchange Offer or contact securityholders concerning the Exchange Offer. Because Merrill Lynch Capital Markets has had in place an effective "chinese wall" between the individuals acting as financial advisors to the Company and the ML Trading Unit and because the activities of the ML Trading Unit are the product of the ML Trading Unit's independent judgment as to how to best manage its investment in Existing Sub Debt, the existence of that investment and the activities of the ML Trading [*24] Unit should not alter the analysis. The Company heretofore has not publicly disclosed the fact that the ML Trading Unit is a holder of Existing Sub Debt and a signatory of a letter in the form attached hereto as Exhibit A and will not publicly disclose such information with a view to inducing other holders of Existing Sub Debt to accept the Exchange Offer, although such information may be set forth in the text of the offering circular in the interest of full disclosure.



   In 1937, then SEC General Counsel Allen E. Throop and then SEC Assistant General Counsel Chester T. Lane wrote with respect to Section 3(a)(9):

"the final inclusion of a provision exempting the issuance of such securities upon specified conditions would appear to rest on a balancing of interests between the corporation and its security holders, and to indicate a recognition that the burden of delay and expense involved in registration might well be disproportionately heavy in a purely intracorporate readjustment where the very fact of the readjustment would tend in the majority of instances to indicate an embarrassed financial condition. In such cases, it may be supposed, the interest of the security holders in being [*25] afforded full information as to the corporate affairs is made to yield to their interest, in common with the issuer itself, in expeditious and economical readjustment."

Throop & Lane, "Some Problems of Exemption Under the Securities Act of 1933," 4 Law & Contemp. Probs. 89, 97-98 (1937).

   It is our view that the financial condition of the Company tips the scales heavily in favor of permitting the restructuring to proceed as expeditiously as possible. See, e.g., ECL Industries, Inc. and Norlin Corporation (December 16,
1985); Grolier, Inc. (November 2, 1977); and UST Corp. February 23, 1977). As noted by Mr. Throop, the interest of the Company in proceeding quickly is an interest shared by its creditors and securityholders.

   Based on the foregoing, it is our opinion that the issuance of the New Sub Debt and common stock of the Company pursuant to the Exchange Offer may be effected without registration under the Act in reliance upon the exemption from registration contained in Section 3(a)(9).

   Your prompt attention to this matter is greatly appreciated. If you require any additional information or we can otherwise be of assistance, please call (collect) Charles I. Cogut (212-455-2550), [*26] Peter J. Gordon (212-455-2605)
or Robert E. Spatt (212-455-2685) of this firm.

Very truly yours,


SIMPSON THACHER & BARTLETT

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
1973 SEC No-Act. LEXIS 591

 Securities Act of 1933 - Section 3(a) (9), 3(a) (11)

Oct 26, 1973

[*1]   Wright Air Lines, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SEP 26 1973

Mr. James J. Conway, Secretary
Wright Air Lines, Inc.
Burke Lakefront Airport
Cleveland, Ohio 44114

Re: Wright Air Lines, Inc.

Dear Mr. Conway:

   This is in reply to your letter of September 7, 1973 concerning the proposed issuance of shares of Wright Air Lines, Inc., common stock in exchange for Wright's 6 1/2% subordinated debentures without compliance with the registration requirements of the Securities Act of 1933 ("the Act") in reliance upon the exemption contained in the Section 3(a) (9) of the Act. The exchange is a part of a commitment with Wright's principal creditor for the refinancing of Wright's indebtedness. The 6 1/2% subordinated debentures are in default with respect to the payment of principal and interest. The 6 1/2% subordinated debentures were issued in 1966 and 1967.

   On the basis of the facts presented, this Division will not recommend any action to the Commission if shares of common stock are exchanged for the 6 1/2% subordinated debentures without compliance with the registration requirements of the Act in reliance upon your opinion as counsel that the transaction is exempt therefrom. Although the common stock [*2] received in the exchange will be unrestricted, any public non-registered sales by an "affiliate" of the company would be subject to the provisions of Rule 144.

Sincerely,

John Heneghan
Deputy Chief Counsel

INQUIRY-1: WRIGHT AIR LINES, INC.
BURKE LAKEFRONT AIRPORT,
CLEVELAND, OHIO 44114

September 7, 1973

Office of the Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549


Re: Wright Air Lines, Inc.

Dear Sir:

   Wright Air Lines, Inc., an Ohio corporation ("Wright"), has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 since 1967. As such, it has filed reports required to be filed by it under the Securities Exchange Act of 1934.

   In 1966 and 1967 Wright issued certain 6-1/2% seven year subordinated debentures in the principal amount of $750.00. The aggregate consideration received for the debentures was $72,750.00. The debentures were issued in an intrastate placement in reliance upon Section 3(a) (11) of the Securities Exchange Act of 1933 ("Act").

   Wright has paid the interest due on the debentures through August 31, 1973. As of September 1, 1973, Wright is in default with respect to the payment [*3] of principal and interest on the 6-1/2% subordinated debentures. Wright has been and is still currently experiencing severe financial difficulties. In an effort to alleviate its financial strains, Wright has engaged in a program with its principal lender, the Union Commerce Bank, Cleveland, Ohio ("Bank") to reset its debt. As a result of reaching an agreement with the Bank in regard to its debt, Wright has offered holders of its 8% subordinated notes the right to exchange said notes for common stock of Wright. This exchange offer was a condition the Bank placed upon Wright in order to reset the terms of indebtedness it has with the Bank. This exchange is more fully set forth in Wright's previous letter to your Division and your reply, copies of which are attached hereto.

   In conjunction with the above transactions, Wright made an informal commitment to the Bank to continue its efforts to relieve its debt burden relative to Wright's 6-1/2% debenture holders. Thus, Wright is offering its 6-1/2% debenture holders the right to exchange such debentures for common stock of Wright. This exchange offer is made pursuant to the terms of Section 3(a) (9) of the Act and therefore no registration [*4] under the Act would be required.

   The specific question which we are herein raising for which we respectfully request interpretive advice is whether those holders of the 6-1/2% debentures who accept the exchange offer would be free to resell immediately, and without registration under the Act, the common stock received in exchange for their 6-1/2% debentures. The conclusion that the common stock would be resaleable immediately, and without registration under the Act, is supported by the following reasons:


   1. The 6-1/2% debentures were acquired in 1966 and 1967 by Ohio residents in an intrastate placement in reliance on Section 3(a) (11) of the Act. These debentures have been held by their holders since then and it is clear that the securities have actually come to rest in the hands of resident investors. This fact clearly seems to indicate that the investors purchased the 6-1/2% debentures without a view to further distribution or resale to non-residents. In fact, it appears reasonable to conclude these holders purchased only with an investment intent for themselves. Accordingly, the holders are free to resell their debentures any time. Therefore, the common stock received [*5] in exchange for such unregistered securities in a transaction pursuant to Section 3(a) (9) of the Act should be resaleable immediately without any registration.

   2. SEC proposed Rule 147 has placed a one year limitation on reoffers and resales under the Section 3(a) (11).

   147(e) Limitations on Reoffers and Resales

   "During the distribution of any part of the issue and for a period of twelve months from the date of the last sale of securities which are any part of that issue, all reoffers, reoffers for sale and resales of any part of the issue, by any person, shall be made only to persons resident within such state or territory."

   The original purchasers of the 6-1/2% debentures have held their securities for six or seven years and may desire to sell the common stock received pursuant to the exchange offer. Clearly in light of proposed Rule 147 and the length of time the holders have held their debentures, the holders are permitted to sell their debentures immediately without registration. Thus, as stated previously, the common stock received in a transaction pursuant to Section 3(a) (9) of the Act also should be resaleable immediately upon registration.

   Wright respectfully [*6] requests that the SEC issue interpretive advice that the common stock received in the exchange offer would be resaleable immediately and without registration under the Act, since the 6-1/2% debentures, which have been held from six to seven years, have come to rest in the hands of resident investors and could be resold immediately and the common stock received therefore should also be able to be resold immediately, pursuant to the exchange under Section 3(a) (9).

   Wright would greatly appreciate your consideration of this request at the earliest possible time.

Very truly yours,

WRIGHT AIR LINES, INC.


James J. Conway
Secretary
1973 SEC No-Act. LEXIS 35

 Securities Act of 1933 - @ 3(a) (9) - Rule 144

Sep 24, 1973

[*1]   Wright Air Lines, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: AUG 23, 1973

Mr. Robert C. Sterbank, Vice President
Wright Air Lines, Inc.
Burke Lakefront Airport
Cleveland, Ohio 44114

Re: Wright Air Lines, Inc.

Dear Mr. Sterbank:

   This is in reply to your letter of April 19, 1973 concerning the proposed issuance of shares of Wright Air Lines, Inc., common stock in exchange for Wright's 8% Subordinated Notes without compliance with the registration requirements of the Securities Act of 1933 ("Act") in reliance upon the exemption contained in Section 3(a) (9) of the Act. The exchange is a condition precedent to an arrangement with Wright's principal creditor for the refinancing of Wright's indebtedness. The 8% Subordinated Notes are in default. The 8% Subordinated Notes were issued in January and February, 1969 and are not "convertible" securities within the meaning of Rule 144. No commission or other renumeration will be paid or given directly or indirectly for soliciting the exchange.

   On the basis of the facts presented, this Division will not recommend any action to the Commission if shares of common stock are exchanged for the 8% Subordinated Notes without compliance with the registration requirements [*2] of the Act in reliance upon your opinion as counsel that the transaction is exempt therefrom. It is the view of the Division, however, that the shares of common stock so issued will be deemed to be "restricted securities" as that term is defined in Rule 144, and, if Rule 144 is utilized for their resale, that for purposes of Rule 144, will be deemed to have been acquired on the date the notes were acquired for purposes of computing the holding period under the Rule.

Sincerely,

William E. Toomey
Assistant Chief Counsel

INQUIRY-1: WRIGHT AIR LINES, INC.
BURKE LAKEFRONT AIRPORT
CLEVELAND, OHIO 44114

April 19, 1973


William E. Toomey
Office of The Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

Re: Wright Air Lines, Inc.

Dear Sir:

   This letter will refer to the general subject matter of the telephone conversation between Albert Borowitz of the firm of Hahn, Loeser, Freedheim, Dean & Wellman and you on the morning of April 12, 1973.

   Wright Air Lines, Inc., an Ohio corporation ("Wright"), has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 since 1967. As such it has filed reports [*3] required to be filed by it under the Securities Exchange Act of 1934.

   In January and February, 1969 Wright issued certain investment units consisting of an 3% Subordinated Note due January 1, 1976 in the principal amount of $12,500 per unit ("8% Subordinated Notes"), Class A Stock Purchase Warrants for 6,250 shares of Wright common stock per unit ("Class A Warrants") and Class B Stock Purchase Warrants for 500 shares of Wright common stock per unit ("Class B Warrants"). The total purchase price per investment unit was $25,000, which reflected $12,500 for the 8% Subordinated Notes and $12,500 for the Class A Warrants; the Class B Warrants were issued at an exercise price considerably in excess of the then market value of the common stock so that none of the purchase price was allocated to the Class B Warrants. The aggregate consideration received for the investment units was $1,000,000, representing an issuance of 40 investment units. The investment units were issued in a private placement in reliance upon Section 4(2) of the Securities Act of 1933 ("Act").

   By letter dated May 15, 1972 Wright requested interpretive advice as to whether the investment units could be considered [*4] convertible securities within the contemplation of Section (d) (4) (B) of Rule 144 of the General Rules and Regulations under the Act ("Rule 144") promulgated by the Securities and Exchange Commission ("Commission"). By letter dated June 16, 1972 Wright was informed that the investment units were not convertible securities within the meaning of Rule 144.


   Wright is currently experiencing severe financial difficulties which are principally attributable to the heavy burden of debt which it bears. The principal holders of debt securities are The Union Commerce Bank, Cleveland, Ohio ("Bank"), which holds secured demand notes in the amount of approximately $1,300,000 and the holders of the 8% Subordinated Notes, the face value of which is approximately $490,000. Wright is in default with respect to the payment of principal and interest on the 8% Subordinated Notes. The Bank has instructed Wright to withhold the principal and interest payments on the 8% Subordinated Notes. For the year ended December 31, 1972 Wright incurred a net loss of $475,984. As of that date Wright's balance sheet reflected a net deficit of $988,097 in shareholders' equity and a working capital deficiency of [*5] $2,308,034. Wright's management has announced that there is serious question as to the company's ability to continue operations unless substantial debt relief can be obtained through agreements with the Bank and the holders of 8% Subordinated Notes.

   To this end Wright's management has conducted negotiations with the Bank which have resulted in the Bank's commitment, in essence, to reset the terms of the note by extending the term thereof, reducing the interest thereunder and postponing payments of principal. The commitment by the Bank is subject to the condition (which the Bank reserves the right to waive) that all holders of the 8% Subordinated Notes exchange such notes for common stock. Wright plans to make an offer to all holders of the 8% Subordinated Note to effect such an exchange and to make certain adjustments in the terms of the warrants. The exchange would be conditioned upon participation therein by the holders of all of the 8% Subordinated Notes (or waiver of this requirement by the Bank) and the Bank's resetting the terms of its note. This exchange offer would be made pursuant to the terms of Section 3(a) (9) of the Act and thus no registration under the Act would [*6] be required.

   The specific issue which we are herein raising and as to which we respectfully request interpretive advice is whether, assuming successful completion of the exchange offer, the former holders of 8% Subordinated Notes would be free to resell immediately, and without registration under the Act, the common stock received in exchange for their 8% Subordinated Notes. The conclusion that the common stock would be resaleable immediately, and without registration under the Act, seems to be compelled on two grounds.

I.  Resales May Be Accomplished Without
Reliance Upon Rule 144

   Since the 8% Subordinated Notes were acquired in early 1969 in a private placement in reliance upon Section 4(2) of the Act their resale may be accomplished pursuant to the law which existed prior to the adoption of Rule
144. These notes have been held by their holders for more than four years and accordingly the holders should be free to resell them at any time. Therefore, securities received in exchange for such unrestricted securities in a transaction pursuant to Section 3(a) (9) of the Act also should be resaleable immediately without registration.

II.  Alternatively, Resales Are Permitted  [*7]
Under Rule 144


   If the holders of the common stock to be received in exchange for the 8% Subordinated Notes elect to be governed by the provisions of Rule 144, immediate resales would be permitted within the quantity limitations of Rule 144. The 8% Subordinated Notes have been held for more than 4 years and clearly satisfy the holding period requirements of Rule 144. The exchange of 8% Subordinated Notes for common shares pursuant to Section 3(a) (9) of the Act should be a "recapitalization" within the meaning of Section (d) (4) (a) of Rule 144 and accordingly the holding period of the 8% Subordinated Notes may be "tacked" to the holding period of the common stock to be received in exchange therefor with the result that the holding period requirements of Rule 144 with respect to the common stock would be satisfied immediately upon the exchange. This conclusion with respect to the interpretation of the word "recapitalization" seems compelled by the following:
   (a) Precisely this position was taken by your office on nearly identical facts in giving interpretive advice, available October 16, 1972, in the matter of International Systems and Controls Corporation [*8] .

   (b) The recapitalization proposed by Wright is tantamount to a recapitalization pursuant to shareholder action since the exchange would be conditioned by the Bank upon the participation of the holders of all of the 8% Subordinated Note (or the waiver of this requirement by the Bank).

   (c) In two recent situations, interpretive advice was given by your office determining that certain transactions were not recapitalizations within the meaning of Section (d) (4) (a) of Rule 144. 30th of these situations are clearly distinguishable from the exchange proposed by Wright. Interpretive advice, available January 8, 1973, re Computer Response Corporation involved the exchange of convertible subordinated debentures. In this situation your office held that the holding period of securities received in exchange therefor was determined pursuant to Rule 155. As indicated above, in June 1972 your office determined that the 8% Subordinated Notes of Wright were not convertible securities; therefore Rule 155 is not applicable to them. Your interpretive advice re Computer Network Corporation, available January 26, 1973, involved an exchange of securities with a single [*9] large security holder, which your office concluded was a negotiated exchange rather than a bona fide recapitalization. As indicated above the proposed recapitalization is tantamount to a recapitalization pursuant to shareholder vote since it is conditioned upon participation of all of the holders of 8% Subordinated Notes.

   Wright respectfully requests that the Commission issue interpretive advice to the effect that the common stock to be received upon the successful completion of the proposed exchange offer would be resalable immediately, and without registration under the Act, upon the grounds that (a) the 8% Subordinated Notes could be resold without regard to the provisions of Rule 144 and thus the common stock to be received in exchange therefore may also be resold on such basis, and/or (b) since the exchange pursuant to Section 3(a) (9) of the Act would be a recapitalization within the meaning of Section (d) (4) (a) of Rule 144, the holding period of the 8% Subordinated Notes would be tacked to the holding period of the common stock with the result that the common stock would immediately be resaleable within the quantity limitations of Rule 144.

   In view of the current financial [*10] condition of Wright and the urgency of prompt completion of the proposed exchange offer, Wright would greatly appreciate your consideration of this request at the earliest possible moment.

Very truly yours,


Robert C. Sterbank
Vice President

-------------------------------------------------------------------------------

1973 SEC No-Act. LEXIS 4299

Securities Act of 1933 -- Section 3(a)(9) -- Rule 144

September 24, 1973

[*1]   Wright Air Lines, Inc.

TOTAL NUMBER OF LETTERS: 2

SEC-REPLY-1: SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

August 23, 1973

Mr. Robert C. Sterbank, Vice President
Wright Air Lines, Inc.
Burke Lakefront Airport
Cleveland, Ohio 44114

Re: Wright Air Lines, Inc.

Dear Mr. Sterbank:

This is in reply to your letter of April 19, 1973 concerning the proposed issuance of shares of Wright Air Lines, Inc., common stock in exchange for Wright's 8% Subordinated Notes without compliance with the registration requirements of the Securities Act of 1933 ("Act") in reliance upon the exemption contained in Section 3(a)(9) of the Act. The exchange is a condition precedent to an arrangement with Wright's principal creditor for the refinancing of Wright's indebtedness. The 8% Subordinated Notes are in default. The 8% Subordinated Notes were issued in January and February, 1969 and are not "convertible" securities within the meaning of Rule 144. No commission or other renumeration will be paid or given directly or indirectly for soliciting the exchange.

On the basis of the facts presented, this Division will not recommend any action to the Commission if shares of common stock are exchanged for the 8% Subordinated Notes [*2] without compliance with the registration requirements of the Act in reliance upon your opinion as counsel that the transaction is exempt therefrom. It is the view of the Division, however, that the shares of common stock so issued will be deemed to be "restricted securities" as that term is defined in Rule 144, and, if Rule 144 is utilized for their resale, that for purposes of Rule 144, will be deemed to have been acquired on the date the notes were acquired for purposes of computing the holding period under the Rule.

Sincerely,

William E. Toomey
Assistant Chief Counsel

INQUIRY-1: WRIGHT AIR LINES, INC.


   BURKE LAKEFRONT AIRPORT, CLEVELAND, OHIO 44114
   April 19, 1973

1933 Act/Rule 144
1933 Act/ @ 3(a)(9)

William E. Toomey
Office of The Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D. C. 20549

   Re: Wright Air Lines, Inc.

Dear Sir:

   This letter will refer to the general subject matter of the telephone conversation between Albert Borowitz of the firm of Hahn, Loeser, Freedheim, Dean & Wellman and you on the morning of April 12, 1973.

   Wright Air Lines, Inc., an Ohio corporation ("Wright"), has been registered pursuant to Section 12(g) of [*3] the Securities Exchange Act of 1934 since 1967. As such it has filed reports required to be filed by it under the Securities Exchange Act of 1934.

   In January and February, 1969 Wright issued certain investment units consisting of an 8% Subordinated Note due January 1, 1976 in the principal amount of $ 12,500 per unit ("8% Subordinated Notes"), Class A Stock Purchase Warrants for 6,250 shares of Wright common stock per unit ("Class A Warrants") and Class B Stock Purchase Warrants for 500 shares of Wright common stock per unit ("Class B Warrants"). The total purchase price per investment unit was $25,000, which reflected $ 12,500 for the 8% Subordinated Notes and $ 12,500 for the Class A Warrants; the Class B Warrants were issued at an exercise price considerably in excess of the then market value of the common stock so that none of the purchase price was allocated to the Class B Warrants. The aggregate consideration received for the investment units was $ 1,000,000, representing an issuance of 40 investment units. The investment units were issued in a private placement in reliance upon Section 4(2) of the Securities Act of 1933 ("Act").

   By letter dated May 15, 1972 Wright requested [*4] interpretive advice as to whether the investment units could be considered convertible securities within the contemplation of Section (d)(4)(B) of Rule 144 of the General Rules and Regulations under the Act ("Rule 144") promulgated by the Securities and Exchange Commission ("Commission"). By letter dated June 16, 1972 Wright was informed that the investment units were not convertible securities within the meaning of Rule 144.


   Wright is currently experiencing severe financial difficulties which are principally attributable to the heavy burden of debt which it bears. The principal holders of debt securities are The Union Commerce Bank, Cleveland, Ohio ("Bank"), which holds secured demand notes in the amount of approximately $1,300,000 and the holders of the 8% Subordinated Notes, the face value of which is approximately $ 490,000. Wright is in default with respect to the payment of principal and interest on the 8% Subordinated Notes. The Bank has instructed Wright to withhold the principal and interest payments on the 8% Subordinated Notes. For the year ended December 31, 1972 Wright incurred a net loss of $475,984. As of that date Wright's balance sheet reflected a net deficit [*5] of $988,097 in shareholders' equity and a working capital deficiency of $2,308,034. Wright's management has announced that there is serious question as to the company's ability to continue operations unless substantial debt relief can be obtained through agreements with the Bank and the holders of 8% Subordinated Notes.

   To this end Wright's management has conducted negotiations with the Bank which have resulted in the Bank's commitment, in essence, to reset the terms of the note by extending the term thereof, reducing the interest thereunder and postponing payments of principal. The commitment by the Bank is subject to the condition (which the Bank reserves the right to waive) that all holders of the 8% Subordinated Notes exchange such notes for common stock. Wright plans to make an offer to all holders of the 8% Subordinated Note to effect such an exchange and to make certain adjustments in the terms of the warrants. The exchange would be conditioned upon participation therein by the holders of all of the 8% Subordinated Notes (or waiver of this requirement by the Bank) and the Bank's resetting the terms of its note. This exchange offer would be made pursuant to the terms of [*6] Section 3(a)(9) of the Act and thus no registration under the Act would be required.

   The specific issue which we are herein raising and as to which we respectfully request interpretative advice is whether, assuming successful completion of the exchange offer, the former holders of 8% Subordinated Notes would be free to resell immediately, and without registration under the Act, the common stock received in exchange for their 8% Subordinated Notes. The conclusion that the common stock would be resaleable immediately, and without registration under the Act, seems to be compelled on two grounds.

   I. Resales May Be Accomplished Without Reliance Upon Rule 144

   Since the 8% Subordinated Notes were acquired in early 1969 in a private placement in reliance upon Section 4(2) of the Act their resale may be accomplished pursuant to the law which existed prior to the adoption of Rule
144. These notes have been held by their holders for more than four years and accordingly the holders should be free to resell them at any time. Therefore, securities received in exchange for such unrestricted securities in a transaction pursuant to Section 3(a)(9) of the Act also should be resaleable immediately without [*7] registration.

   II. Alternatively, Resales Are Permitted Under Rule 144


   If the holders of the common stock to be received in exchange for the 8% Subordinated Notes elect to be governed by the provisions of Rule 144, immediate resales would be permitted within the quantity limitations of Rule 144. The 8% Subordinated Notes have been held for more than 4 years and clearly satisfy the holding period requirements of Rule 144. The exchange of 8% Subordinated Notes for common shares pursuant to Section 3(a)(9) of the Act should be a "recapitalization" within the meaning of Section (d)(4)(a) of Rule 144 and accordingly the holding period of the 8% Subordinated Notes may be "tacked" to the holding period of the common stock to be received in exchange therefor with the result that the holding period requirements of Rule 144 with respect to the common stock would be satisfied immediately upon the exchange. This conclusion with respect to the interpretation of the word "recapitalization" seems compelled by the following:

   (a) Precisely this position was taken by your office on nearly identical facts in giving interpretive advice, available October 16, 1972, in the matter of International Systems [*8] and Controls Corporation.

   (b) The recapitalization proposed by Wright is tantamount to a recapitalization pursuant to shareholder action since the exchange would be conditioned by the Bank upon the participation of the holders of all of the 8% Subordinated Note (or the waiver of this requirement by the Bank).

   (c) In two recent situations, interpretive advice was given by your office determining that certain transactions were not recapitalizations within the meaning of Section (d)(4)(a) of Rule 144. Both of these situations are clearly distinguishable from the exchange proposed by Wright. Interpretive advice, available January 8, 1973, re Computer Response Corporation involved the exchange of convertible subordinated debentures. In this situation your office held that the holding period of securities received in exchange therefor was determined pursuant to Rule 155. As indicated above, in June 1972 your office determined that the 8% Subordinated Notes of Wright were not convertible securities; therefore Rule 155 is not applicable to them. Your interpretive advice re Computer Network Corporation, available January 26, 1973, involved an exchange of securities with a single [*9] large security holder, which your office concluded was a negotiated exchange rather than a bona fide recapitalization. As indicated above the proposed recapitalization is tantamount to a recapitalization pursuant to shareholder vote since it is conditioned upon participation of all of the holders of 8% Subordinated Notes.

   Wright respectfully requests that the Commission issue interpretive advice to the effect that the common stock to be received upon the successful completion of the proposed exchange offer would be resalable immediately, and without registration under the Act, upon the grounds that (a) the 8% Subordinated Notes could be resold without regard to the provisions of Rule 144 and thus the common stock to be received in exchange therefore may also be resold on such basis, and/or (b) since the exchange pursuant to Section 3(a)(9) of the Act would be a recapitalization within the meaning of Section (d)(4)(a) of Rule 144, the holding period of the 8% Subordinated Notes would be tacked to the holding period of the common stock with the result that the common stock would immediately be resaleable within the quantity limitations of Rule 144.

   In view of the current financial [*10] condition of Wright and the urgency of prompt completion of the proposed exchange offer, Wright would greatly appreciate your consideration of this request at the earliest possible moment.

Very truly yours,

Robert C. Sterbank
Vice President

                               TABLE OF CONTENTS


                                           * CITATIONS TO               EXHIBIT
TITLE                                      SEC No-Act. LEXIS            PAGE NO.
-----                                      -----------------            --------

Barnett Winston Investment Trust           1978  *       560                1
Royale Group Ltd.                          1988  *      1509               15
ECL Industries, Inc. and Norlin Corp.      1985  *      2810               20
Shop Rite Foods, Inc.                      1981  *      4208               29
Geoscience Technology Services Corp.       1976  *       560               33
Four Phase Systems, Inc.                   1973  *       952               36
Canrad Precision Industries                1973  *       388               42
Diversa Graphics, Inc.                     1972  *      2763               47
NJB Prime Investors                        1976  *      1075               52
The News Corporation Limited               1992  *       653               55
Bayswater Realty and Capital Corp.         1982  *      2386               66
Daitch Crystal Dairies, Inc.               1972  *      3996               71
Seaman Furniture Company, Inc.             1989  *      1014               75
Wright Air Lines, Inc.                     1973  *       591               83
Wright Air Lines, Inc.                     1973  *      4299               88